Exhibit 10.13

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

GAS GATHERING AGREEMENT

THIS GAS GATHERING AGREEMENT (this “Agreement”), dated December 21, 2010 (the “Execution Date”), but effective as of November 30, 2010 (the “Effective Date”), is by and among (i) Magnolia Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“Gatherer”), (ii) Chesapeake Energy Marketing, Inc., an Oklahoma corporation (“CEMI”), (iii) Chesapeake Operating, Inc., an Oklahoma corporation (“COI”), (iv) Empress, L.L.C., an Oklahoma limited liability company (“Empress”), and (v) Chesapeake Louisiana L.P., an Oklahoma limited partnership (“CLLP”), and together with Empress, the “CHK Producers”). CEMI, COI, and the CHK Producers are referred to herein collectively as the “Producers.” Gatherer and Producers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

A. Gatherer owns and operates a natural gas gathering system and related facilities in Louisiana and Texas.

B. Producers own or control, and have the right to deliver, natural gas for gathering, compression, dehydration, treating, and processing, as applicable, on such Gathering System, and Gatherer desires to provide gathering, compression, dehydration, treating and processing services, as applicable, for such gas, on the terms and subject to the conditions in the Agreement.

Agreements:

NOW, THEREFORE, for good and valuable consideration and in reliance upon the representations and warranties set forth in this Agreement, Gatherer and Producers agree as follows:

Article 1

Definitions

1.1 Defined Terms. The following capitalized terms used in this Agreement and the attached exhibits and schedules shall have the meanings set forth below:

“Acceptable Letter of Credit” means one or more direct-pay, irrevocable, standby letters of credit from a major U.S. commercial bank or a foreign bank with a U.S. branch office in either case having a credit rating of at least “A-” (or its equivalent successor rating) from Standard & Poor’s Corporation or “A3” (or its equivalent successor rating) from Moody’s Investor Services, Inc.

“Adequate Assurance of Performance” is defined in Section 7.7.

“Adjusted Springridge Annual Minimum Volume” is defined in Section 4(d) of Exhibit A.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person, whether by contract, voting power, or otherwise. For purposes of this definition, Gatherer shall not be considered an Affiliate of any of Producers or any of their other Affiliates and Producers and their Affiliates (other than Gatherer) shall not be considered an Affiliate of Gatherer.

“Agreement” is defined in the preamble.

“Annual Springridge Excess Volumes” means, for each Year in the Minimum Volume Period, the amount, if any, by which (i) the volume (in Mcf) of Producers’ Gas delivered to the Springridge Gathering System in such Year exceeds (ii) the Adjusted Springridge Annual Minimum Volume for such Year.

“Annual Springridge Gathered Volumes” means, for each Year in the Minimum Volume Period, the sum of (i) the volume (in Mcf) of Producers’ Gas delivered to the Springridge Gathering System in such Year, (ii) the volume (in Mcf) of MV Mitigation Gas delivered to the Springridge Gathering System in such Year, and (iii) the volume in (Mcf) of In-Kind Gas delivered to the Springridge Gathering System in such Year.

“Applicable Formations” means the Haynesville Shale Formation and the Bossier Shale Formation.

“Applicable Law” means any applicable law, statute, rule, regulation, ordinance, order, or other pronouncement, action, or requirement of any Governmental Authority.

“Applicable Rating” means a senior, unsecured rating of at least “BB” (or the then equivalent) from Standards & Poor’s Rating Service and of “Ba3” (or the then equivalent) by the rating service of Moody’s Investors Services, Inc., or an equivalent rating from any other NRSRO.

“Assumed Obligations” is defined in Section 9.1(d).

“Attached Facilities” is defined in Section 2.3(b).

“Base Pressure” means a constant pressure (expressed in pounds per square inch absolute) equal to 14.65 psia.

“Bossier Shale Formation” means that interval encompassing the formation commonly known as the Bossier Shale formation or its stratigraphic equivalent typically lying at a sub-surface depth between 12,000 feet and 15,000 feet, with primary reference made to any particularized definition or description of the Bossier zone or formation made by the State of Louisiana Office of Conservation for the relevant well, lease, unit or

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field, as may be amended from time to time. The Bossier zone or formation typically lies below the Cotton Valley zone or formation and above the Haynesville zone or formation and, for purposes of this Agreement, is considered separate from any similarly situated Haynesville zone or formation which may lie below the Bossier zone or formation. This definition of Bossier Shale Formation shall be limited to Bossier, Caddo, De Soto and Red River Parishes, Louisiana and Harrison County, Texas for purposes of this Agreement. This definition of Bossier Shale Formation shall specifically exclude any sub-surface interval defined as the Cotton Valley zone or formation, with primary reference made to any particularized definition or description of the Cotton Valley zone or formation made by the State of Louisiana Office of Conservation for the relevant well, lease, unit or field, as may be amended from time to time.

“Btu” means the amount of heat energy needed to raise the temperature of one avoirdupois pound of water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at the applicable Base Pressure.

“Business Day” means any day except Saturday, Sunday, or Federal Reserve Bank holidays.

“CEMI” is defined in the preamble.

“Change of Control” means as to any Producer an event that causes such Producer to cease to be Controlled by CHK; provided that an event that causes CHK to be Controlled by another Person shall not constitute a Change of Control.

“CHK Producers” is defined in the preamble.

“CHK” means Chesapeake Energy Corporation, an Oklahoma corporation.

“CHKM GP” is defined in Section 12.13.

“Claims” means all claims, losses, liabilities, damages, fines, penalties, costs, or expenses, including reasonable attorneys’ fees and court costs.

“CLLP” is defined in the preamble.

“Control” (and its syntactical variants terms “controlling,” “controlled by,” and “under common control with”) means as to any entity the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of the power or authority, through ownership of voting securities, by contract, or otherwise, to control or direct the management and policies of the entity. Notwithstanding anything herein to the contrary, other than with respect to the term “Affiliates” as used in the definition of “Producers’ Gas”, the term “Control” and its syntactical variants terms shall not apply to the definition of “Producers’ Gas” or “In-Kind Gas.”

“CPT” means the prevailing local time in the Central time zone.

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“Cubic Foot” means a volume of Gas occupying a space of one cubic foot at a temperature of 60oF and at the applicable Base Pressure.

“Day” means the 24-hour period beginning at 9:00 a.m., CPT, on one calendar day and ending at 9:00 a.m., CPT, on the following calendar day.

“Dedicated Properties Owner Acknowledgment Agreement” is defined in Section 9.3(a).

“Dedicated Properties” means the Springridge Dedicated Properties.

“Dedication ROFO Notice” is defined in Section 1(f) of Exhibit A.

“Dedication ROFO Response” is defined in Section 1(f) of Exhibit A.

“Delivery Points” means the Springridge Delivery Points.

“Drip Liquids” means all distillates, condensate, and other hydrocarbon liquids that are collected by Gatherer between the Receipt Points and the Delivery Points on a Gathering System, including all distillates, condensate, and other hydrocarbons allocated to Producers’ Gas under Third Party Gathering Agreements.

“Economic Value” means, as to any contract, the reasonably projected gross revenue payable under such contract over the term of such contract (including any part of such term that may have expired prior to the date of determination of such projected gross revenue).

“Effective Date” is defined in the preamble.

“Electric Power Charge” means, on any Gathering System, the actual cost charged to Gatherer, or incurred by Gatherer, for electric power consumed in the operation of compression equipment used to provide services for Producers’ Gas and MV Mitigation Gas hereunder.

“Empress” is defined in the preamble.

“Equivalent Quantity” means, on any Day on a Gathering System, a quantity of Gas (in MMBtu) that is thermally equivalent to the quantity of Producers’ Gas and MV Mitigation Gas received from Producers at the Receipt Points on that Gathering System on that Day less Producers’ allocated share of System Fuel and Losses on that Gathering System.

“Excess Suspension Days” is defined in Section 8.7.

“Execution Date” is defined in the preamble.

“Fees” means for the Springridge Gathering System, the Springridge Fees.

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“FERC” means the Federal Energy Regulatory Commission or any successor Governmental Authority thereto under the Natural Gas Act.

“Field Telemetry” means the communication network, including radios, antennas, towers, associated landlines, and networking equipment, used to transmit and receive data between field sites and the SCADA software.

“Force Majeure Event” is defined in Section 8.2.

“Force Majeure Volumes” is defined in Section 8.6.

“Fuel Gas” means Gas (whether measured or estimated) used by Gatherer to operate compressors, dehydrators, treaters, and related equipment and facilities on, or to vent, relieve, or blowdown equipment and facilities of, the Gathering System, including any Fuel Gas passed through to Gatherer under Third Party Gathering Agreements.

“Gas” means any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

“Gatherer” is defined in the preamble.

“Gathering System Owner Acknowledgment Agreement” is defined in Section 9.2(a).

“Governmental Authority” means any court, government (federal, state, local, or foreign), department, political subdivision, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

“Greenhouse Gas Credits” is defined in Section 10.2.

“Gross Heating Value” means the total calorific value (expressed in Btu) obtained by the complete combustion, at constant pressure, of the amount of Gas which would occupy a volume of one Cubic Foot at a temperature of 60°F, and at a reference pressure equal to 14.73 psia and under standard gravitational force (980.665 cm per second per second) with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state. The Gross Heating Value so determined shall be corrected assuming saturation with water vapor at flowing conditions, expressed in Btu per Cubic Foot and reported at the applicable Base Pressure; provided, however, that if the water vapor content of the Gas delivered is 7 pounds or less per one million (1,000,000) Cubic Feet, the Gas shall be assumed to be dry. The Btu contained in hydrogen sulfide or other non-hydrocarbon components will be excluded in any calculation of the number of Btu contained in Gas under this Agreement.

“Haynesville Shale Formation” means that interval encompassing the formation commonly known as the Haynesville Shale formation or its stratigraphic equivalent typically lying at a sub-surface depth between 10,000 feet and 14,000 feet, with primary reference made to any particularized definition or description of the Haynesville zone or

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formation made by the State of Louisiana Office of Conservation for the relevant well, lease, unit or field, as may be amended from time to time. The Haynesville zone or formation typically lies below the Cotton Valley zone or formation and above the Smackover zone or formation and, for purposes of this Agreement, is considered separate from any similarly situated Bossier zone or formation which may lie above the Haynesville zone or formation. This definition of Haynesville Shale Formation shall be limited to Bossier, Caddo, De Soto and Red River Parishes, Louisiana and Harrison County, Texas for purposes of this Agreement. This definition of Haynesville Shale Formation shall specifically exclude any sub-surface interval defined as the Cotton Valley zone or formation, with primary reference made to any particularized definition or description of the Cotton Valley zone or formation made by the State of Louisiana Office of Conservation for the relevant well, lease, unit or field, as may be amended from time to time.

“In-Kind Gas” means Gas (i) that is produced from the Applicable Formations within the Springridge AMI from a Producer Well, (ii) that is owned by Persons other than Producers or their Affiliates, (iii) that is gathered by Gatherer pursuant to a gas gathering agreement with such Persons, and (iv) that is not Producers’ Gas.

“Industry Expert” means a major, independent accounting firm or other qualified expert, which firm or expert shall not be regularly engaged by or otherwise have a material relationship with either Producers or CHK, on the one hand, or Gatherer or its members, on the other hand, and shall not otherwise have a conflict of interest in relation to Producers and CHK, on the one hand, and Gatherer or its members, on the other hand.

“Lost and Unaccounted for Gas” means the losses in Gas quantities (expressed in Btu) that occur on the Springridge Gathering System, other than Gas used for Fuel Gas and shrinkage due to Drip Liquids, including any such losses (expressed in Btu) passed through to Gatherer under any Third Party Gathering Agreement.

“Maintenance Suspension Volumes” is defined in Section 8.7.

“Mcf/d” means Mcf per Day.

“Mcf” means one thousand Cubic Feet of Gas.

“Minimum Volume Period” means with respect to the Springridge Annual Minimum Volume, the period beginning on January 1, 2011 and ending on the earlier to occur of (a) December 31, 2013 and (b) the last Day of the Month in which Producers have delivered, or if not delivered, paid for under Section 4(b) of Exhibit A, Annual Springridge Gathered Volumes equal to the Springridge Annual Minimum Volumes.

“MMBtu” means one million (1,000,000) Btu.

“Month” means the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

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“MV Mitigation Gas” means, for any Year, the volume (expressed in Mcf) of Gas delivered to the Springridge Gathering System by Producers that satisfies the following: (i) such Gas is not Producers’ Gas; (ii) such Gas is produced from a well in which none of the Producers or their Affiliates owns any interest and where the connection of such well to the Springridge Gathering System was made by Producers at no cost to Gatherer; and (iii) during the Minimum Volume Period, such Gas is to be delivered to meet, but not exceed, the Adjusted Springridge Annual Minimum Volume in any Year and, after the Minimum Volume Period, such Gas is to be delivered to meet, but not exceed, the Original Springridge Revenue Projection for the Annual Redetermination Period during which the MV Mitigation Gas is delivered.

“Net Mineral Acre” means, as computed separately with respect to each lease in so far as covering the Haynesville Shale Formation, (a) the number of gross acres in the lands covered by such lease, multiplied by (b) the undivided percentage interest in hydrocarbons covered by such lease in such lands, multiplied by (c) the Producers or their Affiliates, as applicable, Working Interest in such lease.

“Notice” is defined in Section 11.2.

“NRSRO” means any credit rating agency that has been approved as a Nationally Recognized Statistical Rating Organization by the U.S. Securities and Exchange Commission.

“Oil and Gas Lease Partial Assignment” is defined in Section 12.12(c).

“Oil and Gas Lease” is defined in Section 12.12(a).

“Parent” means, with respect to a particular Person, the person that Controls such particular Person and is not itself Controlled by any other Person.

“Party” and “Parties” are defined in the preamble.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association (whether incorporated or unincorporated), joint-stock company, trust, Governmental Authority, unincorporated organization, or other entity.

“Primary Measurement Device” means the meter body (which may consist of an orifice meter, positive meter, turbine meter, ultrasonic meter, v-cone, or coriolis meter), tube, orifice plate, connected pipe and fittings used in the measurement of Gas flow.

“Primary Term” is defined in Section 2.1.

“Prime Rate” is defined in Section 7.4.

“Priority 1 Service” is the highest level of service for each of gathering, compression, dehydration and treating on the Gathering System.

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“Priority 2 Service” is the level of service for each of gathering, compression, dehydration and treating on the Gathering System that is secondary only to Priority 1 Service on the Gathering System.

“Priority 3 Service” is fully interruptible service for each of gathering, compression, dehydration and treating on the Gathering System, and is subordinate to both Priority 1 Service and Priority 2 Service.

“Producer Non-Operated Well” means any well or wells in which any of the Producers or their Affiliates owns or holds a working interest that is not a Producer Well.

“Producer Well” means any well for which any of the Producers or their Affiliates (i) has been designated as the operator under the applicable operating agreement or other similar contract for such well or (ii) has submitted a filing or notice with the applicable Governmental Authority having jurisdiction over such well designating any Producer or any of its Affiliates as operator of such well.

“Producers’ Gas” means all Gas owned or controlled by Producers or their Affiliates and produced from or otherwise attributable to the Springridge Dedicated Properties. As used in this definition and except as otherwise provided in the following sentence, the phrase “controlled by” refers to Gas owned by Persons other than Producers or their Affiliates and produced from Producer Wells in the Springridge AMI during the period that one or more of Producers or their Affiliates has the contractual right (pursuant to a marketing, agency, operating, unit or similar agreement) to market such Gas; and if for any reason the contractual right of Producers or their Affiliates to market any such Gas (the “subject Gas”) terminates or expires, then the subject Gas shall cease to constitute Producers’ Gas upon such termination or expiration. The phrase “controlled by” does not refer to, and Producers’ Gas does not include, Gas owned by Persons other than Producers or their Affiliates and produced from Producer Non-Operated Wells; except that if (i) such Gas becomes controlled by Producers under a marketing, agency, operating, unit, or similar arrangement, and (ii) such Gas is received by Gatherer at the Springridge Receipt Points, then such Gas shall be deemed to be Producers’ Gas under this Agreement.

“Producers” is defined in the preamble.

“Production Wellhead Meters” means the Primary and Secondary Measurement Devices installed on the applicable wells.

“Receipt Points” means the Springridge Receipt Points.

“Secondary Measurement Device” means the pressure and temperature transducers, the flow computer, power equipment (or solar panels and batteries), and communication devices used to measure the temperature and pressure on the Primary Measurement Device, calculate gas flow, and to communicate the results to a Field Telemetry network.

“Separate GGA Gatherer Obligations” is defined in Section 9.5(a).

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“Separate GGA Producer Obligations” is defined in Section 9.5(c).

“Separate GGA” means a Gas Gathering Agreement substantially in the form of this Agreement and (in connection with a transfer by Producers) approved by Gatherer, acting reasonably, and (in connection with a transfer by Gatherer) approved by Producers, acting reasonably.

“Springridge AMI” means the geographic area described in Schedule A4.

“Springridge Annual Minimum Volume” means, for each Year in the Minimum Volume Period, the volume (expressed in Mcf) of Producers’ Gas and In-Kind Gas shown in Schedule A5 for such Year.

“Springridge Dedicated Properties” means all interests of Producers and their Affiliates (and their successors and assigns) in oil, gas, and/or mineral leases in so far as covering or pertaining to the Applicable Formations within the Springridge AMI, whether now owned or hereafter acquired, and all Gas produced or delivered therefrom or attributable thereto, and all interests of Producers or their Affiliates (and their successors and assigns) in all oil or gas wells, whether now existing or drilled hereafter, on, or completed on, lands covered by any such oil, gas, and/or mineral lease or on other lands within the Springridge AMI, including the wells described in Part I of Schedule A3, but excluding (i) any oil, gas, and/or mineral leases purchased by Producers or their Affiliates after the Effective Date that are subject to a dedication to a gas gathering system owned and operated by a Person not an Affiliate of Producers (other than Gatherer) (other than the Springridge Gathering System) that was in effect prior to (and was not entered into in connection with or as part of) such acquisition (but only to the extent of such dedication), (ii) the properties described in Part II of Schedule A3, and (iii) any other non-material properties dedicated by Producers as of the Effective Date to a gathering system owned and operated by a Person not an Affiliate of Producers (other than Gatherer), not to exceed 3,200 Net Mineral Acres.

“Springridge Delayed Connections” is defined in Section 6(b)(1) of Exhibit A.

“Springridge Delivery Points” means (i) the points identified in Schedule A2 at which Gas is delivered to a Springridge Receiving Transporter by Gatherer, (ii) any additional delivery points that, from time to time, are added at the request of Producers (at Producers’ expense without tax gross-up) to the Springridge Gathering System after the Effective Date to permit delivery of Gas to the same or other Springridge Receiving Transporters, as provided in Section 6(e) of Exhibit A, and (iii) any additional delivery points added to the Springridge Gathering System for gas lift operations at Producers’ request and expense, as provided in Section 6(b)(2) or Section 10 of Exhibit A.

“Springridge Fees” means the gathering and other fees (in $/Mcf) shown for the Springridge Gathering System in Schedule A3 and the other charges specified in Exhibit A.

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“Springridge Gathering System” means the discrete gas gathering system described in Schedule A1, together with any modifications, alterations, replacements, extensions, or expansions made by Gatherer, from time to time.

“Springridge Receipt Points” means (i) the receipt points described in Schedule A3 and (ii) any new receipt points that may, from time to time, be added by Gatherer to the Springridge Gathering System after the Effective Date to permit Producers to deliver Gas to the Springridge Gathering System.

“Springridge Receiving Transporters” means the intrastate or interstate pipeline companies, gathering companies, local distribution companies, or end-users taking delivery or custody of Producers’ Gas and MV Mitigation Gas at, or immediately downstream of, a Springridge Delivery Point.

“Subject Well” is defined in Section 12.12(b).

“Surface Estate Owner” is defined in Section 12.12(a).

“Surface Estate” is defined in Section 12.12(a).

“System Fuel and Losses” means, with respect to a Gathering System, the sum of: (i) all Fuel Gas used on the Gathering System; (ii) all Lost and Unaccounted for Gas on the Gathering System; (iii) all shrinkage due to Drip Liquids on the Gathering System; and (iv) all allocations under Third Party Gathering Agreements for Fuel Gas, Lost and Unaccounted For Gas, and shrinkage due to Drip Liquids, in each case, whether estimated or measured.

“Third Party Gathering Agreements” means agreements and contracts between third parties and Gatherer under which Gatherer uses third party pipelines and other facilities to provide gathering services hereunder.

“Working Interest” means the percentage interest in the full and entire fee and leasehold estate in any property and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production insofar as said interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.

“Year” means, unless the context provides otherwise, the period of time from and after January 1 of a calendar year through December 31 of the same calendar year.

1.2 Other Defined Terms. In addition to the terms defined in Section 1.1, the following terms are used in this Agreement and the attached exhibits and schedules and are defined in the exhibits and schedules of this Agreement as shown below.

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Defined Term	Section and Exhibits
Actual Springridge Cap Ex	Section 3(b)(ii) of Exhibit A
Actual Springridge Compression Expense	Section 3(b)(vi) of Exhibit A
Actual Springridge Revenues	Section 3(b)(ix) of Exhibit A
Annual Net Cash Flow Difference	Section 3(b) of Exhibit A
Annual Redetermination	Section 3(a) of Exhibit A
Annual Redetermination Period	Section 3(a) of Exhibit A
Applicable Springridge Revenue Difference	Section 3(b)(x) of Exhibit A
Applicable Third Party Gas	Section 5(i)(ii) of Exhibit A
Completion Date	Section 6(b)(1) of Exhibit A
Ending Cash Flow Differential	Section 3(b) of Exhibit A
Estimated Cap Ex Ad Valorem Tax Change	Section 3(b)(iv) of Exhibit A
Gatherer’s Increased Deliverability	Section 6(e) of Exhibit A
Gatherer’s Receipt Meters	Section 8(a)(1) of Exhibit A
Limited Notice	Section 6(a)(1) of Exhibit A
Notifying Party	Section 3(c) of Exhibit A
Original Springridge Cap Ex Projections	Section 3(b)(i) of Exhibit A
Original Springridge Compression Expense	Section 3(b)(v) of Exhibit A
Original Springridge Revenue Projections	Section 3(b)(viii) of Exhibit A
Pad Notice	Section 6(b)(1) of Exhibit A
Producers’ Springridge Reservations	Section 1(b) of Exhibit A
Receiving Party	Section 3(c) of Exhibit A
Springridge Cap Ex	Section 3(b) of Exhibit A
Springridge Compression Expense Difference	Section 3(b)(vii) of Exhibit A
Springridge Compression Expense	Section 3(b) of Exhibit A
Springridge Fee Adjustment	Section 3(b) of Exhibit A
Springridge Redetermination Cap	Section 3(b) of Exhibit A
Target IRR	Section 3(b) of Exhibit A
Springridge Redetermination Period	Section 3(a) of Exhibit A
Third Party Btu Content	Section 5(i)(ii) of Exhibit A
Total Cap Ex Difference	Section 3(b)(iii) of Exhibit A
True-Up Payment	Section 3(b)(xi) of Exhibit A

1.3 Attachments. Each exhibit, schedule, or other attachment to this Agreement is a part of this Agreement and incorporated herein for all purposes. When the term “Agreement” is used herein, it means this Agreement and all of the exhibits, schedules, and other attachments hereto. A list of the exhibits, schedules, and other attachments to this Agreement is attached behind the signature page.

Article 2

Term

2.1 Term. Unless terminated sooner as provided below, the term of this Agreement shall commence on November 30, 2010 and continue in effect through December 31, 2020 (the “Primary Term”) and shall continue in effect from 12-month period to 12-month period thereafter, unless terminated by either Party upon Notice to the other Party no less than 6 months prior to the end of the Primary Term or any 12-month period thereafter, as applicable.

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2.2 Termination. This Agreement may be terminated as follows:

(i) by Gatherer if (A) Producers fail to perform any of their material obligations under this Agreement and (B) such failure is not (x) excused by a Force Majeure Event under Article 8 or (y) cured by Producers within 60 Days after Notice thereof by Gatherer to Producers, or if such failure can not be cured within such 60-Day period, Producers have not commenced remedial action to cure such failure (and continued to diligently and timely pursue the completion of such remedial action); or

(ii) by Producers if (A) Gatherer fails to perform any of its material obligations under this Agreement and (B) such failure is not (x) excused by a Force Majeure Event under Article 8 or (y) cured by Gatherer within 60 Days after Notice thereof by Producers to Gatherer, or if such failure can not be cured within such 60-Day period, Gatherer has not commenced remedial action to cure such failure (and continued to diligently and timely pursue the completion of such remedial action); or

(iii) by Gatherer if Producers fail to pay any undisputed amount when due under this Agreement if such failure is not remedied within 15 Business Days after Notice of such failure is given by Gatherer to Producers; or

(iv) by Gatherer by Notice to Producers if CHK takes or suffers any of the actions set forth in Section 2.2(v) below as applied to CHK; or

(v) by Gatherer by Notice to Producers if a Producer (1) makes an assignment or any general arrangement for the benefit of creditors, (2) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against them, or (3) otherwise becomes bankrupt or insolvent (however evidenced).

2.3 Remedies Following Termination. If a Party terminates this Agreement under Section 2.2 above, then such Party may pursue any and all remedies at law or in equity for its Claims resulting from such termination subject to Section 6.3.

(a) Notwithstanding anything to the contrary expressed or implied, the deemed consent of Producers described in the following clause (b) shall be limited to the ownership interests of Producers and their Affiliates in the Attached Facilities and such consent shall not apply to or bind the ownership interest of any other Person (or such other Person) in the Attached Facilities.

(b) If this Agreement is terminated by Gatherer under Section 2.2 or Gatherer disconnects a Springridge Receipt Point from the Springridge Gathering System in accordance with the terms of this Agreement, Producers’ execution of this Agreement shall be deemed a consent by Producers to the disconnection by Gatherer under Section 3.73 of the Texas Administration Code of the Springridge Gathering System from any facilities in which one or more Producers or their Affiliates holds an ownership interest therein (in the case of the termination of this Agreement) or of any facilities at a Springridge Receipt Point in which one or more Producers or their Affiliates holds an ownership interest therein (in the case of the

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disconnection of a Springridge Receipt Point), as applicable (the “Attached Facilities”), if and to the extent such rule is ever interpreted to govern transactions of the type evidenced hereby, and to the disconnection of any other Attached Facilities under any corresponding or similar Applicable Law of any state in which the Springridge Gathering System is located.

Article 3

Services Provided by Gatherer

Producers agree to deliver, and Gatherer agrees to connect, receive, gather, compress, dehydrate, treat, and process, as applicable, and redeliver, Producers’ Gas and MV Mitigation Gas, on the Springridge Gathering System, for the Springridge Fees and on and subject to the terms and conditions provided in this Agreement.

Article 4

Springridge Fees

4.1	Springridge Fees.

(a) As consideration for Gatherer providing the services contemplated in Article 3, Producers shall pay Gatherer the Springridge Fees each Month for the volumes of Producers’ Gas and MV Mitigation Gas delivered to the Springridge Receipt Points in each such Month (excluding volumes redelivered for use in gas lift operations pursuant to Section 10 of Exhibit A).

(b) The Springridge Fee shall include an additional $** per Mcf per stage for all volumes of Producers’ Gas and MV Mitigation Gas produced from wells receiving compression service (excluding booster compression), as set forth on Schedule A3; provided, however, that from the Effective Date through December 31, 2012, such fee for the wells on the North system shall be determined in accordance with Schedule A10.

4.2 Escalation of Springridge Fees. Each of the Fees shall be escalated effective as of January 1 of each Year as stipulated in Schedule A3 with respect to the Springridge Fees.

4.3 Payment. Payment of the Springridge Fees shall be made in accordance with the procedures set forth in Article 7.

Article 5

Taxes and Warranties Regarding Title and Producers’ Gas

5.1 Taxes. Producers shall pay or cause to be paid, and agree to indemnify and hold harmless Gatherer and its Affiliates from and against the payment of, all excise, gross production, severance, sales, occupation, and all other taxes, charges, or impositions of every kind and character required by statute or by any Governmental Authority with respect to Producers’ Gas and MV Mitigation Gas and the handling thereof prior to receipt thereof by Gatherer at the Springridge Receipt Points. Subject to Section 10.2, Gatherer shall pay or cause to be paid all taxes and assessments, if any, imposed upon Gatherer for the activity of gathering of Producers’ Gas and MV Mitigation Gas after receipt at the Springridge Receipt Points and prior to redelivery thereof by Gatherer at the Springridge Delivery Points. The Parties agree to

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use commercially reasonable efforts to minimize the taxes and assessments related to the performance of the Parties’ obligations under this Agreement.

5.2	Warranties.

(a) Title. Producers warrant to Gatherer (i) with respect to Producers’ Gas and MV Mitigation Gas owned by Producers, that Producers have good title to Producers’ Gas and MV Mitigation Gas delivered to the Springridge Receipt Points and the full right, power and authority to cause such Producers’ Gas and MV Mitigation Gas to be delivered to the Springridge Receipt Points and gathered, treated, dehydrated and otherwise handled by Gatherer as provided in this Agreement, and to deliver such Producers’ Gas and MV Mitigation Gas to the Springridge Delivery Points as provided in this Agreement, and (ii) with respect to Producers’ Gas and MV Mitigation Gas controlled by Producers, that it has the full right, power, and authority to cause such Producers’ Gas and MV Mitigation Gas to be delivered to the Springridge Receipt Points and gathered, treated, dehydrated, and otherwise handled by Gatherer as provided in this Agreement and to direct Gatherer to deliver such Producers’ Gas and MV Mitigation Gas to the Springridge Delivery Points as provided in this Agreement. Producers shall indemnify, defend, and hold harmless Gatherer from and against all Claims (i) asserted by owners of royalty, overriding royalty, or working interests or any other purported owners of interests or rights in Producers’ Gas and MV Mitigation Gas or (ii) asserted by Persons from whom Producers purchased or otherwise acquired Producers’ Gas and MV Mitigation Gas prior to the Springridge Receipt Points, including co-working interest owners and overriding royalty owners whose Gas is delivered by Producers to Gatherer hereunder.

(b) Intrastate Gas Only. Producers warrant to Gatherer that (i) the delivery of Producers’ Gas and MV Mitigation Gas at one or more Springridge Receipt Points hereunder will not subject any of the Springridge Gathering System or any portion thereof to regulation by FERC as (x) a natural gas company under the Natural Gas Act or (y) a Section 311 transporter under the Natural Gas Policy Act of 1978 and (ii) none of Producers’ Gas and MV Mitigation Gas delivered at one or more Springridge Receipt Points is Gas that has been transported by a natural gas company, as defined in the Natural Gas Act, or by a Section 311 transporter under the Natural Gas Policy Act of 1978, at any point prior to such delivery.

(c) Indemnity. Producers agree to indemnify and hold harmless Gatherer and its Affiliates from and against any breach of Producers’ warranties in this Section 5.2.

5.3 Other Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 5 AND THE OTHER PROVISIONS OF THIS AGREEMENT AND THE EXHIBITS, SCHEDULES, AND OTHER ATTACHMENTS, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESSED OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE GAS DELIVERED AND REDELIVERED HEREUNDER.

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Article 6

Control, Possession, and Waiver

6.1 Control and Possession. As between the Parties, Producers shall be deemed to be in exclusive control and possession of Producers’ Gas and MV Mitigation Gas delivered hereunder and responsible for any damage or injury caused thereby prior to the time Producers’ Gas and MV Mitigation Gas shall have been delivered to Gatherer at the Springridge Receipt Points and after Producers’ Gas and MV Mitigation Gas is redelivered to or on behalf of Producers at the Springridge Delivery Points. At and after delivery of Producers’ Gas and MV Mitigation Gas to Gatherer at the Springridge Receipt Points, Gatherer shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby until redelivered to or on behalf of Producers at the Springridge Delivery Points.

6.2 Indemnity. Producers agree to indemnify, defend, and hold harmless Gatherer and its Affiliates from any and all Claims arising from or out of (i) bodily injury or property damage attributable to Producers’ Gas or MV Mitigation Gas when Producers shall be deemed to be in control and possession of Producers’ Gas or MV Mitigation Gas as provided in Section 6.1 and (ii) the delivery by Producers of Producers’ Gas or MV Mitigation Gas that does not meet the quality specifications in this Agreement. Except to the extent a Claim (or Claims) is covered by the indemnity in the preceding sentence, Gatherer agrees to indemnify, defend, and hold harmless Producers and their Affiliates from all Claims arising from or out of bodily injury or property damage attributable to Producers’ Gas and MV Mitigation Gas when Gatherer shall be deemed to be in control and possession of Producers’ Gas and MV Mitigation Gas as provided in Section 6.1. In addition, Gatherer agrees to indemnify, defend, and hold harmless Producers and their Affiliates from all Claims asserted by Surface Estate Owners arising out of Gatherer’s use of the easements and rights of way that are assigned to Gatherer from time to time pursuant to Section 12.12. THE INDEMNITIES SET FORTH IN THIS SECTION 6.2 ARE TO BE CONSTRUED WITHOUT REGARD TO THE CAUSES THEREOF, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE, OR THE STRICT LIABILITY OF ANY INDEMNIFIED PARTY OR OTHER PERSON.

6.3 Waiver of Damages. A PARTY’S LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT, OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE, ALL OF THE SAME BEING HEREBY EXPRESSLY WAIVED AND NEGATED. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE STRICT LIABILITY OR NEGLIGENCE OF ANY PARTY, WHETHER SUCH STRICT LIABILITY OR NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO

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DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT, AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS. The waiver in this Section 6.3 shall not limit or otherwise affect Producers’ and Gatherer’s rights and obligations under Section 10.2.

Article 7

Billing and Payments

7.1 Billing. As soon as practicable each Month, Gatherer shall invoice Producers in electronic format for services provided hereunder in the preceding Month and provide a statement setting forth (i) the volumes and quantities (expressed in Mcf and MMBtu) of Producers’ Gas and MV Mitigation Gas received at each Springridge Receipt Point and redelivered to each Springridge Delivery Point and the volumes and quantities of System Fuel and Losses, if measured or ascertainable by Gatherer, (ii) the Springridge Fees for Producers’ Gas and MV Mitigation Gas, (iii) any adjustments for prior periods, and (iv) all amounts due by Producers hereunder. If actual measurements of volumes of Producers’ Gas and MV Mitigation Gas are not available by the 15th Day of the Month following the Month of receipt by Gatherer, then, on or after such 15th Day (or if such Day is not a Business Day, on or after the next Business Day), Gatherer may prepare and submit its invoice based on Gatherer’s good faith estimate of the volumes of Producers’ Gas and MV Mitigation Gas received in such Month. If Gatherer submits an invoice based on estimated volumes, Gatherer shall prepare and submit to Producers an invoice based on actual measurements on or before the close of business, CPT, of the 45th Day (or if such 45th Day is not a Business Day, on the following Business Day) after the applicable Month of delivery of Producers’ Gas and MV Mitigation Gas. Gatherer’s invoices shall include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior Month to any actual measurements, and any adjustments to prior period volumes and quantities. Gatherer will use its commercially reasonable efforts to take such actions as may be appropriate to permit Gatherer by June 30, 2011 to submit invoices for actual volumes of Producers’ Gas and MV Mitigation Gas received, gathered, and handled hereunder not later than the close of business, CPT, on the 15th day of the Month following the Month of delivery of Producers’ Gas and MV Mitigation Gas.

7.2 Payment. Producers shall remit to Gatherer the amount due under Section 7.1, by wire transfer by the 25th Day of each Month or 10 Days from the date of receipt of Gatherer’s electronic invoice, whichever is later. If such due date is not a Business Day, payment is due on the next Business Day following such date.

7.3 Dispute. If Producers, in good faith, dispute the amount of any invoice of Gatherer that is based on actual measurements (not estimated volumes) or any part thereof, Producers will pay Gatherer such amount, if any, that is not in dispute and shall provide Gatherer Notice, no later than within 30 Days after the date that payment of such invoice would be due under Section 7.2, of the disputed amount accompanied by supporting documentation acceptable in industry practice to support the disputed amount. If the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights under this Agreement. If Notice of a disputed invoice is not furnished to Gatherer by the date

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above, Producers shall be deemed to have waived the right to dispute such invoice, subject to Producers’ rights under Section 7.5 below.

7.4 Late Payments. If Producers fail to pay the amount of any invoice rendered by Gatherer hereunder when such amount is due, interest thereon shall accrue from, but excluding, the due date to and including the date payment thereof is actually made at the lesser of the Prime Rate plus 2%, computed on an annualized basis and compounded Monthly, or the maximum rate of interest permitted by Applicable Law, not to exceed the maximum legal rate. “Prime Rate” means the prime rate on corporate loans at large U.S. money center commercial banks as set forth in The Wall Street Journal “Money Rates” table under the Heading “Prime Rate,” or any successor thereto, on the first date of publication for the Month in which payment is due. Gatherer shall render a late payment charge invoice and Producers shall make payment upon receipt of such invoice.

7.5 Audit. Each Party or its designated representatives shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records (including electronic measurement data, meter charts or records and other similar information supporting relevant calculations), and telephone recordings of the other Party and its Affiliates to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under this Agreement. This right to examine, audit, and to obtain copies shall not be available with respect to information not directly relevant to transactions under this Agreement. All invoices and billings, adjusted as contemplated in accordance with the second sentence of Section 7.1, shall be conclusively presumed final and accurate and all associated claims for underpayments or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two Years after the Month of Gas delivery. Any retroactive adjustment made in response to information furnished under an audit under this Section 7.5 shall be paid in full by the Party owing payment within 30 Days of Notice and substantiation of such inaccuracy.

7.6 Minor Adjustments. No adjustments, retroactive or prospective, shall be made to volumes for prior periods, whether the result of volume allocation errors or any other reason other than meter calibration error, that involve changes that would be less than 100 Mcf per Month.

7.7 Financial Responsibility. If (i) Producers fail to pay according to the provisions hereof and such failure continues for a period of 5 Business Days after Notice of such failure is provided to Producers or (ii) Gatherer has reasonable grounds for insecurity regarding the performance by Producers of any obligation under this Agreement, then Gatherer, by Notice to Producers, may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance by Producers. “Adequate Assurance of Performance” means, at the option of Producers, (x) advance payment in cash by Producers to Gatherer for services to be provided under this Agreement in the following Month or (y) delivery to Gatherer by Producers of an Acceptable Letter of Credit in an amount equal to not less than the aggregate proceeds due from Producers under Section 7.2 for the prior 2 Month period. If Gatherer reasonably believes Producers will not deliver the Springridge Annual Minimum Volume for the Springridge Gathering System in such Year, Gatherer may require that any advance payment in

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cash by Producers to Gatherer be in an amount up to the aggregate proceeds due from Producers under Section 7.2 for the prior 2 Month period and that any Acceptable Letter of Credit be in an amount up to the aggregate proceeds paid by Producers under Section 7.2 for the prior 3 Month period. If Producers fail to provide Adequate Assurance of Performance to Gatherer within 48 hours of Gatherer’s Notice or if Producers or CHK suffer any of the actions set forth in Section 2.2(v), then Gatherer shall have the right to suspend or reduce all services under this Agreement without prior Notice and without limiting any other rights or remedies available to it under this Agreement or otherwise. If Gatherer exercises the right to suspend or reduce services under this Section 7.7, then Producers shall not be entitled to take, or cause to be taken, any action hereunder or otherwise against Gatherer for such suspension or reduction. Failure of Gatherer to exercise its right to suspend or reduce service as provided in this Section 7.7 shall not constitute a waiver by Gatherer of any rights or remedies Gatherer may have under this Agreement, Applicable Law, or otherwise.

Article 8

Force Majeure

8.1 Non-Performance. If a Party is rendered unable, wholly or in part, by reason of a Force Majeure Event to perform its obligations under this Agreement, other than Producers’ obligations to make payments when due hereunder, then such Party’s obligations shall be suspended to the extent affected by the Force Majeure Event.

8.2 Definition. “Force Majeure Event” means any cause or event not reasonably within the control of the Party whose performance is sought to be excused thereby including the following causes and events (to the extent such causes and events are not reasonably within the control of the Party claiming suspension): acts of God, strikes, lockouts, or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, civil disturbances and riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, floods, washouts and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, plants, pipelines, any portion of the Springridge Gathering System, or other related facilities; arrests, orders, requests, directives, restraints and requirements of governments and government agencies and people, either federal or state, civil and military; any application of government conservation or curtailment rules and regulations; explosions, sabotage, breakage or accidents to equipment, machinery, any portion of the Springridge Gathering System, plants, facilities or lines of pipe; outages (shutdown) for the making of repairs, alterations, relocations or inspections to lines of pipe, any portion of the Springridge Gathering System, plants or equipment; inability to secure labor or materials, freezing of wells or lines of pipe, partial or entire failure of wells or lines of pipe, partial or entire failure of gas supply, electric power shortages, necessity for compliance with any court order, or any law, statute, ordinance, regulation or order promulgated by a Governmental Authority having or asserting jurisdiction, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, or any other causes, whether of the kind enumerated herein or otherwise, not reasonably within the control of the Party claiming suspension. Such term shall likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way,

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grants, permits or licenses, and in those instances where either Party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any Governmental Authority to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials, supplies, permits, and permissions. “Force Majeure Event” also includes any event of force majeure or other interruption occurring with respect to the facilities or services of either Party’s Affiliates or third party service providers providing a service or providing any equipment, goods, supplies, or other services or items necessary to the performance of such Party’s obligations hereunder, including the occurrence of an event of force majeure event under a Third Party Gathering Agreement.

8.3 Excluded Events. “Force Majeure Event” specifically excludes the following occurrences or events: the loss, interruption, or curtailment of interruptible transportation on any Receiving Transporter necessary to take delivery of Producers’ Gas, MV Mitigation Gas, and In-Kind Gas at any Delivery Point, unless and only to the extent the same event also curtails firm transportation at the same Delivery Point; increases or decreases in Gas supply, allocation or reallocation of production by well operators; loss of markets; loss of supply; and failure of specific, individual wells or appurtenant facilities in the absence of a Force Majeure Event broadly affecting other wells in the same geographic area. Price changes due to market conditions with respect to the purchase or sale of Gas gathered hereunder or economics associated with the delivery, connection, receipt, gathering, compression, dehydration, treatment, processing or redelivery of Gas quantities hereunder shall not constitute Force Majeure Events. In addition, the non-availability or lack of funds or failure to pay money when due shall not constitute Force Majeure Events.

8.4 Strikes. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and any obligation hereunder to remedy a Force Majeure Event shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the sole discretion of the Party having the difficulty.

8.5 Notice. The Party whose performance is affected by a Force Majeure Event must provide Notice to the other Party. Initial Notice may be given orally, but written Notice with reasonably full particulars of the Force Majeure Event is required as soon as reasonably possible after the occurrence of the Force Majeure Event. The Party affected by a Force Majeure Event shall use reasonable commercial efforts to (i) remedy and (ii) mitigate the effects of the Force Majeure Event.

8.6 Force Majeure Credit. If, during the Minimum Volume Period, Producers are unable to deliver volumes of Producers’ Gas and MV Mitigation Gas, or volumes of In-Kind Gas that are unable to be delivered by the owner of such In-Kind Gas, to the Springridge Gathering System due to a Force Majeure Event affecting Gatherer, then the volume (expressed in Mcf) of Producers’ Gas, MV Mitigation Gas, and In-Kind Gas (the “Force Majeure Volumes”) that Producers and the owners of the In-Kind Gas, as applicable, were prevented from delivering to the Springridge Gathering System due to such Force Majeure Event affecting Gatherer shall be included in the determination of the Adjusted Springridge Annual Minimum Volume as provided

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in Section 4(d) of Exhibit A for the same Year in which such Force Majeure Event occurs. The term “Force Majeure Volumes” does not, however, include any volumes of Producers’ Gas and In-Kind Gas attributable to, or that could be delivered from, Springridge Delayed Connections (including any connection with respect to which Gatherer has furnished to Producers a Pad Notice in accordance with Section 6(b)(1) of Exhibit A), which are addressed in Section 6 of Exhibit A.

8.7 Maintenance and Other Operations. Gatherer may suspend its performance hereunder to the extent required to make necessary or reasonably desirable inspections, alterations, or repairs (not required as the result of the occurrence of a Force Majeure Event) to any part of the Springridge Gathering System and to make any required relocations or modifications of pipelines and other equipment and facilities comprising part of the Springridge Gathering System. Gatherer shall give Producers reasonable Notice of its intention to suspend its performance hereunder, except in cases of emergency where such Notice is impracticable or in cases where the operations of Producers will not be affected. If, during the Minimum Volume Period, Gatherer suspends such performance with respect to any segment in excess of ** total Days in any Month (such excess Days, the “Excess Suspension Days”), then the volume (expressed in Mcf) of Producers’ Gas, MV Mitigation Gas, and In-Kind Gas (the “Maintenance Suspension Volumes”) that corresponds to the product of (i) the Excess Suspension Days multiplied by (ii) the average daily deliveries of Producers’ Gas, MV Mitigation Gas, and In-Kind Gas on the Springridge Gathering System for the 30-Day period immediately prior to the first Day in the Month in which suspension occurred (excluding any Day during such 30-Day period when no Producers’ Gas, MV Mitigation Gas, and In-Kind Gas is delivered to the Springridge Gathering System or the delivery of Producers’ Gas, MV Mitigation Gas, or In-Kind Gas to the Springridge Gathering System is affected by any maintenance downtime) but less the volumes of Producers’ Gas, MV Mitigation Gas, and In-Kind Gas actually received on the Springridge Gathering System on the Excess Suspension Day shall be included in the determination of the Adjusted Springridge Annual Minimum Volume as provided in Section 4(d) of Exhibit A for the same Year in which such suspension occurs.

Article 9

Assignment

9.1	General.

(a) Restriction on Assignment. Except as provided in this Article 9, neither Party shall assign any of its rights, or delegate any of its obligations, under this Agreement (including by operation of law) without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. For purposes of this Section 9.1, a Change of Control with respect to a Producer shall be considered an assignment of this Agreement by such Producer.

(b) Permitted Assignments. No assignment of this Agreement shall be made by Producers, except (i) to a Person that is acquiring an interest in or all or part of the Springridge Dedicated Properties contemporaneous with such assignment and (ii) with the prior written consent of Gatherer. No assignment of this Agreement shall be made by Gatherer, except (A) to a Person that is acquiring an interest in or all or a part of the Springridge Gathering

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System contemporaneous with such assignment and (B) with the prior written consent of Producers. Notwithstanding the foregoing, each Party may assign its rights under this Agreement to an Affiliate of such Party without the consent of the other Party and each Party may pledge this Agreement (or pledge any of its rights under this Agreement including the right to receive payments due hereunder) to secure any credit facility or indebtedness of such Party or its Affiliates without the consent of the other Party and may assign any of its rights, or delegate any of its obligations, under this Agreement to one or more of its Affiliates without the consent of the other Party; provided, no such assignment or pledge shall relieve the assignor Party from any of its obligations hereunder.

(c) Partial Assignments in Minimum Volume Period. If in connection with any permitted assignment under Section 9.1(b) that would occur during the Minimum Volume Period less than all of the Gatherer’s rights and obligations under this Agreement are proposed to be assigned, or less than all of Producers’ rights and obligations under this Agreement are proposed to be assigned, as applicable, then the Party whose consent is required shall have the right to consider and approve (in addition to other relevant matters) the manner in which redetermination of Fees, well connect obligations, natural gas minimum volume throughput commitment, maximum daily natural gas quantity limitations and similar matters are proposed to be retained by the assignor Party, to be assumed by the proposed assignee, or to be otherwise allocated among the assignor Party and the assignee.

(d) Assumed Obligations. Any permitted assignee of either Party’s rights and obligations under this Agreement shall assume and be responsible for the payment and performance of the assignor Party’s rights and obligations under this Agreement that are required to be paid or performed after the effective date of such assignment (the “Assumed Obligations”), the assignor Party shall remain liable for the obligations required to be paid and performed under this Agreement prior to the effective date of such assignment, the assignor Party shall be liable for the Assumed Obligations unless the assignor Party is released from such Assumed Obligations under Section 9.5, and the assignor Party and the permitted assignee shall be co-obligors as to the Assumed Obligations unless the assignor Party is released from such Assumed Obligations under Section 9.5.

9.2	Sale of Gathering System.

(a) Transfer by Gatherer. If Gatherer sells, transfers, or otherwise disposes of an interest in all or any part of the Springridge Gathering System and no assignment of rights and obligations under this Agreement occurs under Section 9.1, Gatherer shall cause the acquiring Person to either (i) enter into an agreement with Producers, substantially in the form attached as Exhibit D (a “Gathering System Owner Acknowledgement Agreement”) whereby such Person acknowledges Producers’ rights to have MV Mitigation Gas, as applicable, and/or Producers’ Gas connected to, received by, gathered, compressed, dehydrated, treated and processed, as applicable, and redelivered to Producers on and over the Springridge Gathering System in accordance with the terms of this Agreement or (ii) enter into a Separate GGA with Producers with respect to the part of the Springridge Gathering System acquired by such Person. Neither the entry into a Gathering System Owner Acknowledgment Agreement or a Separate GGA shall constitute an assignment for purposes of Section 9.1.

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(b) Continued Performance by Gatherer. With respect to the Gathering System Owner Acknowledgement Agreement, Gatherer shall continue to be obligated to perform its obligations under this Agreement as if the sale, transfer, or other disposition of the interest in or part of the Springridge Gathering System acquired by the Person who is a party to Gathering System Owner Acknowledgement Agreement had not occurred.

(c) Separate GGA. With respect to each Separate GGA referenced in this Section 9.2, unless released under Section 9.5(a), (i) Gatherer shall continue to be obligated to perform and pay its obligations under this Agreement as if the sale, transfer, or other disposition of the interest in or part of the Springridge Gathering System acquired by the Person who is a party to such Separate GGA had not occurred and (ii) the performance or payment of any such obligations by the Person who is a party to such Separate GGA (or its permitted successors and assigns under the terms of such Separate GGA) shall be accepted by Producers and be considered as performed or paid by Gatherer.

9.3	Sale of Dedicated Properties.

(a) Transfer by Producers. If Producers or their Affiliates sell, transfer, or otherwise dispose of any of the Springridge Dedicated Properties (or any interest therein), including the sale or transfer of a production payment, overriding royalty interest, net profits interest, or other similar interest, and no assignment of rights and obligations under this Agreement occurs under Section 9.1, Producers shall cause, or shall cause their Affiliates to cause, the acquiring Person to either (i) enter into an agreement with Gatherer, substantially in the form attached as Exhibit E (a “Dedicated Properties Owner Acknowledgement Agreement”) whereby such Person acknowledges the dedication to the Springridge Gathering System of Producers’ Gas from the Springridge Dedicated Properties (or interest therein) acquired by such Person or (ii) enter into a Separate GGA with Gatherer with respect to the Springridge Dedicated Properties (or interest therein) acquired by such Person. Neither the entry into a Dedicated Properties Owner Acknowledgment Agreement or a Separate GGA shall constitute an assignment for purposes of Section 9.1.

(b) Continued Performance by Producers. With respect to each Dedicated Properties Owner Acknowledgement Agreement, Producers shall continue to be obligated to perform and pay their obligations under this Agreement as if the sale, transfer or other disposition of the Springridge Dedicated Properties (or any interest therein) acquired by the Person who is a party to such Dedicated Properties Owner Acknowledgement Agreement had not occurred.

(c) Separate GGA. With respect to each Separate GGA referenced in this Section 9.3, unless released under Section 9.5(c) or (d), (i) Producers shall continue to be obligated to perform and pay their obligations under this Agreement as if the sale, transfer or other disposition of the Dedicated Properties (or interest therein) acquired by the Person who is a party to such Separate GGA had not occurred and (ii) the performance or payment of any such obligations by the Person who is a party to such Separate GGA (or its permitted successors and assigns under the terms of such Separate GGA) shall be accepted by Gatherer and be considered as performed or paid by Producers.

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9.4	Separate Gas Gathering Agreement.

(a) Completion. Volumes of Gas received in the Springridge Gathering System under a Separate GGA shall be applied to the Adjusted Springridge Annual Minimum Volume to the extent that (i) such volumes would have constituted Producers Gas or MV Mitigation Gas if the Springridge Dedicated Properties covered by such Separate GGA had continued to be owned by Producers or their Affiliates and (ii) the Adjusted Springridge Annual Minimum Volume has not otherwise been reduced to reflect volumes delivered under such Separate GGA.

(b) Producers Terms. If the Separate GGA is being entered into in connection with a sale, transfer or other disposition by Gatherer of part of the Springridge Gathering System, then Producers shall have the right to approve the Separate GGA, such approval not to be unreasonably withheld or delayed.

(c) Gatherer Terms. If the Separate GGA is being entered into in connection with a sale, transfer or other disposition by Producers of an interest in or part of the Springridge Dedicated Properties, then Gatherer shall have the right to approve the Separate GGA, such approval not to be unreasonably withheld or delayed.

9.5	Release.

(a) Release of Gatherer. If the assignee under an assignment consented to by Producers under Section 9.1 or the acquiring Person under a Separate GGA entered into under Section 9.2(a) has (or the guarantor of its obligations under a guaranty provided pursuant to the following sentence has) a long term, senior unsecured credit rating equal to or greater than the Applicable Rating, then Gatherer shall be released from the Assumed Obligations applicable to such assignment or the obligations of such acquiring Person under such Separate GGA, as applicable (the “Separate GGA Gatherer Obligations”). If at the time of the assignment or the entry into the Separate GGA, as applicable, such assignee or acquiring Person does not have a long term, senior unsecured credit rating equal to or greater than the Applicable Rating, then such assignee or acquiring Person, as applicable, may provide to Producers a guaranty of such assignee’s/acquiring Person’s Assumed Obligations or the Separate GGA Gatherer Obligations, as applicable, from a Person with (at time of such assignment or entry into such Separate GGA) a long term, senior unsecured credit rating equal to or greater than the Applicable Rating, which guaranty shall be in a form reasonably acceptable to Producers.

(b) Requested Gatherer Release. If in connection with any assignment or Separate GGA under Section 9.5(a) the acquiring Person does not have (and is unable to provide a guarantor with) a credit rating equal to or greater than the Applicable Rating and thus is not entitled to a release under such Section 9.5(a), Gatherer may nevertheless request that Gatherer be released from the Assumed Obligations or Separate GGA Gatherer Obligations, as applicable, and in connection with each such request the financial ability of the acquiring Person (and any guarantor provided by such acquiring Person) and credit support provided by such acquiring Person or any guarantor to satisfy the Assumed Obligations or Separate GGA Gathering Obligations shall be taken into consideration and Producers shall not unreasonably withhold or delay the approval of such request.

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(c) Release of Producers. If the assignee under an assignment consented to by Gatherer under Section 9.1 or the acquiring Person under a Separate GGA entered into under Section 9.3(a) has (or the guarantor of its obligations under a guaranty provided pursuant to the following sentence has) a long term, senior unsecured credit rating equal to or greater than the Applicable Rating, then Producers shall be released from the Assumed Obligations applicable to such assignment or the obligations of such acquiring Person under such Separate GGA, as applicable (the “Separate GGA Producer Obligations”). If at the time of the assignment or the entry into the Separate GGA, as applicable, such assignee or acquiring Person does not have a long term, senior unsecured credit rating equal to or greater than the Applicable Rating, then such assignee or acquiring Person, as applicable, may provide to Gatherer a guaranty of such assignee’s/acquiring Person’s Assumed Obligations or Separate GGA Producer Obligations under such Separate GGA, as applicable, from a Person with (at the time of such assignment or entry into such Separate GGA) a long term, senior unsecured credit rating equal to or greater than the Applicable Rating, which guaranty shall be in a form reasonably acceptable to Gatherer.

(d) Requested Producers Release. If in connection with any assignment or Separate GGA referenced in Section 9.5(c) the acquiring Person does not have (and is unable to provide a guarantor with) a credit rating equal to or greater than the Applicable Rating and thus is not entitled to a release under such Section 9.5(c), Producers may nevertheless request that Producers be released from the Assumed Obligations or Separate GGA Producer Obligations, as applicable, and in connection with each such request the financial ability of the acquiring Person (and any guarantor provided by such acquiring Person) and credit support provided by such acquiring Person or any guarantor to satisfy the Assumed Obligations or Separate GGA Producer Obligations shall be taken into consideration and Gatherer shall not unreasonably withhold or delay the approval of such request.

9.6 Inurement. Subject to this Article 9, this Agreement binds and inures to the benefit of the Parties and their respective successors and assigns.

Article 10

Jurisdiction and Additional Charges

10.1 Regulatory Bodies. This Agreement is subject to, and each Party will comply with, all Applicable Laws of any Governmental Authority now or hereafter having jurisdiction over either or both Parties or their facilities.

10.2 Additional Fees and Changes in Laws. Producers shall reimburse Gatherer for Producers’ allocable share of (a) any additional, increased, or subsequently applicable taxes (other than income taxes and any real or personal property or other ad valorem tax imposed on the Springridge Gathering System) implemented or imposed after the Effective Date that are lawfully levied on or paid by Gatherer with respect to its performance under this Agreement or on any part of the Springridge Gathering System and (b) any new or subsequently applicable assessments, fees or other charges implemented or imposed on Gatherer with respect to the services provided hereunder, including any such assessments, fees or other charges arising from any carbon tax or cap and trade law, rule or regulation adopted after Effective Date. Producers’ allocable share of any such amounts shall be based on the ratio that Producers’ Gas and MV Mitigation Gas (each expressed in Mcf) received at the Springridge Receipt Points in the State or

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States in which such amounts are imposed bears to the total volume of Gas (expressed in Mcf) received at such Receipt Points, in each case during the applicable period for which such taxes, assessments, fees or other charges are incurred or imposed, as the case, may be. To the extent that any of Gatherer’s activities pursuant to this Agreement produce or result in the generation of or otherwise qualify for any emission reduction credits or emission offset credits or bonus emission allowances (collectively, “Greenhouse Gas Credits”) and Producers have paid for an allocable share of the costs of such activities pursuant to this Section 10.2, then Producers shall be entitled to receive, and Gatherers shall obtain and convey to Producers, their allocable share of any such Greenhouse Gas Credits. If any Governmental Authority takes any action (including issuance of any “policy statement,” rule, or regulation) whereby the receipt, gathering, treating, or delivery of Producers’ Gas and MV Mitigation Gas as contemplated under this Agreement shall be prohibited or subject to terms, conditions or regulations, including rate or price controls or ceilings or open access requirements not in effect on the Effective Date and which, in the reasonable judgment of Gatherer, materially adversely affect the economics of the services provided, and Springridge Fees received, under this Agreement, then, upon Notice by Gatherer to Producers, the Parties shall as promptly as practicable meet to negotiate in good faith such changes to the terms of this Agreement as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement, including the returns expected by Gatherer, with such amendment to this Agreement to be effective no later than the effective date of such new or amended Applicable Law.

Article 11

Notices

11.1 Agency. For all purposes of this Agreement, Producers individually and collectively irrevocably appoint CEMI as their agent to receive and make all notices, invoices, payments and other communications under this Agreement from or applicable to Producers and to make, withhold, grant and take all approvals, consents, decisions, and actions required or permitted of Producers under or in connection with this Agreement.

11.2 Notice. All notices, invoices, payments, and other communications made under this Agreement (“Notice”) shall be in writing and sent to the addresses shown in Exhibit C.

11.3 Method. All Notices may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail, or hand delivered.

11.4 Delivery. Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission. If the Day on which such facsimile is received is not a Business Day or is after five p.m., CPT, on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving Party. Notice by first class mail shall be considered delivered five Business Days after mailing.

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Article 12

Other Provisions

12.1 Governing Law. This Agreement shall be construed, enforced, and interpreted according to the laws of the State of Texas, without regard to the conflicts of law rules thereof. Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Harris County, Texas over any dispute or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or action. A judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

12.2 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

12.3 Specific Performance. The Parties acknowledge and agree (i) that each Party would be irreparably harmed by a breach by the other Party of any of their obligations under this Agreement and (ii) that there would be no adequate remedy at law or damages to compensate the non-breaching Party for any such breach. The Parties agree that the non-breaching Party shall be entitled to injunctive relief requiring specific performance by the breaching Party of its obligations under this Agreement, and the Parties hereby consent and agree to the entry of such injunctive relief.

12.4 Representations. Each Party represents to the other Party during the term hereof as follows: (i) there are no suits, proceedings, judgments, or orders by or before any governmental authority that materially adversely affect its ability to perform this Agreement or the rights of the other Parties hereunder, (ii) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and it has the legal right, power and authority and is qualified to conduct its business, and to execute and deliver this Agreement and perform its obligations hereunder, (iii) the making and performance by it of this Agreement is within its powers, and has been duly authorized by all necessary action on its part, (iv) this Agreement constitutes a legal, valid, and binding act and obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditor’s rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain same may be pending, and (v) there are no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending or being contemplated by it. Producers and Gatherer jointly acknowledge and agree that the movement of Gas on the Springridge Gathering System under this Agreement constitutes (and is intended to constitute for purposes of all Applicable Laws in effect in each state) a movement of Producers’ Gas and MV Mitigation Gas that is not subject to the jurisdiction of the FERC pursuant to the Natural Gas Act or Section 311 of the Natural Gas Policy Act, (a) the Springridge

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Fees have been freely negotiated and agreed upon as a result of good faith negotiations and are not discriminatory or preferential, but are just, fair, and reasonable in light of the Parties’ respective covenants and undertakings herein during the term of this Agreement, and (b) neither Producers nor Gatherer had an unfair advantage over the other during the negotiation of this Agreement.

12.5 Processing Rights. Producers retain all processing rights with respect to Producers’ Gas and MV Mitigation Gas and Gatherer shall not process Producers’ Gas or MV Mitigation Gas unless Producers agree in writing to such processing. Without the prior written consent of Gatherer, Producers shall have no right to locate a processing plant or other processing-type facilities (whether owned by Producers, their Affiliates, or a third party) on any portion or segment of any of the Springridge Gathering System. If Producers propose to engage or contract (or renew or extend the term of any existing contract or agreement) with a third party to process any of Producers’ Gas gathered on the Springridge Gathering System, Producers shall provide Gatherer with the opportunity to submit a proposal to Producers to perform such processing services.

12.6 Enforceability. If any provision in this Agreement is determined to be invalid, void, or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Agreement.

12.7 Waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

12.8 Rules of Construction. In construing this Agreement, the following principles shall be followed:

(i) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(ii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(iii) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(iv) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

(v) unless otherwise specified, the plural shall be deemed to include the singular, and vice versa; and

(vi) each gender shall be deemed to include the other genders.

12.9 No Third Party Beneficiaries. There is no third party beneficiary to this Agreement.

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12.10 Headings. The headings and subheadings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the Parties and shall not be used to construe or interpret the provisions of this Agreement.

12.11 Confidentiality. Neither Party shall disclose, directly or indirectly, without the prior written consent of the other Party the terms of this Agreement to a third party (other than Affiliates, employees, lenders, royalty owners, co-working interest owners, counsel, accountants, and agents of the Party, or a prospective or permitted assignee under Article 9 or prospective or actual purchaser of an interest in the Springridge Gathering System or in any of the Springridge Dedicated Properties, provided such Persons shall have agreed to keep such terms confidential), except (i) to comply with any Applicable Law or exchange rule, (ii) to the extent necessary for the enforcement of this Agreement, or (iii) to the extent necessary to comply with a regulatory agency’s reporting requirements. Each Party shall notify the other Party of any proceeding of which it is aware which may result in disclosure of the terms of this Agreement (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure. The existence of this Agreement is not subject to this confidentiality obligation. The entry into, or filing of a memorandum in the applicable public records with respect to this Agreement, a Separate GGA, a Dedicated Properties Owner Acknowledgment Agreement, or a Gathering System Owner Acknowledgment Agreement shall not constitute a breach of this Section 12.11. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation. The terms of this Agreement shall be kept confidential by the Parties for one Year from the expiration or termination of this Agreement. If disclosure is required by a Governmental Authority or Applicable Law, the Party subject to such requirement may disclose the material terms of this Agreement to the extent so required, but shall promptly notify the other Party, prior to disclosure, and shall cooperate (consistent with the disclosing Party’s legal obligations) with the other Party’s efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of the other Party.

12.12	Easements.

(a) Surface Rights. Oil and gas leases, oil and gas rights derived under farmout agreements, surface damage releases, right of way agreements, pooling orders and similar agreements and rights held by Producers covering the Springridge Dedicated Properties (collectively referred to herein as an “Oil and Gas Lease”) may permit Producers to lay gathering pipelines and related facilities for the purpose of moving natural gas and crude oil from any well producing from the oil, gas and mineral estate covered by such Oil and Gas Lease or lands pooled or unitized with such Oil and Gas Lease. The surface of the land covered by an Oil and Gas Lease is referred to herein as the “Surface Estate” and the owner of such Surface Estate is referred to herein as a “Surface Estate Owner.”

(b) Cooperation. With respect to any easements/rights of way across Surface Estates needed by Gatherer to connect the Springridge Gathering System to existing or future wells producing from the oil, gas and mineral estate covered by the related Oil and Gas Lease or lands pooled or unitized with such Oil and Gas Lease (a “Subject Well”), Gatherer shall first attempt to obtain such easements/right of ways from the Surface Estate Owners. If Gatherer is unable to obtain any such easement/right of way from a Surface Estate Owner, Gatherer may notify the Producers thereof and request that the Producer holding the related Oil and Gas Lease

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reasonably cooperate with Gatherer in attempting to obtain the needed easement/right of way and such Producer shall so reasonably cooperate with Gatherer. The aforesaid obligation of Producer to reasonably cooperate with Gatherer shall not require Producer to pay any consideration to a Surface Estate Owner unless there is a contemporaneous reimbursement by Gatherer.

(c) Partial Assignment. If the needed easement/right of way has not been obtained after such cooperative efforts or Gatherer in good faith believes that such efforts will not be successful, Gatherer may request that the applicable Producer execute and deliver to Gatherer an assignment in the form of Exhibit F (a “Oil and Gas Lease Partial Assignment”). Provided that the applicable Oil and Gas Lease permits the assignment contemplated by the form attached as Exhibit F and (if applicable) any required consent from the other party to the Oil and Gas Lease is obtained, Gatherer and the applicable Producer shall cooperate in completing such form by inserting or attaching a description of the applicable Oil and Gas Lease, Subject Well and Surface Estate, Gatherer and Producer shall execute such completed Oil and Gas Lease Partial Assignment, and Producer shall have the right to record such Oil and Gas Lease Partial Assignment in the applicable public records. Gatherer shall not be required to pay any separate consideration to Producers for any such Oil and Gas Lease Partial Assignment. As reflected in the form attached as Exhibit F, Gatherer’s use of the Surface Estate covered by each Oil and Gas Lease Partial Assignment shall be subject to the terms of the related Oil and Gas Lease.

(d) Removal. As between Gatherer and Producers, any property of Gatherer placed in, on or under any such Surface Estate pursuant to an Oil and Gas Lease Partial Assignment shall remain the property of Gatherer, subject to removal by Gatherer (at its expense) when necessary or desirable (as determined by Gatherer in its sole and reasonable judgment provided that such removal shall not result in Gatherer being in breach of its other obligations under this Agreement). Gatherer shall have a reasonable time after the expiration or termination of this Agreement to remove its property placed on, in or under a Surface Estate under any such Oil and Gas Lease Partial Assignment. If under the terms of the Oil and Gas Lease applicable to any Oil and Gas Lease Partial Assignment the property placed in, on or under the Surface Estate by Gatherer is required to be removed upon the expiration or termination of such Oil and Gas Lease, then Gatherer shall be obligated to effect such removal (at its expense) in a manner consistent with the terms of such Oil and Gas Lease and any applicable regulations. The obligations of Gatherer under this Section 12.12 shall survive the expiration or termination of this Agreement.

12.13 Cooperation and Development. As frequently as necessary, CEMI, on behalf of Producers, and Gatherer shall meet at a mutually agreeable location to discuss and review Producers’ drilling and other development plans on the Springridge Dedicated Properties, Gatherer’s development and construction plans (including, but not limited to, scope, timing and costs) for the Springridge Gathering System, and any other information regarding Producers’ and Gatherer’s operations that may be appropriate or helpful to the performance under this Agreement. For proposed Springridge Gathering System infrastructure, compression or treating capital expenditures not approved under the then-current Annual Plan (as defined in that certain Amended and Restated Limited Liability Company Agreement of Chesapeake Midstream GP, L.L.C. (the “CHKM GP”), dated as of August 3, 2010), if requested in writing by Producers, Gatherer shall seek the approval of the Board of CHKM GP at the next regularly scheduled meeting of CHKM’s board of directors.

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12.14 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Gatherer and Producers.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CEMI:

CHESAPEAKE ENERGY MARKETING, INC.

By:	/s/ James C. Johnson
Name:	James C. Johnson
Title:	President

CHK Producers:

EMPRESS, L.L.C.

By:	/s/ Jennifer M. Grigsby
Name:	Jennifer M. Grigsby
Title:	Senior Vice President, Treasurer and Corporate Secretary

CHESAPEAKE LOUISIANA, L.P.

By:	CHESAPEAKE OPERATING, INC. its General Partner

By:	/s/ Jennifer M. Grigsby
Name:	Jennifer M. Grigsby
Title:	Senior Vice President, Treasurer and
Corporate Secretary

CHESAPEAKE OPERATING, INC.

By:	/s/ Jennifer M. Grigsby
Name:	Jennifer M. Grigsby
Title:	Senior Vice President, Treasurer and
Corporate Secretary

Gatherer:

SIGNATURE PAGE

GAS GATHERING AGREEMENT

MAGNOLIA MIDSTREAM GAS SERVICES, L.L.C.

By:	/s/ J. Mike Stice
Name:	J. Mike Stice
Title:	Chief Executive Officer

SIGNATURE PAGE

GAS GATHERING AGREEMENT

List of Exhibits and Schedules

Exhibits
Exhibit A	Springridge Gathering System Terms and Conditions
Exhibit B	Nominations and Measurement Practices
Exhibit C	Addresses for Notice
Exhibit D	Gathering System Owner Acknowledgement Agreement
Exhibit E	Dedicated Properties Owner Acknowledgement Agreement
Exhibit F	Oil and Gas Lease Partial Assignment
Exhibit G	Memorandum of Gathering Agreement
Exhibit H	Marketing and Noncompete Agreement

Schedules
Schedule A1	Springridge Gathering System
Schedule A2	Springridge Delivery Points
Schedule A3	Springridge Dedicated Wells, Receipt Points, Fees, and Pressures
Schedule A4	Springridge AMI
Schedule A5	Springridge Annual Minimum Volume
Schedule A6	Springridge Redetermination Model and Examples
Schedule A7	Minimum Volume Commitment Example
Schedule A8	Springridge Type Curve
Schedule A9	[Intentionally Omitted]
Schedule A10	Springridge North Compression Fee
Schedule A11	Producers’ Operatorships

Exhibit A

SPRINGRIDGE GATHERING SYSTEM TERMS AND CONDITIONS

The following terms and conditions shall apply to the gathering of Producers’ Gas and (where applicable) MV Mitigation Gas on the Springridge Gathering System.

1.	Springridge Dedication.

(a) Producers’ Commitment. Subject only to Producers’ Springridge Reservations, Producers exclusively dedicate and commit to the performance of this Agreement the Springridge Dedicated Properties, represent that the Springridge Dedicated Properties are not otherwise subject to any other gas gathering agreement or other commitment or arrangement that would permit or require Producers’ Gas from the Springridge Dedicated Properties to be gathered on any other gas gathering system, and agree not to deliver any Gas produced from the Springridge Dedicated Properties and owned or controlled by Producers or their Affiliates to any other gas gatherer, gas purchaser, gas marketer, or other Person prior to the Springridge Delivery Points. Producers agree to cause any existing or future Affiliates of Producers to be bound by, and to execute and join as a party, this Agreement. The dedication and commitment made by Producers and their Affiliates under this Agreement is a covenant running with the land.

(b) Producers’ Reservations. Producers reserve the following rights (“Producers’ Springridge Reservations”): (i) to operate wells producing from the Springridge Dedicated Properties as a reasonably prudent operator, (ii) to separate or process Gas prior to delivery at the Springridge Receipt Points so long as such Producers’ Gas and MV Mitigation Gas meets the gas specifications herein after such separation or processing, (iii) to use Gas produced from the Springridge Dedicated Properties for lease operations, and (iv) to pool, communitize, or unitize Producers’ interests in the Springridge Dedicated Properties.

(c) Producers’ Representation. Producers represent that (i) Producers and their Affiliates own at least 80,000 Net Mineral Acres in the Springridge Dedicated Properties on the Execution Date, (ii) Schedule A11 sets forth a true and complete list of the governmental survey sections (each section being 640 acres specified by Section, Township, Range, County, and State) of the Springridge Dedicated Properties in Louisiana for which Producers or their Affiliates have been confirmed as the operator by the Office of Conservation, Louisiana Department of Natural Resources and entire survey areas (each specified by Survey Name, Abstract No., County, and State) of the Springridge Dedicated Properties in Texas for which Producers or their Affiliates have been recognized as the operator by the Railroad Commission of Texas, as of the Execution Date, and (iii) Producers and their Affiliates have the right to dedicate the Springridge Dedicated Properties to Gatherer and to this Agreement.

(d) Transfer of Producers’ Interests. Any transfer by Producers or their Affiliates of any of their interests in the Springridge Dedicated Properties shall comply with Article 9 of this Agreement.

(e) Memorandum. Producers shall enter into and deliver to Gatherer, at Gatherer’s request, a fully recordable memorandum of this Agreement, substantially in the form of Exhibit G.

(f) Right of First Offer. In the event any of Producers or their Affiliates proposes to dedicate interests in oil, gas, and/or mineral leases outside of the Applicable Formations but within the Springridge AMI, whether now owned or hereafter acquired, to a gatherer other than Gatherer, the applicable Producers shall, and Producers shall cause any such Affiliates to, prior to entering into any such dedication, first give notice in writing to Gatherer (the “Dedication ROFO Notice”) of its intention to enter into such dedication. The Dedication ROFO Notice shall include any material terms, conditions and details as would be necessary for Gatherer to make a responsive offer to enter into the contemplated dedication with any of Producers or their Affiliates, which terms, conditions and details shall at a minimum include any terms, condition or details provided to third parties in connection with the proposed dedication. Gatherer shall have sixty days following receipt of the Dedication ROFO Notice to propose an offer to enter into the dedication with the applicable Producers or Affiliates (the “Dedication ROFO Response”). The Dedication ROFO Response shall set forth the terms and conditions pursuant to which Gatherer would be willing to enter into a binding agreement for the dedication. Unless the Dedication ROFO Response is accepted pursuant to written notice from the applicable Producers or Affiliates delivered to Gatherer within sixty days of such delivery, such Dedication ROFO Response shall be deemed to have been rejected by the applicable Producers or Affiliates. If a Dedication ROFO Response is accepted by the applicable Producers or Affiliates, the applicable Producers shall (and Producers shall cause the applicable Affiliates to) enter into an agreement with Gatherer providing for the consummation of the dedication upon the terms set forth in the Dedication ROFO Response. If a Dedication ROFO Response with respect to any proposed dedication is rejected by the applicable Producers or Affiliates, the applicable Producers or Affiliates shall be free to enter into such proposed dedication with any gatherer on terms and conditions that are not more favorable in the aggregate to such gatherer than those proposed in respect of Gatherer in the Dedication ROFO Response.

2.	Springridge Fees.

(a) Gathering and Compression Fees. As consideration for receiving Producers’ Gas or MV Mitigation Gas at each Springridge Receipt Point each Month, Producers shall pay Gatherer each Month an amount equal to the applicable Springridge Fees (expressed in $/Mcf) for each Springridge Receipt Point shown in Schedule A3 (as supplemented from time to time) applied to the volume of Producers’ Gas and MV Mitigation Gas received at each such Springridge Receipt Point during such Month (excluding volumes redelivered for use in gas lift operations pursuant to Section 10 of Exhibit A). In addition to payment of such amounts, Producers shall reimburse Gatherer each Month for Producers’ allocated share of Electric Power Charges on each Springridge Gathering System and any other Springridge Fees shown in Schedule A3, in each case based on the volume of Producers’ Gas and MV Mitigation Gas (net of gas lift volumes) received at each such Springridge Receipt Point during such Month.

(b) Dehydration Service Fees. Producers’ Gas and MV Mitigation Gas delivered to the Springridge Receipt Points may have a water vapor content that exceeds the quality specification for water vapor content permitted from time to time by one or more of the Springridge Receiving Transporters. In such event, Gatherer will dehydrate, if necessary, Producers’ Gas or MV Mitigation Gas to reduce its water vapor content to 7 pounds per million Cubic Feet. The fee for such dehydration services is included in the Springridge Fees. In addition to the Springridge Fees, Gatherer will charge Producer for, or retain Gas in connection with, as applicable, Producers’ allocable share of Fuel Gas and Lost and Unaccounted for Gas incurred in connection with dehydration services performed under this Section 2(b). Gatherer shall be responsible for the costs incurred in disposing of water removed from Producers’ Gas or MV Mitigation Gas during dehydration. If the quality specification for water content is reduced below 7 pounds per million Cubic Feet by one or more of the Springridge Receiving Transporters, then the Parties shall promptly negotiate an additional fee that includes separate components for incremental capital and incremental operating expenses equal to an amount that would provide Gatherer with the Target IRR to be paid by Producers to reimburse Gatherer for the cost of additional dehydration services to comply with such specifications.

(c) Treating Service Fees. Producers’ Gas, In-Kind Gas or MV Mitigation Gas delivered to the Springridge Receipt Points may have carbon dioxide or hydrogen sulfide content that exceeds the quality specification for carbon dioxide or hydrogen sulfide content required from time to time by one or more of the Springridge Receiving Transporters. In such event, without limiting Gatherer’s rights under Section 9(c) of this Exhibit A, Gatherer will treat, if necessary, Producers’ Gas or MV Mitigation Gas to reduce the carbon dioxide content to 2% and hydrogen sulfide to not more than 4 ppm of hydrogen sulfide. The fee for Gatherer providing such treating services is included in the Springridge Fees to the extent that the volume weighted average quality of Producers’ Gas, In-Kind Gas, and MV Mitigation Gas at all of the Springridge Receipt Points (i) does not exceed ** ppm for Hydrogen Sulfide or (ii) does not require more than ** gpm amine treating capacity to reduce the carbon dioxide content of such Gas to not more than 2% at the Springridge Delivery Points. If additional treating facilities or injected Hydrogen Sulfide scavenger chemicals are required because (x) the volume weighted average quality of all of Producers’ Gas, In-Kind Gas, and MV Mitigation Gas at the Springridge Receipt Points exceeds ** ppm for Hydrogen Sulfide or more than ** gpm amine treating capacity is required to reduce the carbon dioxide content of such Gas to not more than 2% at the Springridge Receipt Points (and such quality issues cannot be addressed pursuant to Section 9(c) of this Exhibit A) or (y) the quality specification for carbon dioxide or hydrogen sulfide of the Springridge Receiving Transporters is reduced below 2% carbon dioxide and 4 ppm of hydrogen sulfide, then Gatherer shall, subject to the negotiation of an additional fee that includes separate components for incremental capital and incremental operating expenses equal to an amount that would provide Gatherer with the Target IRR, take such actions as are necessary to provide such additional treating services. If the Parties are unable to agree upon an additional fee, then Gatherer may refuse to accept receipt of such Producers’ Gas or MV Mitigation Gas for delivery to such Springridge Receiving Transporter. Gatherer’s right to negotiate additional treating fees or right to refuse further deliveries of such Producers’ Gas or MV Mitigation Gas shall apply to each additional reduction in quality specification for carbon dioxide or hydrogen sulfide content of the Springridge Receiving Transporters. In addition to the fees referred to above, Gatherer will retain Gas in connection with, as applicable, Producers’ allocable share of Fuel Gas (subject to the cap on Fuel Gas to be negotiated among the Parties pursuant to Section 11 of Exhibit A) incurred in connection with treating services performed in accordance with this Section 2(c). If Gatherer removes carbon dioxide from Producers’ Gas or MV Mitigation Gas gathered on any Springridge Gathering System, Producers shall have the right (but not the obligation) to keep title to and retain all such carbon dioxide removed from Producers’ Gas or MV Mitigation Gas. If Producers so elect to retain title to such carbon dioxide, then Producers shall be responsible (at their sole risk, cost and expense) to arrange for the taking and delivery of such carbon dioxide at and from each point on the Springridge Gathering System where such carbon dioxide is so removed, and Gatherer shall make such carbon dioxide available for taking at prevailing pressures after treating. Notwithstanding the foregoing, nothing in this Section 2.3(c) shall require Gatherer to install facilities or incur any capital expense associated with such delivery. Producers shall have the right to treat Producers’ Gas at the wellhead. Producers shall also have the right to aggregate Producers’ Gas solely for the purpose of treating at a central point prior to delivery to the Springridge Gathering System.

3.	Redetermination of Springridge Fees.

(a) For the period that commences as of December 1, 2010 and ends on December 31, 2020 (such period, the “Springridge Redetermination Period”) the Parties agree that the Springridge Fees shall be subject to an annual redetermination to be conducted in accordance with this Section 3 (each such annual redetermination, an “Annual Redetermination”). The Annual Redeterminations shall be conducted as follows: (i) the first Annual Redetermination shall be for the 25-Month period commencing on December 1, 2010 and ending December 31, 2012; (ii) the next eight Annual Redeterminations shall be for the calendar Year commencing on January 1, 2013 and as of January 1 for each of the eight successive calendar Years; (iii) and the final Annual Redetermination shall be for the portion of the Year commencing January 1, 2020 and ending December 31, 2020 (each Year (or portion thereof) for which an Annual Redetermination is to be made is referred to herein as an “Annual Redetermination Period”). Commencing on the first Business Day after each Annual Redetermination Period, the Parties shall (unless Producers and Gatherer mutually agree not to conduct any particular Annual Redetermination), as promptly thereafter as is commercially practicable, enter into discussions and negotiations regarding whether all or any portion of the Springridge Fees should be adjusted, which discussions and negotiations shall take into account the factors specified below in Section 3(b) of this Exhibit A.

(b) Factors for Redetermination. Gatherer and Producers acknowledge that the purposes for the inclusion by the Parties of the right to redetermine and adjust the Springridge Fees under this Section 3 of Exhibit A are (i) to mitigate the high degree of uncertainty in forecasting (A) future capital expenditures (including capital expenditures related to rights of way, construction labor, maintenance, connections to or expansions or extensions of, or pipeline integrity costs, of the Springridge Gathering System (hereinafter referred to as “Springridge Cap Ex”), (B) future compression expenses (whether capitalized or expensed) (including costs associated with rentals payments, standby fees, mobilization and demobilization, facility construction, environmental testing, pollution control equipment, permitting, acquisition of emissions allowances, maintenance, overhauls, and electricity facilities such as power lines and substations, but excluding electricity costs) (hereinafter referred to as “Springridge Compression Expense”), (C) the impact (positive or negative) on revenues realized by Gatherer related to Producers’ Gas and MV Mitigation Gas from the Springridge Fees and (ii) to assure that after giving effect to the True-Up Payment to be made in connection with the final Annual Redetermination and to the annual adjustments to the Springridge Fees to be made as provided herein, the Springridge Fees permit the Gatherer to achieve an acceptable return (expressed in terms of the unlevered, pre-income tax IRR to Gatherer) over the Springridge Redetermination Period on the actual increased or decreased cash flow as compared to cash flow forecasted as of the date of this Agreement as set forth on Schedule A6. The Parties shall as promptly as is commercially practicable on the first Business Day after each Annual Redetermination Period enter into discussions and negotiations to determine whether the Springridge Fees should be adjusted, which discussions and negotiations shall take into account (in addition to other relevant factors) that Producers and Gatherer intend, subject to the “Springridge Redetermination Cap” (as defined below) and giving effect to payment of the True-Up Payment to be made in respect of the final Annual Redetermination Period, that the net present value, discounted to December 1, 2010 at an unlevered, pre-income tax IRR of **% (“Target IRR”), of the “Annual Net Cash Flow Difference,” shall be equal to zero (0), where the “Annual Net Cash Flow Difference” is (i) for the given Annual Redetermination Period the sum of the following: (A) the Total Cap Ex Difference (as defined below), (B) Estimated Cap Ex Ad Valorem Tax Change (as defined below), (C) Applicable Springridge Revenue Difference (as defined below), including the surcharge or credit as described below, and (D) the Springridge Compression Expense Difference (as defined below). For purposes of this Section 3(b), the first Annual Redetermination Period shall be deemed to have commenced on December 1, 2010 (as if this Agreement were in effect on and started as of such date) and shall end on December 31, 2012 and the final Annual Redetermination Period shall begin on January 1, 2020 and end on December 31, 2020. For purposes of adjusting the Springridge Fees pursuant to this Section 3(b), the Producers and Gatherer shall determine and take into account (in addition to other relevant factors) the following:

(i) the amount of the Springridge Cap Ex projected as of Effective Date to be incurred from and after December 1, 2010 for each given Annual Redetermination Period in respect of the Springridge Gathering System (the “Original Springridge Cap Ex Projections”) as set forth in the first line under “Capital Expenditures and Ad Valorem” in Schedule A6;

(ii) the amount of Springridge Cap Ex related to the Springridge Gathering System actually expended by Gatherer during the Annual Redetermination Period in respect of which the Annual Redetermination is being made (the “Actual Springridge Cap Ex”);

(iii) for each Annual Redetermination Period, the difference (expressed as a positive or negative number, as applicable) between (A) the amount for such Annual Redetermination Period specified in the Original Springridge Cap Ex Projections and (B) the Actual Springridge Cap Ex for such Annual Redetermination Period (the difference for each Annual Redetermination Period, the “Total Cap Ex Difference”);

(iv) for each Annual Redetermination Period, the estimated change (expressed as a positive or negative number, as applicable) in the Springridge ad valorem tax attributable to the Total Cap Ex Difference for such Annual Redetermination Period, such estimated change to be calculated in accordance with the methodology specified in footnote 1 of Schedule A6 hereto (the difference for each Annual Redetermination Period, the “Estimated Cap Ex Ad Valorem Tax Change”);

(v) the amount of the Springridge Compression Expense projected as of Effective Date for each of the Annual Redetermination Periods in respect of the Springridge Gathering System (the “Original Springridge Compression Expense”), as set forth in the first line item under the caption “Compression Expenses” in Schedule A6;

(vi) the amount of Springridge Compression Expense actually expended by Gatherer for the Springridge Gathering System during the Annual Redetermination Period for which such Annual Redetermination is being conducted (the “Actual Springridge Compression Expense”);

(vii) for each Annual Redetermination Period, the difference (expressed as a positive or negative number, as applicable) between (A) the amount for such Annual Redetermination Period specified in the Original Springridge Compression Expense and (B) the Actual Springridge Compression Expense for such Annual Redetermination Period (the difference for each Annual Redetermination Period, the “Springridge Compression Expense Difference”);

(viii) the revenues projected as of Effective Date to be received by Gatherer from and after December 1, 2010 from Producers’ Gas, MV Mitigation Gas, and In-Kind Gas (as if the Springridge Fees were applicable to such In-Kind Gas) in respect of the Springridge Gathering System for each of the Annual Redetermination Periods (“Original Springridge Revenue Projections”), as specified in the line item entitled “Original Springridge Revenue Projections” under the caption “Revenues from Producers” in Schedule A6;

(ix) the actual revenues realized by Gatherer in respect of the Annual Redetermination Period for which the Annual Redetermination is being made from Producers’ Gas, MV Mitigation Gas, and In-Kind Gas (as if the Springridge Fees were applicable to such In-Kind Gas) in respect to the Springridge Gathering System (the revenues for each such Annual Redetermination Period, the “Actual Springridge Revenues”);

(x) for the Annual Redetermination Period, the difference (expressed as a positive or negative number, as applicable) between (A) the Actual Springridge Revenues for such Annual Redetermination Period and (B) the Original Springridge Revenue Projections for such Annual Redetermination Period (the amount for each Annual Redetermination Period, the “Applicable Springridge Revenue Difference”); and

(xi) for the Annual Redetermination to be made in respect of the final Annual Redetermination Period, a “true-up” payment (the “True-Up Payment”) shall be made equal to the sum of the “Ending Cash Flow Differential” (as defined below, expressed as a positive or negative number) for the Annual Redetermination Period immediately preceding the final Annual Redetermination Period and the Annual Net Cash Flow Difference (expressed as a positive or negative number) for the final Annual Redetermination Period; provided, however, that if this Agreement is terminated prior to the end of the final Annual Redetermination Period, the True-Up Payment shall be calculated and made as of such early termination date. If the sum is a negative number, the True-Up Payment equal to such sum shall be made by Producers to Gatherer in immediately available funds promptly after the amount of such True-Up Payment is determined, or if the sum is a positive number, the True-Up Payment equal to such sum shall be made by Gatherer to Producers in immediately available funds promptly after the amount of such True-Up Payment is determined.

Taking into account the factors described in items (i) through (xi) above, the annual fee adjustment, which shall be expressed as a surcharge (or credit) expressed in $ per Mcf and applied to the then applicable Springridge Fees (as then escalated and previously adjusted pursuant to this Section 3(b); such surcharge (or credit) the “Springridge Fee Adjustment”), if any, to the Springridge Fees proposed to be made in response to the Springridge Redetermination Notice, (which adjusted Springridge Fees, if any, will be effective as specified in Section 3(d) of this Exhibit A), shall be such that, subject to the Springridge Redetermination Cap (as defined below) and giving effect to payment of the True-Up Payment to be made in respect of the final Annual Redetermination, the net present value, discounted to Effective Date at the Target IRR, of the Annual Net Cash Flow Difference, shall be equal to zero (0), with the Annual Net Cash Flow Difference to be calculated based on a determination of Increased (or Decreased) Revenues from the Springridge Fee Adjustment for such Annual Redetermination Period. Subject to the Springridge Redetermination Cap (as defined below), the amount of the annual Springridge Fee Adjustment (which adjustments are referred to herein and in Schedule A6 as a “surcharge” if such adjustment is an increase in the Springridge Fees , or as a “credit” if such adjustment is a decrease in the Springridge Fees ) for each of the Annual Redetermination Periods (excluding the final Annual Redetermination Period) will be equal to the quotient of (i) the product of (A) the sum of (I) the Ending Cash Flow Differential (as defined below) as of the end of the Annual Redetermination Period immediately preceding the Annual Redetermination Period for which the Annual Redetermination is being made and (II) the Annual Net Cash Flow Difference for the Annual Redetermination Period for which the Annual Redetermination is being made multiplied by (B) **, divided by (ii) 100% of the actual aggregate volume (expressed in Mcf) of Producers’ Gas and MV Mitigation Gas received at Springridge Receipt Points during the preceding period in which such Annual Redetermination is being made. The term “Ending Cash Flow Differential” for any Annual Redetermination Period is equal the product of (i) the sum the Annual Net Cash Flow Difference as of the end of such Annual Redetermination Period plus the Ending Cash Flow Differential, if any, from the Annual Redetermination Period immediately preceding such Annual Redetermination Period, multiplied by (ii) ** (as illustrated under the caption “Redetermination Calculations (Annual + Final True-Up Payment” in Schedule A6). In making any determination with respect to whether the Springridge Fees should be adjusted under this Section 3(b), any reduction or increase realized in actual operating or general and administrative expenses (excluding Springridge Compression Expense) shall be disregarded for purposes of such model determination. Any Springridge Fee Adjustment made under this Section 3(b) of Exhibit A may result in a surcharge or credit in the applicable Springridge Fees; provided, however, that the annual upward or downward Springridge Fee Adjustments made under this Section 3(b) of Exhibit A shall not exceed 15% of the Springridge Fees in effect as of the last Day of the Annual Redetermination Period in respect of which such Springridge Fee Adjustments were determined (as previously adjusted in accordance with this Section 3 and inclusive of escalation as specified in Schedule A3 for the Springridge Gathering System; such limitation the “Springridge Redetermination Cap”). Schedule A6 sets forth an illustrative example of the Springridge Fee Redetermination methodology assuming the first redetermination is as of January 1, 2013.

(c) Industry Expert. If, within 30 Days after the first Business Day of the period for which any Springridge Fee Adjustments are to be effective, the Parties have not entered into an amendment to this Agreement reflecting the Parties’ agreement regarding such annual adjustments to the Springridge Fee Adjustments, then either Party may notify the other of its request to have an Industry Expert determine adjustments to the applicable Springridge Fee Adjustments, if any, and the True-Up Payment, if any (the Party to give such a notice, the “Notifying Party”, and the recipient of such a notice, the “Receiving Party”). Upon the receipt of such a request for an Industry Expert determination from the Notifying Party, the Notifying Party and Receiving Party shall confer in good faith for up to 5 Business Days to agree on the selection of an Industry Expert to determine if, taking into account the factors enumerated above in Section 3(b) of this Exhibit A, an adjustment to the Springridge Fees is appropriate and, with respect to the Annual Redetermination for the final Annual Redetermination Period, the amount of any True-Up Payment that is payable. If the Parties are unable to agree upon the selection of an Industry Expert within such 5 Business Day period, then each of the Notifying Party and Receiving Party will select an Industry Expert and the two firms so selected will select a Person to serve as the Industry Expert. Following such selection of an Industry Expert, each Party shall present to the Industry Expert a written statement of its position on proposed adjustments to the Springridge Fees (including its methodology for calculating such adjustments) not later than 30 Days after the selection of such Industry Expert. The Industry Expert may, within 30 Days after its receipt of such statements, request such additional information from either or both Parties as the Industry Expert may deem reasonably necessary or desirable for purposes of making its determination. Each Party agrees to promptly provide the Industry Expert with all information so requested of it. The Industry Expert shall make its determination in a manner consistent with Section 3(b) of this Exhibit A above and Schedule A6. The Industry Expert shall be instructed to determine and submit to the Parties its decision regarding (i) adjustments to all or any portion of the Springridge Fees; provided, however, that any increase or decrease to any Springridge Fees determined by the Industry Expert shall be subject to the Springridge Redetermination Cap, and (ii) the amount of any True-Up Payment due in respect of the final Annual Redetermination Period. The decision of the Industry Expert shall be conclusive, binding upon, and non-appealable by the Parties; provided that, the decision of the Industry Expert shall not be binding on the Gatherer unless and until it has received an opinion from its counsel that such Fees as proposed to be adjusted will be treated as qualifying income (as defined in Section 7704(d) of the Internal Revenue Code of 1986, as amended). In making a determination under this Section 3(c) of Exhibit A, an Industry Expert shall be authorized to engage such independent consultants, which may include an independent reservoir engineering firm or engineering firm that is a recognized leader in advising midstream companies on the design and estimated construction costs of gathering systems in the Springridge region, provided that each of such consultants must not have a material conflict of interest in relation to Producers and CHK, on the one hand, or Gatherer or its members, on the other hand. The costs and expenses of the Industry Expert and such other consultants shall be shared equally by the Parties.

(d) Effect of Redetermined Fee. Any Springridge Fees redetermined under this Section 3 of Exhibit A shall apply as of the first day of the period in which the Annual Redetermination is being made, and shall remain in effect until the date as of which the redetermined Fees for the next Annual Redetermination are to be effective.

(e) Excluded Cap Ex, Revenues and Compression Expenses. The amount of Actual Springridge Cap Ex and Actual Springridge Compression Expense determined in accordance with this Section 3 shall exclude any capital expended (in the case of Actual Springridge Cap Ex) or costs paid (in the case of Actual Springridge Compression Expense) for additional facilities in accordance with Section 6(c) and Section 6(e) of this Exhibit A. The amount of revenues used in the calculations pursuant to Section 3(b) of this Exhibit A above shall exclude (i) any additional fees agreed to by Producers and Gatherer for additional facilities installed by Gatherer pursuant to Section 2(b) (but only the portion of such fees that recovers Gatherer’s operating expenses), Section 2(c) (but only the portion of such fees that recovers Gatherer’s operating expenses), Section 6(c) and Section 6(e), of this Exhibit A, (ii) any revenues earned or projected to be earned by Gatherer for services on the Springridge Gathering System for Gas other than Producers’ Gas, MV Mitigation Gas, and In-Kind Gas (as if the Springridge Fees were applicable to such In-Kind Gas), and (iii) any revenues attributable to Fuel Gas or electricity costs in respect of the Springridge Gathering System. Any capital expenditures made by Gatherer for facilities that are used to flow Gas other than Producers Gas, In-Kind Gas, or MV Mitigation Gas received at the Springridge Receipt Points shall be allocated based on actual volumes of Producers Gas, In-Kind Gas, MV Mitigation Gas, and third party Gas flowing through such facilities with the part thereof allocated to such third party Gas to be excluded from the Actual Springridge Cap Ex under this Section 3.

(f) Fees After the Final Annual Redetermination. If this Agreement remains in effect following the expiration of the Primary Term pursuant to Section 2.1, after the True-Up Payment has been made in full, the Springridge Fees effective as of January 1, 2021 shall be equal to $**/Mcf for all volumes plus an additional $**/Mcf for volumes that receive compression service pursuant to Schedule A3 (subject to escalation thereafter as specified in Schedule A3).

4.	Minimum Volume Commitment.

(a) Producers’ Obligation. Producers commit and agree to deliver to Gatherer for gathering on the Springridge Gathering System in each Year during the Minimum Volume Period no less than the Adjusted Springridge Annual Minimum Volume for each such Year. The exclusive remedies for any failure of Producers to comply with their obligations under the preceding sentence are set forth in Section 4(b) of this Exhibit A.

(b) Deficit Volumes. If Annual Springridge Gathered Volumes in any Year of the Minimum Volume Period are less than the Adjusted Springridge Annual Minimum Volume for such Year, then Producers shall pay Gatherer, in cash, no later than 30 Days following the receipt by Producers from Gatherer of an invoice therefor, accompanied by reasonable support for the deficit amount invoiced therein, an amount equal to the Springridge Fee(s) for such Year multiplied by the deficit volumes for such Year.

(c) Springridge Excess Volumes. Annual Springridge Excess Volumes shall be accumulated as a credit to be used to reduce the Adjusted Springridge Annual Minimum Volume in future Years as provided herein. Annual Springridge Excess Volumes shall be used to first reduce the Adjusted Springridge Annual Minimum Volume in the last Year of the Minimum Volume Period and then once the Adjusted Springridge Annual Minimum Volume for such Year is completely satisfied from such Annual Springridge Excess Volumes, any remaining Annual Springridge Excess Volumes will credited to the Adjusted Springridge Annual Minimum Volume for the preceding Year or Years.

(d) Adjusted Springridge Annual Minimum Volume. The “Adjusted Springridge Annual Minimum Volume” shall be determined for each Year in the Minimum Volume Period,

solely for purposes of the calculation under Section 4(b) of this Exhibit A above, as follows: for each such Year the Springridge Annual Minimum Volume, as shown in Schedule A5, shall be (i) decreased by (w) volumes of Producers’ Gas and In-Kind Gas not delivered in such Year that are attributable to Springridge Delayed Connections, (x) any Force Majeure Volumes or Maintenance Suspension Volumes not delivered in such Year, (y) the Annual Springridge Excess Volumes, if any, that are applicable to such Year as provided in Section 4(c) of this Exhibit A above, and (ii) increased by (x) the volumes of Producers’ Gas and In-Kind Gas attributable to Springridge Delayed Connections that are connected to a Springridge Gathering System in such Year and (y) the Force Majeure Volumes credited under clause (i)(y) above after resumption of deliveries on the affected Springridge Gathering System.

(e) No Suspension. Producers’ obligations to make payments under this Exhibit A shall not be suspended by the inability of Producers to deliver Producers’ Gas or MV Mitigation Gas under this Agreement due to the occurrence of Force Majeure Events affecting Producers.

(f) Example Calculation. An example calculation of payments that may be due under this Section 4 of Exhibit A is shown in Schedule A7.

5.	Gas Delivery.

(a) Receipt and Delivery. Producers agree to tender, or cause to be tendered, to the Springridge Receipt Points, Producers’ Gas and MV Mitigation Gas, each Day, and Gatherer agrees to accept Producers’ Gas and MV Mitigation Gas at the Springridge Receipt Points and redeliver Producers’ Gas and MV Mitigation Gas to the Springridge Delivery Points, subject to and on the terms provided in this Agreement. If Gatherer does not have sufficient capacity to accept Producers Gas or MV Mitigation Gas, Gatherer shall use all commercially reasonable and diligent efforts to construct the necessary facilities. If after the use of such efforts the necessary facilities have not been constructed or Gatherer determines in good faith that it will not be able to construct such facilities using commercially reasonable and diligent efforts, the Producers may request and Gatherer shall provide a written release of the wells that would have been served by such Facilities and the acreage inclusive of and nearest to the affected wells as may reasonably be required to attract a third party gatherer to connect to the affected wells, up to a maximum of three governmental survey sections (each section being 640 acres specified by Section, Township, Range, County, and State, if in Louisiana) or entire survey areas (each specified by Survey Name, Abstract No., County, and State, if in Texas) of the Springridge Dedicated Properties; provided, however, that such written release shall exclude wells already connected, or in the process of being connected, to the Springridge Gathering System. Nominations of Producers’ Gas and MV Mitigation Gas shall be made in accordance with the procedures in Exhibit B.

(b) Equivalent Quantities. Gatherer shall, as nearly as practicable each Day, deliver for Producers’ account Equivalent Quantities of Gas at the Springridge Delivery Points. All receipts and deliveries of Producers’ Gas and MV Mitigation Gas less System Fuel and Losses shall be balanced on a MMBtu basis, and all quantities referred to herein shall be adjusted for the Gross Heating Value thereof.

(c) Equal Receipt and Delivery. The Parties intend that Producers’ Gas and MV Mitigation Gas will be received and delivered hereunder at reasonably uniform rates, and Producers shall not, in any manner, use any Springridge Gathering System for storage or peaking purposes without Gatherer’s prior written approval, which approval may be withheld in Gatherer’s discretion.

(d) Proration. Producers shall, at all times, be holders of Priority 1 Service with respect to all Producers’ Gas and MV Mitigation Gas received by the Springridge Gathering System up to the capacity of the Springridge Delivery Points, subject to Gatherer’s obligations under third party gas gathering agreements relating to the Springridge Gathering System under which Gatherer provides a similar level of service. If capacity on a Springridge Gathering System is curtailed or reduced, or capacity is insufficient for the needs of all shippers desiring to use such capacity, the holders of Priority 3 Service will be curtailed first, the holders of Priority 2 Service will be curtailed next, and the holders of Priority 1 Service shall be curtailed last. As among the holders of Priority 1 Service, the capacity available to Priority 1 Service under the preceding sentence shall be allocated among the holders of Priority 1 Service based on the Economic Value of each contract granting such Priority 1 Service, with the contract having the highest Economic Value being the last Gas curtailed; provided, however, that Gatherer may designate third party gas gathering agreements with an aggregate capacity of up to five percent of the available total capacity of the Springridge Gathering System that will be curtailed on a pro rata basis with Producers’ Gas and MV Mitigation Gas with respect to curtailments affecting receipt point capacity. For avoidance of doubt, pro rata curtailment shall not apply to Producers’ Springridge Delivery Point capacity into the Centerpoint and/or Tiger pipelines to the extent that such capacity is utilized to fulfill Producers’ firm transportation commitments on such pipelines. As among the holders of Priority 2 Service, the capacity available to Priority 2 Service (if any) under the first sentence of this paragraph shall be allocated among the holders of such Priority 2 Service based on the percentage derived by dividing the volume of Gas nominated by each holder of Priority 2 Service by the total volume of Gas nominated by all holders of Priority 2 Service, in each case as such nominations exist as of the first of the relevant Month or, if applicable, such other day as such nominations are required to be made. As among holders of Priority 3 Service, the capacity available to Priority 3 Service (if any) under the first sentence of this Section 5(d) of Exhibit A shall be fully interruptible.

(e) Delivery Point Change. To the extent Producers’ nominations of Gas to a Springridge Delivery Point would not permit Gatherer to confirm all volumes of Producers’ Gas and MV Mitigation Gas on the Springridge Gathering System and subject to Section 5(d) of this Exhibit A above, Producers shall exercise commercially reasonable efforts to nominate Gas at other Springridge Delivery Points to permit Gatherer to accept all volumes of Producers’ Gas and MV Mitigation Gas on the Springridge Gathering System.

(f) Information. Each Party will furnish or cause to be furnished to the other Party hereto all data required to accurately account for all Producers’ Gas and MV Mitigation Gas received and delivered hereunder.

(g) Third Party Arrangements. Producers shall make, or cause to be made, all necessary arrangements with other pipelines or third parties at or upstream of the Springridge Receipt Points and at or downstream of the Springridge Delivery Points to effect Gatherer’s receipt and delivery of Producers’ Gas and MV Mitigation Gas. Such arrangements must be coordinated with Gatherer’s Gas Control Department and must, at all times, be acceptable to Gatherer, in its sole discretion.

(h) Allocations. The Springridge Receipt Points and Springridge Delivery Points may be at locations through which other volumes of Gas are being measured. As a result, the measurement of Producers’ Gas and MV Mitigation Gas under this Agreement may involve the allocation of Gas delivered. Upon the written request from a Party to the other Party, the Party receiving such request will furnish or cause to be furnished to the other Party hereto all data reasonably available to the furnishing Party that is required to account as accurately as reasonably possible for all Gas received and delivered hereunder.

(i) Commingling.

(i) Although Producers shall retain title to Producers’ Gas and MV Mitigation Gas delivered to Gatherer at the Springridge Receipt Points hereunder, Producers’ Gas and MV Mitigation Gas shall constitute part of the supply of Gas from all sources to the Springridge Gathering System, and as such Gatherer shall, subject to its obligation to deliver an Equivalent Quantity each Day and to the following provisions of this Section 5(i), have the right to commingle Producers’ Gas and MV Mitigation Gas with Gas of other Persons.

(ii) If (A) a Person other than Producers or their Affiliates delivers Gas to a Springridge Gathering System and (B) with respect to such Springridge Gathering System Producers or their Affiliates have a processing agreement downstream of such Springridge Gathering System with respect to Producers’ Gas and MV Mitigation Gas moved through such Springridge Gathering System, then prior to such Gas being delivered to such Springridge Gathering System Gatherer shall take (or require the third party producer to take) such actions as may be necessary to determine the Btu content of the Gas stream that would be delivered to such Springridge Gathering System by such Person (the “Third Party Btu Content”). If any such third party Gas has a Third Party Btu Content that is ** Btus higher or lower than the average Btu content of Producers’ Gas and MV Mitigation Gas delivered to such Springridge Gathering System based on the most recent Gas quality sample for which Btu content information is available (“Applicable Third Party Gas”), then Gatherer will provide Notice to Producers and the provisions of clause (iii) immediately below shall apply.

(iii) With respect to any Applicable Third Party Gas, Gatherer shall provide Notice to Producers of the Person proposing to move such gas over the applicable Springridge Gathering System if Gatherer receives the consent of such Person to disclose such information to Producers. For a period of 30 Days after any such Notice by Gatherer Producers and their Affiliates may pursue the establishment of a marketing arrangement with such Person whereby Producers or their Affiliates purchase such Third Party Gas at the wellhead. If Gatherer is unable to disclose information about such Person or if Producers are unable to reach an agreement with any such Person proposing to move Third Party Gas over the applicable Springridge Gathering System by the end of such 30 Day period, then promptly following request by Producers, Gatherer and

Producers, together or separately, shall enter into discussions and negotiations with the applicable gas processor to effect such changes as may be necessary to eliminate or substantially mitigate any reduction in natural gas liquids that would be allocated to Producers resulting from commingling such Applicable Third Party Gas.

(iv) The provisions of this Section 5(i) shall not apply to volumes of Gas delivered under third party gathering agreements in effect on the Effective Date.

(j) Lost and Unaccounted for Gas. Gatherer will conduct the services required to be performed by Gatherer under this Agreement using practices, methods and acts which are engaged in or which have been approved by a significant portion of the natural gas gathering industry. Producers acknowledge, however, that certain volumetric losses in Producers’ Gas and MV Mitigation Gas will occur even if such services are conducted in accordance with the preceding sentence, and such losses attributable to Lost and Unaccounted for Gas shall be shared and allocated among Producers and other third party shippers on the Springridge Gathering System in the proportion that each party delivers Gas to the Springridge Gathering System. Producers’ allocated share of Lost and Unaccounted for Gas on the Springridge Gathering System shall be based on actual losses on the Springridge Gathering System and shall be subject to the caps to be agreed among the Parties pursuant to Section 11 of this Exhibit A.

(k) Fuel Gas. Reductions in volumes of Producers’ Gas and MV Mitigation Gas due to Fuel Gas used for gathering, compression, dehydration, processing, and treating shall be shared and allocated among Producers and other third party shippers on the Springridge Gathering System in the proportion that each shipper delivers Gas to the Springridge Gathering System. Reductions due to Fuel Gas use on the Springridge Gathering System for dehydration and treating shall be shared and allocated among Producers and third party shippers as specified in Sections 2(b) and 2(c) of this Exhibit A and subject to the caps to be agreed among the Parties pursuant to Section 11 of this Exhibit A.

(l) Drip Liquids. Producers acknowledge that certain reductions in volumes of Producers’ Gas and MV Mitigation Gas will occur due to shrinkage from Drip Liquids in the Springridge Gathering System, and such reductions attributable to Drip Liquids shall be shared and allocated among Producers and other third parties whose Gas is gathered on the Springridge Gathering System in the proportion to the C5+ constituents contained in the Gas delivered by each such shipper to the Springridge Gathering System. Such allocations shall be based on the most recent quality analysis available to Gatherer for such Gas. Gatherer shall provide Notice to Producers from time to time of the quantities of Drip Liquids collected on the Springridge Gathering System and attributable to Producers’ Gas and MV Mitigation Gas. Gatherer (or Gatherer’s agent) will cause such Drip Liquids to be collected and removed from Gatherer’s tanks and sold from time to time. Within a reasonable period of time after any such sale, Gatherer (or Gatherer’s agent) shall remit or credit to Producers their allocated share of the net proceeds received from such sale of Drip Liquids less the actual, reasonable costs and expenses incurred to collect, transport, and sell such Drip Liquids. Drip Liquids shall be measured by the Drip Liquids purchaser.

6.	New Connections to Springridge Gathering System.

(a)	Notice of New Pad and Well Connections.

(1) New Pad Connections. CEMI, on behalf of Producers, shall provide Gatherer Notice as soon as practicable of the location of, and expected date of first production for, new Producer Wells in the Springridge AMI. Such Notice to Gatherer shall include the projected date of final completion and testing of such pad(s) and/or well(s) specified in the Notice; provided, such notice may be limited to the location of such pad(s) and/or well(s) and project scoping and/or right of way acquisition only (a “Limited Notice”). If a Limited Notice is given, Producers may subsequently provide Notice of the projected date of final completion and testing of the well or wells and the expected date of first production for such pad(s) and/or wells. Following such Notice(s), Producers and Gatherer shall reasonably cooperate with each other in developing and providing to the other Party such other information and data regarding such pads and wells reasonably requested by such Party, including, if requested by Gatherer, Producers’ good faith estimate of the Gas reserves for each such well or wells and the projected monthly production profile for the first five years after initial production for each such well or wells. Because of the interrelated nature of the actions of the Parties required to obtain the necessary permits, authorizations, and rights of way from the appropriate state and local agencies and other Persons necessary to drill and complete each such well and construct the required extensions of the Springridge Gathering System to the pad or pads for such well or wells, the Parties agree to work together in good faith to obtain such permits, authorizations, and rights of way as expeditiously as reasonably practicable, as provided herein. The Parties agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such permits, authorizations, and rights of way.

(2) New Well Connections. CEMI, on behalf of Producers, shall use its commercially reasonable efforts to provide Gatherer no less than 90 days’ prior Notice of the location of, and expected date of first production for, new Producer Wells in the Springridge AMI on a pad or pads that are already connected to the Springridge Gathering System. Such Notice to Gatherer shall include the projected date of final completion and testing of such well or wells located on the existing pad or pads specified in the Notice. Following such Notice, Producers and Gatherer shall reasonably cooperate with each other in developing and providing to the other Party such other information and data regarding such pads and wells reasonably requested by such Party.

(b)	Completion of Connections.

(1) New Pad Connections. When CEMI, on behalf of Producers, provides Notice under Section 6(a)(1) of this Exhibit A above, then Gatherer shall cause the necessary facilities to be constructed to tie-in such pad or pads to the applicable Springridge Gathering System, subject to Producers complying with their obligations under Section 6(a)(1) of this Exhibit A. However, Gatherer shall have the obligation to complete such facilities by the later of (x) 30 days after the date that such pad or pads with one or more Producer Wells is ready to flow and (y) six months after the date of

Producers’ Notice (as the same may be extended pursuant to the following sentence, the “Completion Date”). For avoidance of doubt, the date of Producers’ Notice shall be the date on which Producers provide the expected date of first production for such Producer Well or Wells. If Gatherer is delayed in completing such facilities by (i) Force Majeure Events or (ii) the actions of Producers or their representatives that are inconsistent with the cooperation requirements of Section 6(a)(1) of this Exhibit A above, then the Completion Date for such connection shall be extended for a period equal to that during which Gatherer’s performance was precluded by such events or actions. During the Minimum Volume Period, if Gatherer fails to complete its facilities necessary to connect any such pad or pads to a Springridge Gathering System on or before the Completion Date for that pad or pads, as such Completion Date may be extended as provided above (the “Springridge Delayed Connections”), then the Producers, as their sole remedy, for Gatherer failing to connect such Springridge Delayed Connections by the applicable Completion Date (but without limiting the following provisions of this Section 6(b)(1)), shall be entitled to a delay in their obligations with respect to the Adjusted Springridge Annual Minimum Volume under Section 4(d) of this Exhibit A for the volumes of Producers’ Gas that would have been delivered from such Springridge Delayed Connections between the Completion Date for such Springridge Delayed Connections and the date on which such Springridge Delayed Connections are connected by Gatherer, as such delayed volumes are reasonably determined by Gatherer based on the type curve shown in Schedule A8. After the Minimum Volume Period, each Springridge Delayed Connection will be subject to a penalty of $** per day for the first ** days, $** per day for days ** thru **, $** per day for days ** thru ** and $** for every day thereafter, up to a cap of $**. If at any time after Gatherer’s receipt of the notice from CEMI regarding the connection of a new pad Gatherer becomes aware that it will not be able to connect such pad to the Springridge Gathering System (whether before or after the Completion Date for such pad) due to Force Majeure Events, then Gatherer shall provide Notice thereof to CEMI as soon as practicable after becoming so aware and shall include with such Notice evidence that substantiates such inability to connect such pad (a “Pad Notice”). With respect to each pad covered by a Pad Notice, the spacing/drilling units for the wells that will produce from such pad shall be released from this Agreement pursuant to a written release executed by Gatherer and delivered to CEMI promptly following the sending of the related Pad Notice. During the Minimum Volume Period, if the release of any pad occurs after such pad has become a Springridge Delayed Connection and any volumes of Producers Gas that would have been delivered from such Springridge Delayed Connection have been included in the Adjusted Springridge Annual Minimum Volume under Section 4(d) of this Exhibit A, then the Parties shall reverse all of such adjustment as soon as practicable after the related Pad Notice.

(2) New Well Connections. When CEMI provides Notice under Section 6(a)(2) of this Exhibit A, Gatherer shall be responsible for the cost to install the pipe and ancillary equipment from the outlet flange of the meter tube of the Primary Measurement Device to the existing common gas header, including any modifications thereto, on the existing pad for the Producers Wells covered by such Notice but only where Gatherer has not installed a Gatherer’s Receipt Meter on such existing pad. Producers shall be responsible for the cost of connecting (i) such new Producer Wells on pads on a Springridge Gathering System where Gatherer has installed a Gatherer’s Receipt Meter and (ii) new Springridge Delivery Points added to the Springridge Gathering System for gas lift operations under Section 10 of this Exhibit A.

(3) MV Mitigation Gas. If requested by CEMI, Gatherer shall work with CEMI to construct new connections to the Springridge Gathering System to accept deliveries of MV Mitigation Gas to the extent (i) deliveries of MV Mitigation Gas would meet all applicable requirements for Producers’ Gas delivered under this Agreement, (ii) such connections are constructed entirely at CEMI’s expense, and (iii) CEMI reasonably demonstrates to Gatherer that, during the Minimum Volume Period, delivery of such Gas would permit CEMI to meet the Adjusted Springridge Annual Minimum Volume in any Year and, after the Minimum Volume Period, deliveries of such Gas would permit CEMI to meet the Original Springridge Revenue Projection for the Annual Redetermination Period during which the MV Mitigation Gas is delivered. Gas delivered through any such connection will be charged at the then prevailing Springridge Fees for Producers’ Gas delivered to such Springridge Gathering System.

(4) MAOP Limit. Notwithstanding the foregoing provisions of this Section 6, Gatherer shall not be required to make any connection to the Springridge Gathering System described in Part II of Schedule A1 if the delivery pressures at such new connection would exceed the maximum allowable operating pressures for such Springridge Gathering System.

(c) Wells Not Operated by Producers. CEMI shall use its good faith efforts to provide Gatherer Notice of Producer Non-Operated Wells to be drilled in the Springridge AMI after the Effective Date. Gatherer recognizes that such Notice, in some instances, may occur after a Producer Non-Operated Well is producing. Following such Notice, Producers and Gatherer shall reasonably cooperate with each other in developing and providing to the other Party information and data regarding such well reasonably requested by the other Party; provided, the aforesaid cooperation rights shall not require Producers to take any action or make any claim against the operator of such well. Gatherer shall have the right, but not the obligation, to connect such Producer Non-Operated Wells to a Springridge Gathering System, at Gatherer’s cost. If Gatherer elects to make such a connection, then Gatherer will Notify CEMI of its determination within 15 Days after receipt of Producers initial Notice and Gatherer shall complete such connection as soon as reasonably practicable. Notwithstanding anything expressed or implied to the contrary, Gatherer’s connection to a Producer Non-Operated Well shall cover all Producers’ Gas from such well and Producers shall have no obligation or liability with respect to any other Gas produced from such well. For Producers’ Gas produced from each Producer Non-Operated Well and received, gathered, compressed, dehydrated, treated and processed, as applicable, and redelivered on and from a Springridge Gathering System, Producers will be charged at the then prevailing Springridge Fees for such Producers’ Gas. Gatherer’s failure to Notify Producers within such 15-Day period shall be deemed to constitute an election by Gatherer not to construct the connection. If Gatherer elects not to make such a connection, Gatherer shall provide to Producers a written release of the spacing/drilling unit for such Producer Non-Operated Well. If the aggregate working interest of Producers’ and their Affiliates in a spacing/drilling unit for a Producer Non-Operated Well to be connected to a Springridge Gathering System is less than **%, then Producers may, but shall not have the obligation to, comply with the Notice and connection obligations under this Section 6(c). If

Producers elect not to comply with the Notice requirements under this Section 6(c) for such a Producer Non-Operated Well and the Operator of such well is not one of their Affiliates, Producers may request, and Gatherer shall provide, a written release of the spacing/drilling unit for such Producer Non-Operated Well. Any capital expenditures made by Gatherer to connect Producer Non-Operated Wells to the Springridge Gathering System shall not be included in the Springridge Cap Ex or Actual Springridge Cap Ex under Section 3 of this Exhibit A.

(d) Abandonment of Connection. If CEMI requests in a Notice delivered under this Section 6 that Gatherer connect a pad or a well to the Springridge Gathering System and such well or wells are not completed and ready to produce on or before the first Day of the 13th Month following the date of completion of the pad or other facilities for such well or wells, then Producers shall pay Gatherer an amount equal to (i) all direct costs incurred by Gatherer to complete such connection plus (ii) a disconnect fee equal to an amount that would provide Gatherer the Target IRR on the direct costs (for clarification, direct costs would not include overhead or general and administrative expenses) incurred by Gatherer with respect to the installation of such connection. Gatherer will provide CEMI a Notice of abandonment for such pad after the expiration of such period. Payment by Producers will be made 30 Days after receipt of such Notice of abandonment from Gatherer. Producers or their Affiliates, at their option, may elect to take assignment of Gatherer’s right, title, and interest in and to such pad or other facilities and related permits, authorizations, and rights of way by providing Notice to Gatherer no later than 30 Days after receipt of such Notice of abandonment, whereupon Gatherer shall assign to Producers (or their designee) all of Gatherer’s right, title, and interest in and to such pad or other facilities and related permits, authorizations, and rights of way, without any representation or warranty whatsoever, except that Gatherer shall represent that there are no liens or encumbrances created by or through Gatherer burdening Gatherer’s title to the transferred assets.

(e) New Delivery Points. CEMI, on behalf of the Producers, shall furnish Notice to Gatherer of any new Springridge Delivery Point connection desired by Producers, which Notice shall include the location of such Springridge Delivery Point, the projected Gas deliverability to such Springridge Delivery Point from the Springridge Gathering System, and such other information as Gatherer reasonably requests. Gatherer may elect to increase the deliverability of such new Springridge Delivery Point above that requested by Producers. The cost of such increased deliverability shall be borne by Gatherer. As soon as commercially practicable after Gatherer’s receipt of Producers’ Notice, Gatherer shall provide Notice to Producer of (i) the estimated cost to complete such new Springridge Delivery Point in accordance with Producers’ specifications, (ii) any increase in the deliverability of such new Springridge Delivery Point as determined by Gatherer (“Gatherer’s Increased Deliverability”) and Gatherer’s estimated cost of such increase, and (iii) the estimated date of completion of such new Springridge Delivery Point. If CEMI determines to proceed with completion of such new Springridge Delivery Point after receipt of Gatherer’s Notice, CEMI shall Notify Gatherer of such election accompanied by Producers’ agreement to pay the cost to complete such connection (or, if Gatherer has determined to increase deliverability, Producers’ proportionate share of the cost based on the estimated costs submitted by Gatherer). If Producers pay the entire cost of a new Springridge Delivery Point, Producers shall have Priority 1 Service for the deliverability of such new Springridge Delivery Point, and Gatherer shall pay to Producers (or deduct from amounts owed by Producers hereunder) a fee of $** per Mcf for third party Gas delivered at such new

Springridge Delivery Point in excess of Gatherer’s Increased Deliverability. All such third party Gas shall have Priority 3 Service level. If, however, Gatherer pays the cost to increase the deliverability of any new Springridge Delivery Point, Producers shall have Priority 1 Service for the deliverability of the new Springridge Delivery Point up to the amount requested by CEMI in its Notice and Gatherer shall have the right to provide Priority 1 Service for third party Gas volumes up to the Gatherer’s Increased Deliverability for such new Springridge Delivery Point. Any capital expenditures made by Gatherer to add Gatherer’s Increased Deliverability to a Springridge Delivery Point shall not be included in the Springridge Cap Ex or Actual Springridge Cap Ex under Section 3 of this Exhibit A.

7.	Pressure.

(a) Receipt Point Pressure. Producer has sole responsibility for transporting Gas to the Receipt Points. Producers’ Gas and MV Mitigation Gas shall be delivered to Gatherer at the Springridge Receipt Points at pressures sufficient to effect delivery into Gatherer’s facilities at the Springridge Receipt Points. Delivery pressures at each Springridge Receipt Point shall not exceed the maximum allowable operating pressures of the Springridge Gathering System at each such Springridge Receipt Point. For the avoidance of doubt, Gatherer shall not be required to compress any Producers’ Gas at the wellhead nor centrally, unless subject to prior negotiations, in order to effectuate delivery hereunder, and Producers shall not be required to compress Producers’ Gas at the wellhead in order to effectuate delivery hereunder.

(b) Low Pressure Service. Any request for lower pressure service shall be subject to the negotiation of an additional fee that includes Gatherer’s cost of capital and shall be agreed to by Producers and Gatherer through a supplement to Schedule A3 showing all affected Springridge Receipt Points, the new lower pressure or pressures, and the effective date of such lower pressure service.

8.	Measurement and Testing.

(a)	Meters.

(1) Existing Springridge Receipt Points. The Parties recognize that Gatherer does own and maintain custody transfer meters (both Primary and Secondary Measurement Devices) at most of the Springridge Receipt Points on the Effective Date (“Gatherer’s Receipt Meters”). Such custody transfer meters are comprised of pad-level meters and Production Wellhead Meters. The Parties also recognize that Producers own Production Wellhead Meters at some of the Springridge Receipt Points.

(2) Production Wellhead Meters. If Gatherer uses Producer-owned Production Wellhead Meters for custody transfer purposes, Producers will share with Gatherer, at no cost to Gatherer, the signal and information from the Secondary Measurement Device, either, at Gatherer’s option, directly from the field or from an office location where the signal has been transmitted. Producers shall be responsible for maintenance and repair of such Secondary Measurement Devices. On those drill pads where Gatherer relies on Producer-owned Production Wellhead Meters for custody transfer purposes, Gatherer shall maintain, calibrate, and operate the Primary

Measurement Devices, at Gatherer’s expense. If Producers drill a second well on a pad that uses a Production Wellhead Meter for the custody transfer meter, Gatherer shall install a pad-level meter at its own cost. Following the installation of a pad-level meter on a drill pad where Gatherer owns the Production Wellhead Meter, Gatherer shall offer to sell to Producers, and Producers may buy from Gatherer, the Production Wellhead Meter (including the Primary and Secondary Measurement Devices) for an amount equal to the net book value of the meter. If Producers decline to buy the Production Wellhead Meter, Gatherer may uninstall the Production Wellhead Meter for its own use. Following the installation of a pad-level meter on a drill pad where Producers own the Production Wellhead Meter, Gatherer shall no longer maintain, calibrate, and operate the Production Wellhead Meter.

(3) New Springridge Receipt Points. For each new drill pad connection, Gatherer shall install a custody transfer meter on the drill pad at its own cost. If the drill pad contains wells in separate drilling or production units, Gatherer shall install a custody transfer meter for each drilling or production unit.

(4) Field Telemetry. Producers will share the Field Telemetry signal or data with Gatherer, at Gatherer’s option and at no cost to Gatherer, for those Springridge Receipt Points which use a Production Wellhead Meter for custody transfer purposes. Gatherer will share the Field Telemetry signal or data with Producers, at Producers’ option and at no cost to Producers, for those Springridge Receipt Points which use a Gatherer’s Receipt Meter for custody transfer purposes. If requested, Producers, on the one hand, and Gatherer, on the other hand, shall cause their respective Affiliates to make Field Telemetry available to Gatherer for Gatherer’s Receipt Meters or Producers for Production Wellhead Meters, as applicable, either new or existing. For Gatherer’s Receipt Meters, Producers shall charge Gatherer its actual costs for such service prorated based on the actual capacity used by Gatherer. For Production Wellhead Meters, Gatherer shall charge Producers its actual costs for such service prorated based on the actual capacity used by Producers. Additionally, costs for system upkeep, ongoing maintenance, and repairs of Field Telemetry and associated facilities to Springridge Receipt Points which use a Production Wellhead Meter (i) will be billed by Producers to Gatherer prorated by the actual capacity used by Gatherer at such times as Producers share Field Telemetry signal or data with Gatherer, or (ii) will be billed by Gatherer to Producers prorated by the actual capacity used by Producers at such times as Gatherer shares Field Telemetry signal or data with Producer.

(b) Measurement Practices. Production Wellhead Meters and Gatherer’s Receipt Meters shall be constructed, installed, and operated in accordance with the standards in Exhibit B.

9.	Quality Specifications.

(a) Producers’ Gas and MV Mitigation Gas. All Producers’ Gas and MV Mitigation Gas delivered at the Springridge Receipt Points shall conform to the following specifications:

(1) Water: Producers’ Gas and MV Mitigation Gas shall not contain any free water.

(2) Water Vapor: Producers’ Gas and MV Mitigation Gas shall not contain more than 7 pounds of water per 1,000,000 Cubic Feet of Gas. Any Producers’ Gas or MV Mitigation Gas containing water vapor content in excess of 7 pounds of water per 1,000,000 Cubic Feet of Gas is subject to Section 2(b) of this Exhibit A.

(3) Hydrogen Sulfide: Producers’ Gas and MV Mitigation Gas shall not contain more than 4 ppm of hydrogen sulfide at the Springridge Receipt Points, as determined by quantitative tests. Any Producers’ Gas or MV Mitigation Gas containing excess hydrogen sulfide is subject to the provisions of Section 2(c) of this Exhibit A.

(4) Total Sulfur: Producers’ Gas and MV Mitigation Gas shall not contain more than 5 grains of total sulfur per 100 Cubic Feet of Gas at the Springridge Receipt Points.

(5) Temperature: Producers’ Gas and MV Mitigation Gas shall not have a temperature less than 40ºF or more than 120ºF.

(6) Carbon Dioxide: Producers’ Gas and MV Mitigation Gas shall not contain more than 2% by volume of carbon dioxide. Any Producers’ Gas or MV Mitigation Gas containing excess carbon dioxide is subject to the provisions of Section 2(c) of this Exhibit A.

(7) Oxygen: Producers’ Gas and MV Mitigation Gas shall not contain oxygen.

(8) Nitrogen: Producers’ Gas and MV Mitigation Gas shall not contain more than 3% by volume of nitrogen.

(9) Nonhydrocarbons: Producers’ Gas and MV Mitigation Gas shall not contain more than 4% by volume of total nonhydrocarbons. Nonhydrocarbons shall include, but not be limited to, water, hydrogen sulfide, sulfur, carbon dioxide, oxygen and nitrogen.

(10) Other Constituents: Producers’ Gas and MV Mitigation Gas shall not contain any carbon monoxide, halogens or unsaturated hydrocarbons, and no more than 400 parts per million of hydrogen.

(11) Objectionable Liquids and Solids and Dilution: Producers’ Gas and MV Mitigation Gas shall be free of all objectionable liquids and solids, shall not contain any free hydrocarbon liquids, and shall be commercially free from dust, gums, gum-forming constituents, and other liquids or solid matter which might become separated from Producers’ Gas or MV Mitigation Gas in the course of transportation through pipelines.

(12) Gross Heating Value: Producers’ Gas and MV Mitigation Gas shall not have a Gross Heating Value less than 950 Btu per Cubic Foot of Gas or more than 1300 Btu per Cubic Foot of Gas.

(13) Hydrocarbon Dewpoint: Producers’ Gas and MV Mitigation Gas shall conform to the dewpoint specifications of the Springridge Receiving Transporters.

(b) Springridge Receiving Transporters. Notwithstanding the Gas specifications above, if a Springridge Receiving Transporter notifies Gatherer or Producers of different or additional quality specifications required at any Springridge Delivery Point that are more stringent than the specifications shown above, Gatherer will notify Producers of any such different or additional specifications as soon as practicable after being notified of such specifications. Such revised specifications will be considered as the quality specifications for Producers’ Gas and MV Mitigation Gas under this Agreement for as long as required by the Springridge Receiving Transporter.

(c) Failure to Meet Specifications. Notwithstanding anything in this Section 9(c) to the contrary, if Gatherer determines at any time that acceptance of Producers’ Gas or MV Mitigation Gas (even if blended as contemplated below in this Section 9(c)) does not meet any of the quality specifications in Section 9(a) of this Exhibit A (as revised in accordance with Section 9(b) of this Exhibit A) is not operationally feasible and would result in a material damage or harm to the Springridge Gathering System, then Gatherer shall have the right, at its option and effective immediately upon Notice to Producers, to refuse to accept such nonconforming Producers Gas or MV Mitigation Gas, as the case may be, until Gatherer no longer believes that there is a risk of material damage or harm to the Springridge Gathering System. If Producers’ Gas or MV Mitigation Gas delivered hereunder fails to meet any of the quality specifications above, Gatherer will blend, where feasible and when permitted by the applicable Springridge Receiving Transporter, such nonconforming Producers’ Gas or MV Mitigation Gas with other Producers’ Gas or MV Mitigation Gas gathered on that Springridge Gathering System to cause such nonconforming Producers’ Gas or MV Mitigation Gas to meet the Gas quality specifications hereunder and of the applicable Springridge Receiving Transporter. Producers shall reimburse Gatherer for their prorata share of the direct costs incurred by Gatherer to blend such nonconforming Producers’ Gas or MV Mitigation Gas. If Gatherer determines at any time that the continued acceptance of such blended nonconforming Producers’ Gas or MV Mitigation Gas is not operationally feasible or would result in any material damage or harm to the applicable Springridge Gathering System, Gatherer may notify Producers that it intends to discontinue blending and accepting such nonconforming Producers’ Gas or MV Mitigation Gas. If Gatherer provides such Notice to Producers that it intends not to accept nonconforming Gas or to discontinue blending Producers’ Gas or MV Mitigation Gas, Gatherer will work with Producers to determine the best method of treating such nonconforming Producers’ Gas or MV Mitigation Gas. Within 30 Days of the date on which Gatherer provides Notice to Producers that it will discontinue accepting or blending Producers’ Gas or MV Mitigation Gas as provided above. Gatherer shall prepare and provide to Producers an estimate of the costs to install the equipment and other facilities necessary to treat such nonconforming Producers’ Gas or MV Mitigation Gas on such Springridge Gathering System and a proposed treating fee based on such costs and other relevant factors customarily included in the determination of such a treating fee. The Parties will use good faith efforts to reach an agreement regarding a treating fee within 30

Days following the provision of such information. If such an agreement is reached, then Gatherer (at its cost) shall install and construct such facilities as soon as commercially practicable. Subject to the first sentence of this Section 9(c), during the notification process, the determination of the treating fee and the installation of the facilities, Gatherer shall continue to receive, accept and blend nonconforming Producers’ Gas and MV Mitigation Gas. Notwithstanding the foregoing, if the applicable Springridge Receiving Transporter refuses to accept such blended nonconforming Producers’ Gas or MV Mitigation Gas at any time, then Gatherer shall have the right, at its option and effective immediately upon Notice to Producers, to refuse to accept such nonconforming Producers’ Gas or MV Mitigation Gas for so long as such Springridge Receiving Transporter refuses to accept such nonconforming Producers’ Gas or MV Mitigation Gas. Producers shall have the right to treat Producers’ Gas at the wellhead. Producers shall also have the right to aggregate Producers’ Gas solely for the purpose of treating at a central point prior to delivery to the Springridge Gathering System.

(d) Acceptance of Nonconforming Gas. Without limiting the rights and obligations of the Parties pursuant to Section 9(c) of this Exhibit A immediately above, Gatherer may elect to accept receipt at any Springridge Receipt Point of Producers’ Gas and MV Mitigation Gas that fails to meet any of the quality specifications stated above. Such acceptance by Gatherer shall not be deemed a waiver of Gatherer’s right to refuse to accept non-specification Gas at a subsequent time, provided that Gatherer is in compliance with clause (c) immediately above in so refusing. In addition, if Producers continue to flow any Gas that fails to meet the quality specifications under this Section 9 of Exhibit A, Producers shall be responsible for (i) any fees charged by any Springridge Receiving Transporter; (ii) any costs incurred by Gatherer and agreed to by Producers in order to avoid such fees for such Gas; and (iii) any costs, expenses, or damages incurred by Gatherer or assessed to Gatherer by third parties caused by such non-specification Producers’ Gas or MV Mitigation Gas. If Gatherer does not object to non-specification Producers’ Gas and MV Mitigation Gas within ** Days after the date of delivery, then Gatherer will be deemed to have waived its right to be reimbursed under the preceding sentence (but only as to such non-specification Gas volumes). Notwithstanding the foregoing, Producers shall always be responsible for its proportional share of fees charged by a Springridge Receiving Transporter due to non-specification Producers’ Gas or MV Mitigation Gas and will indemnify Gatherer from Claims by a Springridge Receiving Transporter arising from non-specification Producers’ Gas or MV Mitigation Gas, unless such failure is a result of non-performance of Gatherer for services to treat non-conforming Producers’ Gas and MV Mitigation Gas provided as of the Effective Date or contracted with Gatherer at a later date.

10. Gas Lift Operations. Producers shall have the right to establish from time to time new Delivery Points on a pad on which Producers intend to use Gas for gas lift operations to permit redelivery of Producers’ Gas gathered on the Springridge Gathering System to Producers or their Affiliates for use in gas lift operations in Producers’ Wells on the Springridge Dedicated Properties. For avoidance of doubt, Gatherer is not responsible for compression, dehydration, or treating gas for gas lift. Upon receipt of Notice from Producers to create such a Delivery Point, Gatherer shall install the facilities required to establish such Delivery Point for gas lift operations as soon as reasonably practicable. Producers shall promptly reimburse Gatherer (without tax gross-up) for all costs incurred by Gatherer to install, operate, maintain, and abandon such Springridge Delivery Point for gas lift operations. Upon completion of gas lift operations at such Springridge Delivery Point, Producers shall have the right to remove and retain, or to request that

Gatherer reuse, meters, equipment, and other facilities installed by Gatherer at Producers’ expense for such gas lift operations.

11. FL&U Caps. Gather and Producers shall meet as soon as practicable to negotiate in good faith provisions addressing appropriate, mutually agreeable caps on Fuel Gas and Lost and Unaccounted for Gas. Such provisions shall be consistent with the provisions to be agreed to as an amendment to that certain Amended and Restated Gas Gathering Agreement, dated January 25, 2010, by and among Chesapeake Midstream Partners, L.L.C., CEMI, COI, Chesapeake Exploration L.L.C., CLLP, and DDJET Limited LLP, to the extent such provisions are relevant, practical and considered to be useful by the Parties. Gatherer and Producers shall execute an amendment to this Agreement incorporating such provisions, once agreed, no later than February 15, 2011, with an effective date for such caps on Fuel Gas and Lost and Unaccounted for Gas of January 1, 2011.

Exhibit B

Nomination Procedures and Measurement Practices

1. Nomination Procedures. “Nominations” or “Nominate” means a request submitted by Producers to Gatherer for the prospective gathering of specific volumes of Producers’ Gas on a Springridge Gathering System. The nomination procedure for each Springridge Gathering System is as follows:

(a) First-of-the-Month Nominations. Gatherer shall advise Producers of the estimated percentage of Producers’ Gas to be consumed as System Fuel and Losses on each Springridge Gathering System for the next Month. Producers shall submit in writing to Gatherer, by facsimile or email, their total estimated volumes, in Mcf per Day and MMBtu per Day, to be delivered to Gatherer at each Receipt Point for redelivery by Gatherer at the Delivery Points on such Springridge Gathering System, less System Fuel and Losses, during the then subsequent Month by 11:30 A.M. (CPT) on the first Business Day prior to the earliest deadline for first-of-the-Month nominations of the Receiving Transporters. After the deadline set forth herein, Gatherer shall accept nominations from Producers for first-of-the-Month deliveries subject to Gatherer’s ability, through reasonable efforts, to notify the applicable Receiving Transporter of such untimely nomination and such Receiving Transporter’s confirmation of such untimely nomination.

(b) Changes to First-of-the-Month Nominations. Producers shall submit changes to their first-of-the-month nominations in writing to Gatherer, by facsimile or email, as set forth in Section 1(a) above, no later than 11:30 a.m. (CPT) one Business Day prior to the scheduled Day of flow. Subject to acceptance and confirmation by the Receiving Transporter, such revised nominations shall be effective for the remainder of the Month unless later changes are made in accordance with this Section 1(b). After this deadline, Gatherer shall accept such nomination changes from the Producers, subject to Gatherer’s ability, through reasonable efforts, to notify the applicable Receiving Transporter of such untimely nomination and such Receiving Transporter’s confirmation of such untimely nomination.

(c) Nomination Confirmations. Upon receipt of Producers’ timely nomination, Gatherer shall review said nominations and promptly notify Producers should a discrepancy exist between Producers’ nominated volumes and volumes confirmed by the Receiving Transporters for Producers at the applicable Delivery Points. If it is determined that Producers are responsible for the discrepancy, it shall be the Producers’ responsibility to correct the discrepancy and timely re-nominate the corrected volumes. If the discrepancy is not resolved, the “corrected volumes” will be considered the lesser of the volume nominated by Producers at the applicable Delivery Points or the volume confirmed by the Receiving Transporters. Gatherer shall notify Producers in writing, by facsimile or email, of the confirmed nomination on the Springridge Gathering System for first-of-the-Month nominations or changes thereto. Gatherer shall not be obligated to provide service hereunder on any Day that Producers do not nominate under the procedures herein or of the Receiving Transporters. Any waiver by Gatherer of the provisions of this Section 1(c) shall not constitute a waiver of Gatherer’s future rights under this Section 1.

(d) Producers’ Obligation to Maintain Balance. Producers shall manage receipts and deliveries of Producers’ Gas and, if necessary, make adjustments to maintain a balance of receipts and deliveries. Producers shall manage receipts and deliveries so that the Imbalance shall be kept as near zero as practicable. “Imbalance” shall be defined as the difference between the quantity (expressed in MMBtu) of Producers’ Gas received at the Receipt Points on a Springridge Gathering System on any Day, after deducting Producers’ allocated share of System Fuel and Losses, and the quantity (expressed in MMBtu) of Producers’ Gas delivered to the Delivery Points on such Springridge Gathering System on such Day.

(e) Gatherer’s Right to Minimize Variances and to Balance. Unless agreed between the Parties, Gatherer shall not be required to receive quantities from Producers in excess of the quantities of Producers’ Gas the Receiving Transporters will accept at the Delivery Points on a concurrent basis plus Producers’ allocated share of System fuel and Losses. Gatherer shall have the right, in its sole discretion, to amend receipts or deliveries of Producers’ Gas 24 hours after Notice to Producers if Producers fail to provide evidence to Gatherer’s satisfaction that within such 24 hour period it has commenced a good faith effort to eliminate any existing Imbalance within a reasonable time.

(f) Imbalance Resolution. Gatherer and Producers shall keep accurate records of the quantities of Producers’ Gas nominated, confirmed, allocated, and redelivered from the Receipt Points to the Delivery Points and any Imbalance related thereto. Monthly imbalances shall be added/subtracted to/from the cumulative imbalance from the previous Month and the newly calculated Imbalance position will be considered in the subsequent months’ nominations to bring said Imbalance position as close to zero as practicable.

(g) Receipt Allocations. If Producers’ Gas is commingled with other gas at a Receipt Point, the allocation of Gas at each Receipt Point shall be based upon each Producers’ marketing percentage as defined by the operator of that Receipt Point.

(h) Curtailment Procedures. If Gatherer determines on any Day that for any reason whatsoever, including Force Majeure Events and periods of normal and routine maintenance, that confirmed nominations exceed the Springridge Gathering System’s available capacity at any area or point, Gatherer shall, without liability to Producers, curtail or interrupt deliveries of all Gas in such area or point as provided in the Agreement, determined by confirmed nominations for all Gas gathered in such area or point. In instances where gathering of Producers’ Gas is interrupted and Gatherer has provided Producers Notice thereof, Producers shall notify the applicable Receiving Transporters of any modification to the confirmed nominations at the applicable Delivery Points. In the event of a curtailment described herein, the applicable Fees shall apply only to Producers’ Gas received by Gatherer at the affected Receipt Points (expressed in Mcf).

(i) Operational Control. Gatherer shall retain full operational control of the Springridge Gathering Systems and shall at all times be entitled to schedule deliveries and to operate its facilities in a manner which, in Gatherer’s judgment, is consistent with the obligations and operating conditions, inclusive of normal and routine maintenance, as may exist from time to time on the Springridge Gathering Systems or which will allow Gatherer to optimize the use of the Springridge Gathering Systems consistent with the terms of this Agreement. Gatherer’s performance shall be excused, in full or in part, during periods of Force Majeure Events and normal and routine maintenance.

(j) Coordination with Receiving Transporters. The Parties recognize that Gatherer must coordinate its actions with those of the Receiving Transporters. Accordingly, upon 30 Days Notice to Producers, Gatherer may modify provisions of this Agreement to implement standards promulgated by the National Association of Energy Standards Board adopted by any Receiving Transporter as it relates to a Springridge Gathering System or to otherwise coordinate the provisions of this Agreement with the operating conditions, rules, or tariffs of the Receiving Transporters.

2.	Meters.

(a) Practices. All Production Wellhead Meters and Gatherer’s Receipt Meters shall be constructed, installed, and operated in accordance with the following standards depending on the type of meters used.

(1) Orifice Meters - In accordance with ANSI/API 14.3.2 (American Gas Association Report No. 3), Orifice Metering of Natural Gas and Other Hydrocarbon Fluids, Fourth Edition, dated April 2000, and any subsequent amendments, revisions or modifications thereof and shall include the use of flange connections.

(2) Positive Meters - In accordance with the American Gas Association Measurement Committee Report No. 6 (American Gas Association Report No. 6) dated January 1971, and any subsequent amendments, revisions or modifications thereof.

(3) Turbine Meters - In accordance with the American Gas Association Measurement Committee Report No. 7 (American Gas Association Report No. 7), First Revision, dated November 1984, and any subsequent amendments, revisions or modifications thereof.

(4) Electronic Transducers and Flow Computers - in accordance with the applicable standards of the American Petroleum Institute, including but not limited to API No. 21.1, and any subsequent amendments, revisions, or modification thereof.

(5) Ultrasonic Meters - In accordance with the American Gas Association Measurement Committee Report No. 9 (American Gas Association Report No. 9), dated June 1998, and any subsequent amendments, revisions or modifications thereof.

(6) Coriolis Meters - In accordance with American Gas Association Report No. 11, and any subsequent amendments, revisions, or modifications, thereof.

Notwithstanding anything contained in this Exhibit to the contrary, Gatherer shall not be required to replace or make any alterations to its measuring equipment as a result of any subsequent amendments, revisions, or modifications of the American Gas Association Reports cited in Subparagraphs (1) through (6) of this Section 2(a), unless the Parties mutually agree to such replacement or alteration.

(b) Testing. Gatherer shall give reasonable Notice to Producers of any cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting of Gatherer’s Receipt Meters or Production Wellhead Meters or the measuring equipment at the Delivery Points to permit

Producers to have a representative present. The official charts (recordings) from the measuring equipment shall remain the property of Gatherer. Upon request, Gatherer will submit its records and charts, together with calculations therefrom, to Producers for inspection and verification, subject to return to Gatherer or its designee within 30 Days after receipt thereof.

(c) Accuracy of Meters. All Production Wellhead Meters and Gatherer’s Receipt Meters shall be verified (and calibrated) at the following intervals: (i) if the deliveries of Gas through the meter average less than 100 Mcf/d, at least once each Year, (ii) if the deliveries of Gas through the meter average between 100 Mcf/d and 500 Mcf/d, at least once each 6 Months, (iii) if the deliveries of Gas through the meter average between 500 Mcf/d and 5,000 Mcf/d, at least once each 3 Months, (iv) if the deliveries of Gas through the meter average more than 5,000 Mcf/d, at least 12 times per Year with no longer than 45 Days between each meter verification and calibration. Meters located on land managed by the Bureau of Land Management will be verified at least once each calendar quarter by Gatherer. If, upon any test, the measuring equipment is found to be inaccurate by 2% or less, previous readings of such equipment will be considered correct in computing the deliveries of Producers’ Gas hereunder, but such equipment shall immediately be adjusted to record accurately. If, upon any test, the measuring equipment is found to be inaccurate by more than 2% of the average flow rate since the last test, then any previous recordings of such equipment shall be corrected to zero (0) error for any period which is known definitely or agreed upon, using the procedure set forth in Section 2(d) below. If such period is not known or agreed upon, such correction shall be made for a period covering 1/2 of the time elapsed since the date of the latest test, but not to exceed 16 Days when the equipment is tested every Month and not to exceed 45 Days when the equipment is tested every 3 months. If Producers desire a special test of any measuring equipment, then at least 72 hours advance Notice shall be given to Gatherer by Producers, and both Parties shall cooperate to secure a prompt test of the accuracy of such equipment. If the measuring equipment so tested is found to be inaccurate by 2% or less, Gatherer shall have the right to bill Producers for the costs incurred due to such special test, including any labor and transportation costs and Producers shall pay such costs promptly upon invoice thereof.

(d) Adjustments. If, for any reason, any measurement equipment is out of adjustment, out of service, or out of repair and the total calculated hourly flow rate through each meter run is found to be in error by an amount of the magnitude described in Section 2(c), the total quantity of Producers’ Gas delivered shall be redetermined in accordance with the first of the following methods which is feasible:

(1) by using the registration of any check meters, if installed and accurately registering (subject to testing as described in Section 2(c)), or

(2) where parallel multiple meter runs exist, by calculation using the registration of such parallel meter runs; provided that they are measuring Producers’ Gas from upstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering; or

(3) by correcting the error by rereading of the official charts, or by straightforward application of a correcting factor to the quantities recorded for the period

(if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or

(4) by estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.

(e) Meter Records Retention. Gatherer shall retain and preserve for a period of at least 6 years all test data, charts, and other similar records.

(f) Nonuse of Receipt Point. If Producers have failed to nominate Producers’ Gas for delivery at a Receipt Point for 3 consecutive Months, Gatherer shall have the right, at any time thereafter, to Notify Producers of such nonuse. Upon receipt of such nonuse Notice, Producers shall promptly provide Notice to Gatherer whether they intend to resume deliveries of Producers’ Gas at such Receipt Point and the date by which such deliveries will resume. If Producers fail to provide such Notice or Notify Gatherer that they do not intend to resume deliveries of Producers’ Gas at such Receipt Point, then Gatherer will have the right to disconnect the pad level custody transfer meter at such Receipt Point (or, if Gatherer has not installed a pad level custody meter at such Receipt Point, to disconnect Production Wellhead Meter at such Receipt Point).

(g) Performance by Producers. Gatherer shall have the right to request that Producers or its designee(s) provide the services necessary to read, test, calibrate, and adjust Production Wellhead Meters and Gatherer’s Receipt Meters on behalf Gatherer hereunder. Upon Notice by Gatherer to Producers to perform such services for any of Production Wellhead Meters or Gatherer’s Receipt Meters, Producers or its designee(s) shall commence performing such services as soon as reasonably practicable. Such services shall be performed by Producers or its designee(s) for Gatherer at a reasonable allocated cost for the actual, recorded time spent by the employees of Producers or its designee(s) performing such services.

(h) Pulsation. If Gas pulsation problems occur upstream of the Barnett Receipt Points, Producers, or their designee, shall take the reasonable and customary industry adopted steps necessary to mitigate such pulsation. If Gas pulsation occurs downstream of the Barnett Receipt Points, Gatherer, or its designee, shall take the reasonable and customary industry adopted steps necessary to mitigate such pulsation

3.	Measurement Specifications.

(a) Units. The unit of volume for measurement shall be one (1) Cubic Foot. Such measured volumes shall be multiplied by their Gross Heating Value per Cubic Foot and divided by 1,000,000 to determine MMBtu delivered hereunder.

(b) Temperature. The temperature of Producers’ Gas shall be determined by a recording thermometer installed so that it may record the temperature of Producers’ Gas flowing through the meters, or such other means of recording temperature as may be mutually agreed upon by the Parties. The average of the record to the nearest one degree Fahrenheit (1°F), obtained while Producers’ Gas is being delivered, shall be the applicable flowing Gas temperature for the period under consideration.

(c) Specific Gravity. The specific gravity of Producers’ Gas shall be determined by a recording gravitometer or chromatographic device installed and located at a suitable point to record representative specific gravity of Gas being metered or, at Gatherer’s option, by spot samples or continuous sampling using standard type gravity methods. If a recording gravitometer or chromatographic device is used, the gravity to the nearest one-thousandth (0.001) obtained while Producers’ Gas is being delivered shall be the specific gravity of the Gas used for the recording period. If the spot sample or continuous sampling method is used, the gravity shall be determined to the nearest one-thousandth (0.001). Spot sampling shall be determined at the same frequency as Gross Heating Value is determined pursuant to Section 3(f), below. The result should be applied during such Month for the determination of Producers’ Gas volumes delivered.

(d) Supercompressibility. Adjustments to measured Gas volumes for the effects of supercompressibility shall be made in accordance with accepted American Gas Association standards. Gatherer shall obtain appropriate carbon dioxide and nitrogen mole fraction values for Producers’ Gas delivered as may be required to compute such adjustments in accordance with standard testing procedures. At Gatherer’s option, equations for the calculation of supercompressibility may be taken from either the American Gas Association Manual for the Determination of Supercompressibility Factors for Natural Gas, dated December, 1962 (also known as the “NX 19 Manual”) or the American Gas Association Report No. 8, dated December 1985, Compressibility and Supercompressibility for Natural Gas and Other Hydrocarbon Gases, latest revision.

(e) Pressure. For purposes of measurement and meter calibration, the atmospheric pressure for each of the Receipt Points and Delivery Points shall be assumed to be the pressure value determined by Gatherer, or its designee, for the county elevation in which such point is located under generally accepted industry practices irrespective of the actual atmospheric pressure at such points from time to time. For the purposes herein, such atmospheric pressure will be assumed to be 14.65 pounds per square inch absolute.

(f) Gross Heating Value. The Gross Heating Value of the Gas delivered at the Receipt Points and Delivery Points shall be determined using the following schedule: (i) if the deliveries of Gas through the meter average less than 100 Mcf/d, at least once each Year, (ii) if the deliveries of Gas through the meter average between 100 Mcf/d and 500 Mcf/d, at least once each 6 Months, (iii) if the deliveries of Gas through the meter average between 500 Mcf/d and 5,000 Mcf/d, at least once each 3 Months, (iv) if the deliveries of Gas through the meter average more than 5,000 Mcf/d, at least 12 times per Year with no longer than 45 Days between each test, by means of some approved method of general use in the Gas industry.

(g) Quality Specifications. Determination of the Gross Heating Value, relative density and compressibility at the Receipt Points and Delivery Points will be made using the following standards (as amended from time to time by the relevant professional association):

(1) Gas Processors Association (GPA) 2166 – Obtaining Natural Gas Samples for Analysis of Gas.

(2) Gas Processors Association (GPA) 2261 – Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography.

(3) Gas Processors Association (GPA) 2145 – Physical Constants for paraffin Hydrocarbons and Other Components of Natural Gas.

(4) Gas Processors Association (GPA) 2172 – Calculation of Gross Heating Value, Relative Density, and Compressibility of Natural Gas Mixtures from Compositional Analysis.

(h) Other Contaminants. Other tests to determine water content, sulfur, hydrogen sulfide, inert gases, and other impurities in Producers’ Gas shall be conducted whenever requested by either Party and shall be conducted in accordance with standard industry testing procedures.

(i) New Test Methods. If a new method or technique is developed with respect to Gas measurement or the determination of the factors used in such Gas measurement, then such new method or technique may be substituted for a method set forth in this Section 3 when such methods or techniques are in accordance with the currently accepted standards of the American Gas Association if mutually agreed to by the Parties.

Exhibit C

ADDRESSES FOR NOTICE

If to Chesapeake Midstream Partners, L.L.C., to:

Chesapeake Midstream Partners, L.L.C. 777 Northwest Grand Avenue Oklahoma City, OK 73118 Attention: Nick Dell-Osso Fax: (405) 840-6125

With a copy to:

Vinson & Elkins LLP 1001 Fannin Street Suite 2300 Houston, TX 77002-6760 Attention: Alan Beck Phone: (713) 758-3638 Fax: (713) 615-5620

With a copy to:

Global Infrastructure Management, LLC 12 East 49th Street 38th Floor New York, NY 10017 Attention: Salim Samaha Fax: (646) 282-1599

If to Chesapeake Energy Marketing, Inc., Chesapeake Operating, Inc., Chesapeake Louisiana L.P. or Empress, L.L.C.
Chesapeake Energy Marketing, Inc. 6100 North Western Avenue Oklahoma City, OK 73118 Attention: James C. Johnson Fax: (405) 849-9163 and

Attention: Mark C. Edge Fax: (405) 849.9239

Exhibit D

GATHERING SYSTEM OWNER ACKNOWLEDGMENT

THIS GATHERING SYSTEM OWNER ACKNOWLEDGMENT (this “Acknowledgment”) is entered into as of                     , by                     , a                     , (“Acquirer”), and Magnolia Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“Gatherer”). As indicated in Section 3 below, Chesapeake Energy Marketing, Inc., Chesapeake Operating, Inc., Chesapeake Louisiana L.P., and Empress, L.L.C., (collectively the “Producers”) and their Affiliates are third party beneficiaries under this Acknowledgment.

Recitals

Gatherer and Producers are parties to that certain Gas Gathering Agreement, dated as of                      (the “GGA”). This Acknowledgment is entered into by Gatherer and Acquirer pursuant to Section 9.2 of the GGA. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the GGA.

NOW THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Acquirer and Gatherer agree as follows:

1. Acquired System. As of                     , Acquirer has acquired from Gatherer the natural gas gathering system or interest in a natural gas gathering system described in Exhibit A hereto (the “Acquired System”).

2. Acknowledgments and Agreements. Gatherer and Acquirer (i) acknowledge that Gatherer has provided to Acquirer a copy of the GGA (excluding the exhibits and schedules thereto that do not relate to the Acquired System); (ii) acknowledge that the term of the GGA commenced on November 30, 2010 (the “Effective Date”) and, unless terminated sooner in accordance with its terms, continues in effect through December 31, 2020 (the “Primary Term”) and continues in effect from year to year thereafter, unless terminated by Producers or Gatherer upon notice to the other no less than 6 months prior to the end of the Primary Term or any year thereafter; (iii) acknowledge that the Acquired System is a part of the Springridge Gathering System; (iv) acknowledge Producers’ rights to have Producers’ Gas connected to, received by, gathered, compressed, dehydrated, treated and processed, as applicable, and redelivered to Producers on and over the Springridge Gathering System, on and subject to the terms and conditions provided in the GGA; and (v) agree that Producers, the successors and permitted assigns of Producers under the GGA, and any Persons who acquire any interest in the Dedicated Properties and enter into a separate gas gathering agreement pursuant to Section 9.3(a) of the GGA covering any part of the Acquired System (collectively, the “Producer Parties”) shall have the rights referenced in clause (iv) above in respect of the Acquired System. Acquirer agrees that if Acquirer sells, transfers or otherwise disposes of an interest in or all or any part of the Acquired System during the term of the GGA, Acquirer shall execute (and shall cause the Person acquiring such interest or part to execute) an acknowledgment substantially in the same form and content as this Acknowledgment and otherwise acceptable to Producers, acting reasonably.

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3. No Assumption. Without limiting Acquirer’s acknowledgments, agreements and obligations pursuant to Section 2, the execution by Acquirer of this Acknowledgment shall not constitute any assumption by Acquirer of any of Gatherer’s liabilities or obligations under the GGA, nor shall it serve to make Acquirer a party to, or give Acquirer any rights (as a third party beneficiary or otherwise) under, the GGA.

4. Beneficiaries. Producer Parties are expressly intended by Acquirer and Gatherer to be third party beneficiaries of the acknowledgments and agreements set forth in this Acknowledgment. Any one or more of the Producer Parties shall have the right to enforce the terms of this Acknowledgment without the joinder or consent of Gatherer. Likewise, Gather shall have the right to enforce the terms of this Acknowledgment without the joinder or consent of the Producer Parties.

5. No Amendment to GGA. Nothing contained in this Acknowledgment shall be deemed to modify, amend, alter, limit or otherwise change any of the provisions of the GGA itself or the rights or obligations of Gatherer or Producers thereunder.

6. Counterparts. This Acknowledgment may be executed in multiple counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same document. To facilitate recordation, there may be omitted from the exhibits to this Acknowledgment in certain counterparts descriptions of assets located in recording jurisdictions other than the jurisdiction (county, parish, state, Indian or federal agency) in which the particular counterpart is to be filed or recorded.

7. Governing Law. This Acknowledgment shall be construed, enforced and interpreted according to the laws of the State of Texas, without regard to the conflicts of laws rules thereof.

8. Amendment. This Acknowledgment shall not be amended or modified except pursuant to a written instrument executed by Gatherer and Acquirer and consented to in writing by the Producer Parties.

[Signature page follows]

2

IN WITNESS WHEREOF, the undersigned have executed this Acknowledgment as of the day first above written.

ACQUIRER:

[ACQUIRER]

By:
[Name]
[Title]

GATHERER:

MAGNOLIA MIDSTREAM GAS SERVICES, L.L.C.

By:
[Name]
[Title]

[Add appropriate state acknowledgment forms for notaries public]

Signature Page to Gathering System Owner Acknowledgment

EXHIBIT A

Acquired System

[See attached.]

Exhibit A to Gathering System Owner Acknowledgment

Exhibit E

DEDICATED PROPERTIES OWNER ACKNOWLEDGMENT

THIS DEDICATED PROPERTIES OWNER ACKNOWLEDGMENT (this “Acknowledgment”) is entered into as of                     , by                     , a                     , (“Acquirer”), and [insert name of seller/transferor of the Acquired Interests described on Exhibit A] (the “Producer”). As indicated in Section 3 below, Magnolia Midstream Gas Services, L.L.C., a                      limited liability company (“Gatherer”) and its Affiliates are third party beneficiaries under this Acknowledgment.

Recitals

Gatherer, Producer and certain Affiliates of Producer are parties to a Gas Gathering Agreement dated as of             , 2010 (the “GGA”). This Acknowledgment is made by Acquirer pursuant to Section 9.3 of the GGA. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the GGA.

NOW THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Acquirer and Producer agree as follows:

1. Acquired Interests. As of                     , Acquirer has acquired from Producer the interest in the oil and gas leases and properties described in Exhibit A hereto (the “Acquired Interests”).

2. Acknowledgments and Agreement. Producer and Acquirer (i) acknowledge that Producer has provided to Acquirer a copy of the GGA (excluding the exhibits and schedules thereto that do not relate to the Acquired Interests); (ii) acknowledge that the term of the GGA commenced on November 30, 2010 (the “Effective Date”) and, unless terminated sooner in accordance with its terms, continues in effect through December 31, 2020 (the “Primary Term”) and continues in effect from year to year thereafter, unless terminated by Producer or Gatherer upon notice to the other no less than 6 months prior to the end of the Primary Term or any 12-month period thereafter; (iii) acknowledge that the Acquired Interests are a part of the Springridge Dedicated Properties and are exclusively dedicated and committed to the performance of the GGA; (iv) acknowledge that Gas produced from the Acquired Interests and owned or controlled by Acquirer or its Affiliates shall not be gathered on any other gas gathering system or delivered to any other gas gatherer, gas purchaser, gas marketer, or other Person prior to the Springridge Delivery Points in each case on and subject to the terms and conditions provided in the GGA; and (v) agree that Gatherer, the successors and permitted assigns of Gatherer under the GGA, and any Persons who acquire any interest in the Springridge Gathering System and enter into a separate gas gathering agreement pursuant to Section 9.3 of the GGA covering any part of the Acquired Interests (collectively, the “Gatherer Parties”) shall have the dedication rights referenced in clause (iv) above in respect of the Acquired Interests. Acquirer agrees that if Acquirer sells, transfers or otherwise disposes of an interest in or all or any part of the Acquired Interests during the term of the GGA, Acquirer shall execute (and shall cause the

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Person acquiring such interest or part to execute) an acknowledgment substantially in the same form and content as this Acknowledgment and otherwise acceptable to Gatherer, acting reasonably.

3. No Assumption. Without limiting Acquirer’s acknowledgments, agreements and obligations pursuant to Section 2, the execution by Acquirer of this Acknowledgment shall not constitute any assumption by Acquirer of any of Producers’ liabilities or obligations under the GGA, nor shall it serve to make Acquirer a party to, or give Acquirer any rights (as a third party beneficiary or otherwise) under, the GGA.

4. Beneficiaries. Gatherer Parties are expressly intended by Acquirer and Producer to be third party beneficiaries of the acknowledgments and agreements set forth in this Acknowledgment. Any one or more of the Gatherer Parties shall have the right to enforce the terms of this Acknowledgment without the joinder or consent of Producer. Likewise, any one or more of Producers shall have the right to enforce the terms of this Acknowledgment without the joinder or consent of the Gatherer Parties.

5. No Amendment to GGA. Nothing contained in this Acknowledgment shall be deemed to modify, amend, alter, limit or otherwise change any of the provisions of the GGA itself or the rights or obligations of Gatherer or Producers thereunder.

6. Counterparts. This Acknowledgment may be executed in multiple counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same document. To facilitate recordation, there may be omitted from the exhibits to this Acknowledgment in certain counterparts descriptions of assets located in recording jurisdictions other than the jurisdiction (county, parish, state, Indian or federal agency) in which the particular counterpart is to be filed or recorded.

7. Governing Law. This Acknowledgment shall be construed, enforced and interpreted according to the laws of the State of Texas, without regard to the conflicts of laws rules thereof.

8. Amendment. This Acknowledgment shall not be amended or modified except pursuant to a written instrument executed by Producer and Acquirer and consented to in writing by the Gatherer Parties.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Acknowledgment as of the day first above written.

ACQUIRER:

[ACQUIRER]

By:
[Name]
[Title]

PRODUCER:

[insert name of seller/transferor of the Acquired Interests described on Exhibit A]

By:
[Name]
[Title]

[Add appropriate state acknowledgment forms for notaries public]

Signature Page to Dedicated Properties Owner Acknowledgment

EXHIBIT A

Acquired Interests

[See attached.]

Exhibit A to Dedicated Properties Owner Acknowledgment

Exhibit F

OIL AND GAS LEASE PARTIAL ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS:

THIS OIL AND GAS LEASE PARTIAL ASSIGNMENT (this “Assignment”), made and entered this                      day of             ,         , by and between [name of Chesapeake entity], a                    , hereinafter referred to as Assignor, and Magnolia Midstream Gas Services, L.L.C., an Oklahoma limited liability company, hereinafter referred to as “Assignee.”

RECITALS

Assignor is a party of those certain oil and gas leases and/or farmout agreements, right of way agreements, pooling orders and other instruments described on Annex 1 to this Assignment (collectively, the “Leases”). The Leases cover and include the drilling and spacing unit described as [insert description of the Unit] (the “Unit”).

The Leases grant Assignor the right to construct, operate and maintain pipelines for the purpose of transporting hydrocarbons from the premises covered by the Leases or lands pooled therewith.

NOW, THEREFORE, for the consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the following terms, Assignor does hereby grant, convey, assign and transfer unto Assignee on a non-exclusive basis, without representation or warranty of title, either express or implied, part of the rights granted to Assignor as Lessee under the Leases to construct, operate and maintain pipelines to and from the [name of well] located in the Unit together with rights of ingress and egress to the premises covered by the Leases and all other necessary rights and purposes incident to construction, operation and maintenance of pipelines (the “Assigned Non-Exclusive Rights”). Assignor reserves the right to exercise itself or to assign to other parties the rights granted to

Assignor under the Lease to construct pipelines and also reserves all other rights, obligations and benefits under the Leases not expressly assigned herein.

Assignee agrees to comply with any and all terms, conditions and restrictions contained in the Leases relating to the exercise of the Assigned Non-Exclusive Rights especially those concerning use of the surface for laying pipelines and conducting related operations.

This Assignment is executed on the date first referenced above.

ASSIGNOR

[Name of Chesapeake entity]

By:
Name:
Title:

ASSIGNEE

MAGNOLIA MIDSTREAM GAS SERVICES, L.L.C.

By:
Name:
Title:

[Insert forms of applicable State acknowledgements]

Annex 1 to Partial Assignment of Oil and Gas Leases

[insert description of oil and gas leases, farmout agreements, right of way agreements, pooling orders and other instruments constituting the Leases]

Exhibit G

MEMORANDUM OF GAS GATHERING AGREEMENT

THIS MEMORANDUM OF GAS GATHERING AGREEMENT (this “Memorandum”) is made and entered into as of December 20, 2010 (the “Effective Date”), by and among (i) Magnolia Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“Gatherer”), (ii) Chesapeake Energy Marketing, Inc., an Oklahoma corporation (“CEMI”), (iii) Chesapeake Operating, Inc., an Oklahoma corporation (“COI”), (iv) Empress, L.L.C., an Oklahoma limited liability company (“Empress”), and (v) Chesapeake Louisiana L.P., an Oklahoma limited partnership (“CLLP”, and together with Empress, the “CHK Producers”). CEMI, COI, and the CHK Producers are referred to herein collectively as the “Producers.” Gatherer and Producers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

Gatherer and Producers entered into that certain Gas Gathering Agreement (the “Agreement”) dated of even date herewith.

The Parties desire to file this Memorandum in the applicable real property records to give notice of the existence of the Agreement and certain provisions contained therein.

NOW THEREFORE, for and in consideration of the premises and mutual covenants contained in the Agreement, the Parties hereby agree as follows:

1. Certain Terms. The following terms shall have the meanings indicated below:

(A) “Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person, whether by contract, voting power, or otherwise. For purposes of this definition, Gatherer shall not be considered an Affiliate of any of Producers or any of their other Affiliates and Producers and their Affiliates (other than Gatherer) shall not be considered an Affiliate of Gatherer.

(B) “Control” (and the syntactical variants “controlling,” “controlled by,” and “under common control with”) means as to any entity the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of the power or authority, through ownership of voting securities, by contract, or otherwise, to control or direct the management and policies of the entity. Notwithstanding anything herein to the contrary, other than with respect to the term “Affiliates” as used in the definition of “Producers’ Gas”, the term “Control” and its syntactical variants shall not apply to the definition of “Producers’ Gas” or “In-Kind Gas.”

(C) “Effective Date” means November 30, 2010.

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(D) “Gas” means any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

(E) “Producers’ Springridge Reservations” means Producers’ rights (i) to operate wells producing from the Springridge Dedicated Properties as a reasonably prudent operator, (ii) to separate or process Gas prior to delivery at the Springridge Receipt Points so long as such Producers’ Gas meets the gas specifications set forth in the Agreement after such separation or processing, (iii) to use Gas produced from the Springridge Dedicated Properties for lease operations, and (iv) to pool, communitize, or unitize Producers’ interests in the Springridge Dedicated Properties.

(F) “Springridge AMI” means the geographic area described in Exhibit A hereto.

(G) “Springridge Dedicated Properties” means all interests of Producers and their Affiliates (and their successors and assigns) in oil, gas, and/or mineral leases in so far as covering or pertaining to the Applicable Formations within the Springridge AMI, whether now owned or hereafter acquired, and all Gas produced or delivered therefrom or attributable thereto, and all interests of Producers or their Affiliates (and their successors and assigns) in all oil or gas wells, whether now existing or drilled hereafter, on, or completed on, lands covered by any such oil, gas, and/or mineral lease or on other lands within the Springridge AMI, including the wells described in Part I of Exhibit B, but excluding (i) any oil, gas, and/or mineral leases purchased by Producers or their Affiliates after the Effective Date that are subject to a dedication to a gas gathering system owned and operated by a Person not an Affiliate of Producers (other than Gatherer) (other than the Springridge Gathering System) that was in effect prior to (and was not entered into in connection with or as part of) such acquisition (but only to the extent of such dedication), (ii) the properties described in Part II of Exhibit B, and (iii) any other non-material properties dedicated by Producers as of the Effective Date to a gathering system owned and operated by a Person not an Affiliate of Producers (other than Gatherer), not to exceed 3,200 Net Mineral Acres.

(H) “Springridge Delivery Points” means (i) the points identified in Schedule A2 to the Agreement at which Gas is delivered to a Springridge Receiving Transporter by Gatherer, (ii) any additional delivery points that, from time to time, are added at the request of Producers (at Producers’ expense without tax gross up) to the Springridge Gathering Systems after the Effective Date to permit delivery of Gas to the same or other Springridge Receiving Transporters, and (iii) any additional delivery points added to the Springridge Gathering Systems for gas lift operations at Producer’s request and expense.

(I) “Springridge Gathering System” means each of the discrete gas gathering systems described in Exhibit C, together with any modifications, alterations, replacements, extensions, or expansions made by Gatherer, from time to time,.

(J) “Springridge Receiving Transporters” means the intrastate or interstate pipeline companies, gathering companies, local distribution companies, or end-users taking delivery or custody of Producers’ Gas, or immediately downstream of, a Springridge Delivery Point.

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2. Notice. Notice is hereby given of the existence of the Agreement and all of its terms, provisions, covenants and conditions to the same extent as if the Agreement was fully set forth herein. Certain provisions of the Agreement are summarized in Sections 3 through 6 below.

3. Term. The term of the Agreement commenced on the Effective Date and, unless terminated sooner in accordance with its terms, continues in effect through December 31, 2020 (the “Primary Term”) and continues in effect from year to year thereafter, unless terminated by either Party upon notice to the other Party no less than 6 months prior to the end of the Primary Term or any
12-month period thereafter.

4. Dedication. Subject to the terms and conditions of the Agreement, including, without limitation, those relating to Producers’ Springridge Reservations, Producers have (i) exclusively dedicated and committed to the performance of the Agreement the Springridge Dedicated Properties, (ii) represented that the Springridge Dedicated Properties are not otherwise subject to any other gas gathering agreement or other commitment or arrangement that would permit or require Producers’ Gas from the Springridge Dedicated properties to be gathered or any other gas gathering system, (iii) agreed not to deliver any Gas produced from the Springridge Dedicated Properties and owned or controlled by Producers or their Affiliates to any other gas gatherer, gas purchaser, gas marketer, or other person prior to the Springridge Delivery Points, and (iv) agreed to cause any existing or future Affiliates of Producers to be bound by, and to execute and join as a party, the Agreement.

5. Gathering Services. Gatherer has agreed to connect, receive, gather, compress, dehydrate, treat, and process, as applicable, and redeliver, any Gas produced from or otherwise attributable to the Springridge Dedicated Properties and owned or controlled by Producers or their Affiliates, on the Springridge Gathering System, for the fees and on and subject to the terms and conditions provided in the Agreement.

6. Covenant Running with the Land. The dedication and commitment made by Producers and their Affiliates referenced in Section 4 above is a covenant running with the land. Any transfer by Producers or their Affiliates of any of Producers’ interests in the Springridge Dedicated Properties shall comply with Article 9 of the Agreement.

7. Incorporation of Terms. The terms and conditions of the Agreement are incorporated herein and made a part hereof for all purposes by this reference. In the event of a conflict between the terms of the Agreement and the terms of this Memorandum, the terms of the Agreement shall govern and control.

8. Counterparts of Conveyance. Executed counterparts of the Agreement are in possession of Producers, CEMI, COI, and Gatherer and are available for review at the offices of Gatherer at the address set forth above.

9. Exhibits. All references in this Memorandum to exhibits and schedules are to the exhibits and schedules to this Memorandum unless otherwise specified. All exhibits attached hereto are hereby made a part hereof and incorporated herein by reference. References in such exhibits to instruments on file in the public records are notice of such instruments for all

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purposes. Unless provided otherwise, all recording references in such exhibits are to the appropriate records of the parishes in which the Springfield Dedicated Properties are located.

10. Counterparts. This Memorandum may be executed in one or more originals, but all of which together shall constitute one and the same instrument.

11. Contact Information. The contact information of the Parties is as follows:

If to Chesapeake Midstream Partners, L.L.C., to:

Chesapeake Midstream Partners, L.L.C.

777 Northwest Grand Avenue

Oklahoma City, OK 73118

Attention: Nick Dell-Osso

Fax: (405) 840-6125

With a copy to:

Vinson & Elkins LLP

1001 Fannin Street

Suite 2300

Houston, TX 77002-6760

Attention: Alan Beck

Phone: (713) 758-3638

Fax: (713) 615-5620

With a copy to:

Global Infrastructure Management, LLC

12 East 49th Street

38th Floor

New York, NY 10017

Attention: Salim Samaha

Fax: (646) 282-1599

If to Chesapeake Energy Marketing, Inc., Chesapeake Operating, Inc.,

Chesapeake Louisiana L.P. or Empress, L.L.C.

Chesapeake Energy Marketing, Inc.

6100 North Western Avenue

Oklahoma City, OK 73118

Attention: James C. Johnson

Fax: (405) 849-9163

And

Attention: Mark C. Edge

Fax: (405) 849.9239

[signature pages follow]

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EXECUTED AND EFFECTIVE as of the date first above written.

WITNESSES:	GATHERER:

MAGNOLIA MIDSTREAM GAS SERVICES, L.L.C.

Printed Name:

By:
J. Mike Stice

Printed Name:	Chief Executive Officer

THE STATE OF                                          §

                                                                      §

COUNTY OF                                              §

BEFORE ME, the undersigned authority, and the above subscribed witnesses, on this day personally appeared                     , known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that same is the                      of Chesapeake Operating, Inc., a corporation, in its capacity as General Partner of Chesapeake Louisiana, L.P., a                      limited partnership, and that he/she executed the same as the free act and deed of such limited partnership, for the purposes and consideration therein expressed, in the capacity therein stated and with the authorization of the limited partnership.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the                      day of December, 2010.

Notary Public

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EXECUTED AND EFFECTIVE as of the date first above written.

WITNESSES:	CEMI:

CHESAPEAKE ENERGY MARKETING, INC.

Printed Name:

By:
James C. Johnson

Printed Name:	President

THE STATE OF                                          §

                                                                      §

COUNTY OF                                              §

BEFORE ME, the undersigned authority, and the above subscribed witnesses, on this day personally appeared                     , known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that same is the                      of Chesapeake Operating, Inc., a corporation, in its capacity as General Partner of Chesapeake Louisiana, L.P., a                      limited partnership, and that he/she executed the same as the free act and deed of such limited partnership, for the purposes and consideration therein expressed, in the capacity therein stated and with the authorization of the limited partnership.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the                      day of December, 2010.

Notary Public

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EXECUTED AND EFFECTIVE as of the date first above written.

WITNESSES:	COI:

CHESAPEAKE OPERATING, INC.

Printed Name:

By:
Jennifer M. Grigsby
Senior Vice President, Treasurer and Corporate Secretary

Printed Name:

THE STATE OF                                          §

                                                                      §

COUNTY OF                                              §

BEFORE ME, the undersigned authority, and the above subscribed witnesses, on this day personally appeared                     , known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that same is the                      of Chesapeake Operating, Inc., a corporation, in its capacity as General Partner of Chesapeake Louisiana, L.P., a                      limited partnership, and that he/she executed the same as the free act and deed of such limited partnership, for the purposes and consideration therein expressed, in the capacity therein stated and with the authorization of the limited partnership.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the                      day of December, 2010.

Notary Public

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EXECUTED AND EFFECTIVE as of the date first above written.

WITNESSES:	CHK PRODUCERS:

EMPRESS, L.L.C.

Printed Name:

By:
Jennifer M. Grigsby
Senior Vice President, Treasurer and Corporate Secretary

Printed Name:

THE STATE OF                                          §

                                                                      §

COUNTY OF                                              §

BEFORE ME, the undersigned authority, and the above subscribed witnesses, on this day personally appeared                     , known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that same is the                      of Chesapeake Operating, Inc., a corporation, in its capacity as General Partner of Chesapeake Louisiana, L.P., a                      limited partnership, and that he/she executed the same as the free act and deed of such limited partnership, for the purposes and consideration therein expressed, in the capacity therein stated and with the authorization of the limited partnership.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the                      day of December, 2010.

Notary Public

8

EXECUTED AND EFFECTIVE as of the date first above written.

WITNESSES:	CHK PRODUCERS:

CHESAPEAKE LOUISIANA, L.P.

Printed Name:	By: CHESAPEAKE OPERATING, INC.
Its General Partner

Printed Name:

By:
Jennifer M. Grigsby
Senior Vice President, Treasurer and Corporate Secretary

THE STATE OF                                          §

                                                                      §

COUNTY OF                                              §

BEFORE ME, the undersigned authority, and the above subscribed witnesses, on this day personally appeared                     , known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that same is the                      of Chesapeake Operating, Inc., a corporation, in its capacity as General Partner of Chesapeake Louisiana, L.P., a                      limited partnership, and that he/she executed the same as the free act and deed of such limited partnership, for the purposes and consideration therein expressed, in the capacity therein stated and with the authorization of the limited partnership.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the                      day of December, 2010.

Notary Public

9

Exhibit A

[Springridge AMI]

Exhibit B

[Springridge Dedicated Wells, Receipt Points, Fees, and Pressures]

Exhibit C

Springridge Gathering System

GGS Name	CMP Area	Location / Parish	Location / State	Active Constructed Pipe Length in Miles	Constructed Pipe Not in Service Length in Miles	# ROW Agreements	# ROW Related Permits
Springridge GGS	Haynesville	Caddo and Desoto	LA	180.88	5.88	977	119

Exhibit H

MARKETING AND NONCOMPETE AGREEMENT

THIS MARKETING AND NONCOMPETE AGREEMENT (this “Agreement”), dated as of December __, 2010 (the “Effective Date”), is by and among (i) Magnolia Midstream Gas Services, L.L.C., a Delaware limited liability company (“Gatherer”), and (ii) Chesapeake Energy Marketing, Inc., an Oklahoma corporation (“CEMI”), Chesapeake Louisiana L.P., an Oklahoma limited partnership (“CLLP”) and Empress, L.L.C., an Oklahoma limited liability company (“Empress” and, collectively with CEMI and CLLP, the “Producers”). Gatherer and Producers are referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

A. Gatherer owns and operates natural gas gathering systems and related facilities in Texas and Louisiana (the “Gathering Systems”).

B. Gatherer and Producers are parties to a Gas Gathering Agreement, dated of even date herewith (as amended or modified from time to time during the term of this Agreement, the “Gathering Agreement”).

C. Under the Gathering Agreement, Gatherer has agreed to provide gathering, compression, dehydration, treating, and processing services for gas delivered by Producers to the Gathering Systems, on the terms and subject to the conditions in the Gathering Agreement.

D. Gatherer now desires to appoint CEMI as its agent to perform certain activities in connection with the Gathering System and (i) the Producers, as consideration for Gatherer appointing CEMI agent hereunder and as additional consideration for Gatherer performing its obligations under the Gathering Agreement, have agreed to certain non-compete covenants with respect to the Gathering Agreement, as more fully provided herein, and (ii) Gatherer, as consideration for CEMI agreeing to act as agent hereunder and as additional consideration for the Producers performing their respective obligations under the Gathering Agreement, has agreed to certain non-compete covenants with respect to the purchase of gas, each case as more fully provided herein.

Agreements:

NOW, THEREFORE, in consideration of the covenants in this Agreement, Producers and Gatherer agree as follows:

1. Definitions. The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person, whether by contract, voting power, or otherwise. For purposes of this definition, the MLP Entities shall not be considered an Affiliate of any of Producers or any of their other Affiliates and Producers and their Affiliates (other than

1

Gatherer) shall not be considered an Affiliate of the MLP Entities. Additionally, none of the following shall be considered an Affiliate of Gatherer: (i) Credit Suisse Group or the General Electric Company, or their respective Affiliates that are not under the control of Global Infrastructure Management, LLC (solely as a result of their respective involvement in Global Infrastructure Management, LLC and the funds controlled or managed thereby), (ii) any limited partner in any fund managed by Global Infrastructure Management, LLC (solely as a result of its status as a limited partner in such fund), or (iii) any portfolio companies of Global Infrastructure Management, LLC with immaterial gas purchasing or marketing activities in the Springridge AMI.

“Agreement” is defined in the preamble.

“Applicable Law” means any applicable law, statute, rule, regulation, ordinance, order, or other pronouncement, action, or requirement of any Governmental Authority.

“CEMI” is defined in the preamble.

“Control” (and the correlative terms “Controlling,” “Controlled by,” and “under common Control with”) means as to any entity the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of the power or authority, through ownership of voting securities, by contract, or otherwise, to control or direct the management and policies of the entity.

“Effective Date” is defined in the preamble.

“Force Majeure Event” is defined in the Gathering Agreement.

“Gatherer” is defined in the preamble.

“Gathering Agreement” is defined in the recitals.

“Gathering Systems” is defined in the recitals.

“Governmental Authority” means any court, government (federal, state, local, or foreign), department, political subdivision, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

“MLP Entities” means Chesapeake Midstream Ventures, L.L.C., a Delaware limited liability company, Chesapeake Midstream GP, L.L.C., a Delaware limited liability company, and Chesapeake Midstream Partners, L.P., a Delaware limited partnership, and its subsidiaries.

“MV Mitigation Gas” is defined in the Gathering Agreement.

“Notice” is defined in Section 12.

“Party” and “Parties” are defined in the preamble.

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“Person” means any individual, corporation, partnership, joint venture, limited liability company, association (whether incorporated or unincorporated), joint-stock company, trust, Governmental Authority, unincorporated organization, or other entity.

“Producer Non-Operated Wells” is defined in the Gathering Agreement.

“Producer Wells” is defined in the Gathering Agreement.

“Producers” is defined in the preamble.

“Services” is defined in Section 4.

“Springridge AMI” is defined in the Gathering Agreement.

“Transaction Documents” is defined in the Asset Purchase Agreement, dated as of November __, 2010, by and among Gatherer, Louisiana Midstream Gas Services, L.L.C., an Oklahoma limited liability company, and                     , an                     .

2. Term. Unless terminated sooner as provided below, the term of this Agreement shall commence on the Effective Date and continue in effect through the close of December 31, 2020 and shall continue in effect from month to month thereafter, unless terminated by either Party upon Notice to the other Party no less than 30 days prior to the end of the initial term or any month thereafter. A Party may terminate (or partially terminate) this Agreement early as follows:

(i)	by Gatherer if (A) any Producer fails to perform any of their material obligations under this Agreement and (B) such failure is not cured by Producers within 60 Days after Notice thereof by Gatherer to Producers;

(ii)	by Producers if (A) Gatherer fails to perform any of its material obligations under this Agreement and (B) such failure is not cured by Gatherer within 60 Days after Notice thereof by Producers to Gatherer; or

(iii)	by Gatherer, as to CEMI’s appointment as agent under Section 3 and as to the performance of all or part of the Services under Section 4, if (A) CEMI fails to perform any of its material obligations under this Agreement and (B) such failure is not (x) excused by a Force Majeure Event under Section 10 or (y) cured by CEMI within 60 Days after Notice thereof by Gatherer to CEMI.

3. Appointment of Agent. Gatherer hereby appoints CEMI as its agent for the limited purpose of performing the Services described in Section 4 below, and CEMI accepts such appointment, upon and subject to the terms and conditions of this Agreement. Any third party dealing with CEMI’s authorized representatives shall, for all purposes, be entitled to rely solely upon the presentation of this instrument or a photocopy or facsimile copy hereof and shall have no obligation to make further inquiry as to the power or authority of CEMI, as agent, to act on behalf of Gatherer within the scope of the authority expressly granted herein.

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4. Duties of Agent. CEMI, acting as agent for Gatherer, shall have the authority to purchase gas on behalf of Gatherer, at agreed market responsive prices and for an agreed marketing fee, to settle accrued gas imbalances on the Gathering Systems, when requested by Gatherer. Such marketing fee charged by CEMI shall be reasonable and no less favorable to Gatherer than the fees CEMI charges to other Persons, including its Affiliates, for the same or similar services. The activities and services performed hereunder are referred to as the “Services.” CEMI shall have no rights, powers, or duties to perform or provide any other services or activities on behalf of Gatherer, unless requested and agreed to by Gatherer.

5. Noncompete Covenants. (a) As consideration for CEMI being designated Gatherer’s agent to perform the Services as provided above and as additional consideration to Gatherer for performing its obligations under the Gathering Agreement on behalf of Producers, except for the permitted activities described in Section 6 below, Producers hereby covenant and agree not to, and agree to cause their Affiliates not to, during the term hereof, directly or indirectly, engage in or participate in activities to gather or transport natural gas in the Springridge AMI, whether for their own account or on behalf of third parties.

(b) As consideration for CEMI acting as Gatherer’s agent to perform the Services as provided above and as additional consideration to Producers for performing their respective obligations under the Gathering Agreement, Gatherer hereby covenants and agrees not to, and agrees to cause its Affiliates not to, during the term hereof, engage in or participate in activities to purchase or market natural gas in the Springridge AMI if CEMI or its Affiliates are then performing, or willing to perform, such activities on behalf of Gatherer.

6. Permitted Activities. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to prohibit or restrict:

(i)	Producers or their Affiliates from gathering or delivering MV Mitigation Gas under the Gathering Agreement;

(ii)	Producers or any of their Affiliates from conducting gas processing activities or owning gas processing facilities in the Springridge AMI to the extent permitted by the Gathering Agreement;

(iii)	Producers or any of their Affiliates from constructing and owning gathering facilities necessary to deliver gas and perform their obligations under the Gathering Agreement or under the excluded contracts described in Schedule A3 of the Gathering Agreement;

(iv)	Producers or any of their Affiliates from gathering or transporting gas in the Springridge AMI that is attributable to their working interests in Producer Non-Operated Wells or Producer Wells that are released under the Gathering Agreement;

(v)	Producers or any of their Affiliates from conducting other activities which are permitted or required under the Gathering Agreement or the other Transaction Documents;

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(vi)	Producers or any of their Affiliates from conducting any activities outside of the Springridge AMI; or

(vii)	Gatherer from purchasing gas to satisfy and manage the operational requirements for its facilities in the Springridge AMI.

7. Remedies for Violation of Noncompete. The Parties recognize that the covenants and obligations in Section 5 relate to special and unique matters and the conditions and restraints herein are necessary for the reasonable protection of the respective Parties and are reasonable as to subject matter, length of time, and geographic area. The Parties further acknowledge and agree that a violation of any of the terms hereof by either Party or its Affiliates would cause irreparable injury to such Party in an amount that would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Parties shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the other Party or their Affiliates of any of the covenants in Section 5, and each Party shall have the right of injunctive relief requiring specific performance by the breaching Party of its obligations under Section 5, and the Parties hereby consent and agree to the entry of such injunctive relief.

8. Invalidity of Duration or Scope. The Parties acknowledge their belief and agreement that the duration and scope of the noncompetition covenants of Producers set forth herein are fair and reasonable. If any restriction contained in this Agreement is determined by any court of competent jurisdiction to be invalid or unenforceable in any particular area or jurisdiction, or to be enforceable in such area or jurisdiction only if modified in duration or scope, each of the Parties agrees that:

(i)	this Agreement shall be automatically amended and modified in duration or scope, without any further action by any of the Parties, so as to provide the maximum duration and/or scope enforceable in accordance with Applicable Law;

(ii)	the reviewing court is authorized and empowered to rewrite any such unenforceable provision in a manner which will result in such restriction being enforceable; and

(iii)	the terms and provisions of this Agreement shall remain in full force and effect, as originally written, in all other areas and jurisdictions.

9. Applicable Law. This Agreement shall be subject to all Applicable Laws and to any other applicable rules, regulations, or orders of any Governmental Authority having jurisdiction, and the Parties shall be entitled to regard all Applicable Laws as valid and may act in accordance with them until such time as they may be declared invalid by final judgment of a court of competent jurisdiction and such judgment is not subject to appeal.

10. Force Majeure. If a Party is rendered unable, wholly or in part, by reason of a Force Majeure Event to perform its obligations under this Agreement, then such Party’s obligations shall be suspended to the extent affected by the Force Majeure Event. The Party whose performance is affected by a Force Majeure Event must provide Notice to the other Party. Initial Notice may be given orally, but Notice with reasonably full particulars of the Force

5

Majeure Event is required as soon as reasonably possible after the occurrence of the Force Majeure Event. The Party affected by a Force Majeure Event shall use reasonable commercial efforts to (i) remedy and (ii) mitigate the effects of the Force Majeure Event.

11. Binding Effect. Neither Party shall assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

12.	Notices.

(a) Form of Notice. All notices, invoices, payments, and other communications made under this Agreement (“Notice”) shall be in writing and sent to the addresses shown in Annex I hereto.

(b) Method. All Notices may be sent by facsimile, a nationally recognized overnight courier service, first class mail, or hand delivered.

(c) Delivery. Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission. If the Day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving Party. Notice by first class mail shall be considered delivered five Business Days after mailing.

13.	[Intentionally Deleted]

14. Governing Law. This Agreement shall be construed, enforced, and interpreted according to the laws of the State of Texas, without regard to the conflicts of law rules thereof. Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Harris County, Texas over any dispute or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or action. A judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

15. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

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16. Enforceability. If any provision in this Agreement is determined to be invalid, void, or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Agreement.

17. No Waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

18. Rules of Construction. In construing this Agreement, the following principles shall be followed:

(1)	no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(2)	examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(3)	the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(4)	a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

(5)	unless otherwise specified, the plural shall be deemed to include the singular, and vice versa; and

(6)	each gender shall be deemed to include the other genders.

19. No Third Party Beneficiaries. There is no third party beneficiary to this Agreement.

20. Agreements Superceded. This Agreement, together with the Transaction Documents, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby or in the Transaction Documents, whether oral or written.

21. Headings. The headings and subheadings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the Parties and shall not be used to construe or interpret the provisions of this Agreement.

22. Relationship of Parties. (a) Except as provided in Sections 3 and 4 of this Agreement, no Party shall be an agent, partner, joint venturer, or legal representative of any other Party for any purpose whatsoever, and no Party is authorized to assume or create any obligation, liability, or responsibility, expressed or implied, on behalf of or in the name of any other Party or to bind any other Party to any third party in any manner whatsoever. Any provision of this Agreement that appears to give Gatherer a measure of control over the details of the Services shall be deemed to mean that CEMI shall follow the provisions hereof in order to accomplish the

7

desires of Gatherer, but Gatherer shall look to CEMI for results only and shall have no right at any time to direct or supervise CEMI’s servants or employees in the performance of such work or as to the manner, means, and method in which the Services are performed. No one employed by CEMI or its Affiliates shall be deemed to be an employee, agent or servant of Gatherer. Except as expressly stated in this Agreement, none of the Parties shall have any separate obligations or duties, including any fiduciary duties or other implied duties.

(b) CEMI and its Affiliates are in the business of buying and selling gas and other products throughout the United States for their own account or for the account of others, and nothing in this Agreement shall prohibit CEMI and its Affiliates from doing so. Notwithstanding anything to the contrary (other than Section 5, which is not modified or otherwise affected by the following provisions of this sentence), CEMI and its Affiliates may engage in buying, trading, or selling gas and other products even in the same geographic region as the Gathering System, CEMI shall not be obligated to disclose such activities, and such activities shall not create any liability on the part of CEMI or its Affiliates under this Agreement.

23. Confidentiality. No Party shall disclose, directly or indirectly, without the prior written consent of the other Parties the terms of this Agreement to a third party (other than the employees, lenders, counsel, accountants, investment committee members, fund participants, and agents of the Party, or a prospective or permitted assignee under Section 11, provided such Persons shall have agreed to keep such terms confidential), except (a) to comply with any Applicable Law or exchange rule, (b) to the extent necessary for the enforcement of this Agreement, or (c) to the extent necessary to comply with a regulatory agency’s reporting requirements. Each Party shall notify the other Parties of any proceeding of which it is aware which may result in disclosure of the terms of this Agreement (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure. The existence of this Agreement is not subject to this confidentiality obligation. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation. The terms of this Agreement shall be kept confidential by the Parties for one Year from the expiration or termination of this Agreement. If disclosure is required by a Governmental Authority or Applicable Law, the Party subject to such requirement may disclose the material terms of this Agreement to the extent so required, but shall promptly notify the other Parties, prior to disclosure, and shall cooperate (consistent with the disclosing Party’s legal obligations) with the other Parties’ efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of such other Parties.

[signatures on the following page]

8

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Producers:

CHESAPEAKE ENERGY MARKETING, INC.

By:	/s/ James C. Johnson
Name:	James C. Johnson
Title:	President

EMPRESS, L.L.C.

By:	/s/ Jennifer M. Grigsby
Name:	Jennifer M. Grigsby
Title:	Senior Vice President, Treasurer and Corporate Secretary

CHESAPEAKE LOUISIANA L.P.

By:	CHESAPEAKE OPERATING, INC.
its General Partner

By:	/s/ Jennifer M. Grigsby
Name:	Jennifer M. Grigsby
Title:	Senior Vice President, Treasurer and Corporate Secretary

Gatherer:

MAGNOLIA MIDSTREAM GAS SERVICES, L.L.C.

By:	/s/ J. Mike Stice
Name:	J. Mike Stice
Title:	Chief Executive Officer

[Signature Page to Marketing and Noncompete Agreement]

ANNEX 1

TO

MARKETING AND NONCOMPETE AGREEMENT

If to any of the Producers:

Chesapeake Energy Marketing, Inc.

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attention:        James C. Johnson

Telecopy:        (405) 849-9163

and

Attention:        Mark C. Edge

Telecopy:        (405) 849-9239

If to Gatherer:

Magnolia Midstream Gas Services, L.L.C.

777 NW Grand Boulevard

Oklahoma City, Oklahoma 73118

Attention: J. Mike Stice

Fax:  (405) 849-6134

with a copy to:

Global Infrastructure Management, LLC

12 East 49th Street

38th Floor

New York, New York 10017

Attention:        Salim Samaha

Facsimile:        (646) 282-1599

10

Schedule A1

Springridge Gathering System

GGS Name	CMP Area	Location / Parish	Location / State	Active Constructed Pipe Length in Miles	Constructed Pipe Not in Service Length in Miles	# ROW Agreements	# ROW Related Permits
Springridge GGS	Haynesville	Caddo and Desoto	LA	180.88	5.88	977	119

Schedule A2

[Springridge Delivery Points]

Schedule A3

[Springridge Dedicated Wells, Receipt Points, Fees, and Pressures]

Schedule A4

[Springridge AMI]

Schedule A5

Year	Springridge Annual minimum Volume
(Mcf per year)
2011	103,741,500
2012	118,462,500
2013	134,581,500

Schedule A6

Springridge Illustrative Fee Redetermination

($ in millions, except as otherwise indicated)
		Redetermination Period 13 Months																				Year
		2011		2012		2013		2014		2015		2016		2017		2018		2019		2020		Thereafter
Revenues from Producers
	Original South Annual Volumes (Mcf)		**		**		**		**		**		**		**		**		**		**
	Original North Annual Volumes (Mcf)		**		**		**		**		**		**		**		**		**		**
	Original Springridge Annual Volumes (Mcf)		**		**		**		**		**		**		**		**		**		**
	Original Springridge South Fee Projections ($/Mcf)	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Original Springridge North Fee Projections ($/Mcf)	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Original Springridge Blended Fee Projections ($/Mcf)	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Original Springridge Revenue Projections	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
**	Actual Springridge Volumes (Mcf)		**		**		**		**		**		**		**		**		**		**
	Actual Springridge Fees Before Surcharge/Credit ($/Mcf)	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Surcharge (Credit) ($/Mcf)	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Actual Springridge Fees ($/Mcf)	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Actual Springridge Revenues Before Surcharge / Credit	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Surcharge (Credit) Realized in Period	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Actual Springridge Revenues (Including Surcharge / Credit)	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Original Springridge Revenue Projections	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Actual Springridge Revenues (Including Surcharge / Credit)	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Applicable Springridge Revenue Difference (Including Surcharge/Credit)	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
Compression Expenses
	Original Springridge Compression Expense	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
**	Actual Springridge Compression Expense	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Springridge Compression Expense Difference	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
Capital Expenditures and Ad Valorem
	Original Springridge Cap Ex Projections	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
**	Actual Springridge Cap Ex	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Total Cap Ex Difference	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Cumulative Cap Ex Difference	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Accumulated Depreciation on Cap Ex Difference		**		**		**		**		**		**		**		**		**		**
	Net Value of Cap Ex Difference	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
**	Estimated Cap Ex Ad Valorem Tax Change (1)	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
Redetermination Calculations (Annual + Final True-Up Payment)
	Applicable Springridge Revenue Difference (Including Surcharge / Credit)	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Springridge Compression Expense Difference	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Estimated Cap Ex Ad Valorem Tax Change (1)	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Total Cap Ex Difference	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$		$	**
	Annual Net Cash Flow Difference	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Beginning Cash Flow Differential	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	Annual Net Cash Flow Difference	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
	True-up Payment by Producers (to Producers)	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**
**	Ending Cash Flow Differential (Including Gross-Up for Target IRR)	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**	$	**

13 Months
		2011		2012		2013		2014		2015			2016		2017		2018		2019		2020
Surcharge (Credit) Calculation
	Ending Cash Flow Differential (Including Gross-Up for Target IRR)	$	**	$	**	$	**	$	**	$	**		$	**	$	**	$	**	$	**	$	**
**	÷ Actual Volume Used for Surcharge (Credit) Calculation (2)		**		**		**		**		**			**		**		**		**		**
	Surcharge (Credit) Needed ($/Mcf)	$	**	$	**	$	**	$	**	$	**		$	**	$	**	$	**	$	**	$	**
**	Max Incremental Fee Change Allowed Each Year (15% Annual Cap) ($/Mcf) (3)	$	**	$	**	$	**	$	**	$	**		$	**	$	**	$	**	$	**	$	**
	Surcharge (Credit) Applied in Each Year ($/Mcf)			$	**	$	**	$	**	$	**		$	**	$	**	$	**	$	**	$	**

	÷ Actual Volume Used for Surcharge (Credit) Calculation (2)						**		**		**			**		**		**		**		**
	Surcharge (Credit) Applied to Current Year ($/Mcf)					$	**	$	**	$	**		$	**	$	**	$	**	$	**	$	**
	Surcharge (Credit) Realized in Period						**		**		**			**		**		**		**		**

	True-up Payment by Producers (to Producers)																				$	**

NPV Calculation
	Applicable Springridge Revenue Difference (Including Surcharge/Credit)	$	**	$	**	$	**	$	**	$	**		$	**	$	**	$	**	$	**	$	**
	Springridge Compression Expense Difference	$	**	$	**	$	**	$	**	$	**		$	**	$	**	$	**	$	**	$	**
	Estimated Cap Ex Ad Valorem Tax Change (1)	$	**	$	**	$	**	$	**	$	**		$	**	$	**	$	**	$	**	$	**
	Total Cap Ex Difference	$	**	$	**	$	**	$	**	$	**		$	**	$	**	$	**	$	**	$	**
	True-up Payment by Producers (to Producers)	$	**	$	**	$	**	$	**	$	**		$	**	$	**	$	**	$	**	$	**
	Annual Net Cash Flow Difference (+) True-Up Payment	$	**	$	**	$	**	$	**	$	**		$	**	$	**	$	**	$	**	$	**

	NPV Calculation	$	**				Target IRR				**	%

(1)	For simplicity, the Estimated Cap Ex Ad Valorem Tax Change is calculated based upon the differences between (A) the Actual Springridge Cap Ex and (B) the Original Springridge Cap Ex Projections, to be calculated based on **% of the cumulative difference in any given year in such capital expenditures and calculating accumulated depreciation using 20-year straight line method.
(2)	**% of last year’s Actual Volume used for Surcharge (Credit) calculation.
(3)	**% multiplied by ‘Actual Springridge Fees on a $/Mcf basis (including surcharge)’; applied to the following year volumes.

Schedule A7: Minimum Volume Commitment Example

($ thousands)	2011		2012		2013
Annual Springridge Gathered Volumes (Mcf)		**		**		**

Springridge Annual Minimum Volume (Mcf)		**		**		**

Difference		**		**		**

A - Deficit Volumes		** A		**		**

Illustrative Adjustments:
B - Annual Springridge Excess Volumes		**		** B		** B
C - Springridge Delayed Connections Volumes		**		** C		** C
D - Force Majeure Volumes		**		**		**
E - Maintenance Suspension Volumes		**		**		** E
Illustrative Adjusted Springridge Annual Minimum Volume (Mcf)		**		**		**

Springridge Fees ($ / Mcf)	$	**	$	**	$	**
Illustrative Payments:(1)
Monthly Invoiced Amount	$	**	$	**	$	**
True Up Payment	$	**	$	**	$	**

Illustrative Total Payments (1)	$	**	$	**	$	**

(1)	Illustrative payments, which does not reflect total charges under the GGA, e.g., does not include electric and other charges.
A	- Assumes a **% volume shortfall relative to the Springridge Annual Minimum Volume Commitment in 2011.
Description	of Illustrative Adjustments:
B	- Assumes Producers’ Gas exceeds Springridge Annual Minimum Volume Commitment by **% in 2012.
C	- Springridge Delayed Connections Volumes; annual adjustments based on volume shift as per the Springridge Type Curve. Example illustratively assumes 10 wells delayed for a period of 3 months in 2012 (July 1 to October 1); see example volume adjustment for one well below.
D	- Force Majeure Volumes; annual adjustments based on volume shift as per the Springridge Type Curve under same methodology as Springridge Delayed Connections Volumes.
E	- Maintenance Suspension Volumes; adjustments may result only in a decrease in Adjusted Springridge Annual Minimum Volume.

Illustrative Springridge Delayed Connections Volumes (1 well example)

	2011		2012		2013		Total
Illustrative Volume Shift (Mcf):(1)
Illustrative Volume - Target Completion Date (7/1/2012)	*	*	*	*	*	*	*	*
Illustrative Volume - Delayed Connection (10/1/2012)	*	*	*	*	*	*	*	*

Illustrative Impact on Adjusted Springridge Annual Minimum Volume	*	*	*	*	*	*	*	*

(1)	Volume based on well production profile as per the Springridge Type Curve. Example illustratively assumes 1 well delayed from a target Completion Date of 7/1/2012 by 3 months to 10/1/2012.

Methodology For Volume Increases / Decreases

Methodology applied to any Springridge Delayed Connections Volumes and Force Majeure Volumes

(1)	In the event of a Springridge Delayed Connection, Adjusted Springridge Annual Minimum Volume decreased during period of delay based on Springridge Type Curve. Adjustment based on Springridge Type Curve to include period from target Completion Date to end of Minimum Volume Period.
(2)	Upon actual connection, Adjusted Springridge Annual Minimum Volume increased based on Springridge Type Curve. Adjustment based on Springridge Type Curve to include period from actual connection to end of Minimum Volume Period.
(3)	In each year, net impact of (1) and (2) above is increase / decrease to Adjusted Springridge Annual Minimum Volume. At end of Minimum Volume Period, any remaining volume attributable to the Springridge Annual Minimum Volume over the Minimum Volume Period is accumulated in the final period of the Minimum Volume Period. In no event should total volume adjustments reduce the nominal Springridge Minimum Volume.

Schedule A8

[Springridge Type Curve]

Schedule A9

[Intentionally Omitted]

Schedule A10

Springridge North Compression Fees
Monthly Fee Table
December 2010-December 2012

	MMcf/D	2010 Fee $/Mcf			2011 Fee $/Mcf			2012 Fee $/Mcf
Tier 1	**-**	$	*	*	$	*	*	$	*	*
Tier 2	**-**	$	*	*	$	*	*	$	*	*
Tier 3	**-**	$	*	*	$	*	*	$	*	*
Tier 4	**-**	$	*	*	$	*	*	$	*	*
Tier 5	**-**	$	*	*	$	*	*	$	*	*
Tier 6	**+	$	*	*	$	*	*	$	*	*

Schedule A11

[Producers’ Operatorships]